As filed with the Securities and Exchange Commission on December 18, 2006
Registration Number 333-136220

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NANOSENSORS, INC.
(Name of Small Business Issuer in its Charter)

Nevada	3829	20-0452700
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1800 Wyatt Drive, Suite No. 2
Santa Clara, California 95054
(408) 855-0051
(Address and telephone number of principal executive offices)

Dr. Ted L. Wong
Chief Executive Officer
Nanosensors, Inc.
1800 Wyatt Drive, Suite No. 2
Santa Clara, California 95054
(408) 855-0051
(Name, address and telephone number of agent for service)

Copies to:
Victor J. DiGioia, Esq.
Michael A. Goldstein, Esq.
Goldstein & DiGioia, LLP
45 Broadway
New York, New York 10006
(212) 599-3322

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001	198,650,000	$0.0415	$8,243,975	$882.11

Common Stock, underlying 2006 Warrants, par value $0.001 (3)	172,950,000	$0.0415	$7,177,425	$767.98

Common Stock, underlying 2005 Warrants, par value $0.001 (4)	3,000,000	$0.0415	$124,500	$13.32

Total	374,600,000	—	—	$2,060.75	*

* Total fee previously paid.

(1)   All of the shares registered pursuant to this registration statement are to be offered by selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced below.

(2)   Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the bid and asked prices on the OTC Bulletin Board on July 27, 2006.

(3)   Represents shares of common stock issuable upon exercise of warrants held by the selling stockholders with an initial per share exercise price of $0.04. In accordance with Rule 457(g), the registration fee for these shares is calculated upon a price which represents the highest of (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

(4)   Represents shares of common stock issuable upon exercise of warrants held by the selling stockholders with an initial per share exercise price of $0.01. In accordance with Rule 457(g), the registration fee for these shares is calculated upon a price which represents the highest of (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated December 18, 2006

NANOSENSORS, INC.

374,600,000 Shares of Common Stock

This prospectus relates to the sale of up to 374,600,000 shares of our common stock which may be offered by the selling stockholders identified in this prospectus. The shares offered in this prospectus include:

•	172,950,000 shares of common stock issued to investors in our 2006 private placement

•	172,950,000 shares of common stock issuable upon exercise of warrants issued to investors in our 2006 private placement

•	25,700,000 shares of common stock owned by certain selling stockholders initially issued in 2004 and 2005; and

•	3,000,000 shares of common stock issuable upon exercise of warrants owned by certain selling stockholders issued in 2005.

We will not receive any proceeds from the resale of shares of our common stock. However, we may receive proceeds from the exercise of the warrants referred to above, unless the warrants are exercised under a “cashless exercise” right.

Our common stock currently trades on the Over the Counter Bulletin Board (“OTC Bulletin Board”) under the symbol “NNSR.OB.” On December 14, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $0.013 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________, 2006

You may only rely on the information contained in this prospectus or that we have referred you to. Neither we nor the selling stockholders have authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission, or SEC, on behalf of the selling stockholders utilizing a “shelf” registration process. Under this process, the selling stockholders may from time to time sell the shares of our common stock covered by this prospectus in one or more offerings (subject to the restrictions described in this prospectus). This prospectus provides you with a general description of the securities that the selling stockholders may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering by the selling stockholders will be set forth in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock. Unless the context otherwise requires, Nanosensors, Inc. is referred to throughout this prospectus as “Nanosensors,” “we,” “us” or “our company.”

About Us

   We are a Nevada corporation incorporated on December 23, 2003. Our principal business is the development, manufacture and marketing of sensors and instruments, along with the management of intellectual property derived from such devices that will enable us to create nanoscale products. These sensors are designed to detect specified levels of targeted specific biological, chemical and explosive (herein referred to as “BCX”) agents in a number of settings, including areas that are a risk in the post 9/11-era. We believe there is a real need for products that can detect the existence of BCX agents in such places as airports, bus terminals, railway stations, government buildings and military installations.

  Our founders established our company to attempt to bring to market devices to be used on wireless sensor networks. Our management believes that the events of 9/11 made obvious that a need exists to apply wireless sensor networks for Homeland Security applications. For this application, wireless networks were developed, but the sensors to go into the wireless networks have not been developed. We identified the opportunity to make sensors available for detection of biological, chemical and explosive agents which can be incorporated into wireless networks. These sensors are highly sensitive, small size, use low power consumption and operate remotely. Our goal is to develop sensors as silicon substrate to support safety architecture designed like the cellular phone network to safeguard any geographical location.

  We have developed a potential product for use as a portable device for screening purposes of explosives at public facilities, which could easily be deployed for first alert applications. We designed, engineered and built prototypes of a simple portable device by integrating several technologies, including those of our co-founder. Prototypes of this device have been extensively tested under simulated conditions to determine its characteristics and performance. The final evaluation of this device as a commercially viable product will be determined when the device is tested in the environment of actual explosives. As discussed in more detail below, our additional research efforts are focused on developing cost-effective advanced sensor devices with enhanced selectivity and sensitivity.

  Due to our historical needs for operating capital, and the fact that we were without available cash during most of our 2005 fiscal year, we have been unable to sustain operations and carry-out research and development activities. However, we raised $250,000 in November, 2005 in a bridge financing and completed a private financing of approximately $1,730,000 in June 2006 and have been able to continue our operations, including research and development activities, with these recent capital infusions. This registration statement is being filed in compliance with obligations we agreed to in this recently completed financing.

Proposed Products

  Management believes that present detection sensors and instruments that are being used today by the government, military and private sector provide low sensitivity, take up too much space, have a high cost and require a high level of supervision.

We will employ a range of sensor technologies, first in individual sensors and then in arrays of sensors that will measure multiple agents. Our sensors will be designed to first detect explosives, then chemical agents, followed by biological agents. Our current product programs currently include our M10 Sensor, which is a portable device that can be used to screen people for explosives as they enter into public facilities. The M10 has been through testing under simulated conditions, and the commercial viability of this sensor will be determined when it is tested with live explosives. Due to our recent working capital needs, we have not pursued commercialization of this device at this time and are re-evaluating the commercial potential of this sensor. Our recent development initiatives have been focused around the design and testing of both carbon nanotube devices for the purpose of developing field-effect transistors to detect an array of specific targeted agents and nanoporous silicon-based biosensors to detect selected bacteria, including e-coli. Management has focused on these devices based on its analysis of the commercial potential of products incorporating the technology incorporated in these sensors.

Management intends to expand the company’s sensor devices to include sensors designed to detect the presence of specific BCX agents. We expect to develop a line of instruments including hand-held battery powered devices, perimeter line powered and line and battery powered wireless motes (described in greater detail under the caption “Business” below).

Recent Events

Forward Stock Split

On December 16, 2005, a Definitive Information Statement on Schedule 14C was mailed to shareholders of record as of December 5, 2005, to notify shareholders of (i) the amendment to our Articles of Incorporation to increase in the number of authorized shares from 50 million to 500 million shares of common stock and to authorize 20 million shares of serial preferred stock, $.001 par value, and (ii) our decision to effect a 10 for 1 forward stock split in which we would issue ten (10) shares of common stock (consisting of 9 additional shares) for every one share of common stock outstanding as of January 12, 2006. We effected this forward stock split as of January 26, 2006 and it was effective on the OTCBB as of January 27, 2006. Upon the effectiveness of the forward split, the number of shares of common stock deemed to be issued and outstanding on the effective date increased from 20,642,500 to 206,425,000.

Unless otherwise noted, the share and per share data in this prospectus, including the historical financial statements, give retroactive effect to the 10 for 1 forward split.

Private Placement Offering

In June 2006, we completed a private placement of units and raised gross proceeds of $1,729,500 from the sale of a total number of units consisting of 172,950,000 shares of common stock and five-year warrants to purchase 172,950,000 shares of common stock at an exercise price of $0.04 per share.   Each unit was sold at a price of $50,000. Subsequently, as of October 12, 2006, the holders of $200,000 of units agreed to waive the escrow conditions applicable to such units and released $200,000 of funds from escrow to us as of such date and we issued these holders an aggregate of 20,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock. Currently, however, $715,000 is being retained in escrow until we satisfy certain post-closing covenants, including the effectiveness of the registration statement of which this prospectus forms a part and increasing our authorized capitalization. Accordingly, the aggregate offering proceeds released to us is $1,014,500, and the net proceeds to us, after payment of expenses and commissions, was approximately $845,000. We intend to use the offering proceeds for working capital and payment of accrued compensation.  On December 13, 2006, our stockholders approved an amendment to our Articles of Incorporation in order to increase our number of authorized shares of shares of common stock to 950,000,000 shares in accordance with the post-closing covenant required in this financing and we filed a Certificate of Amendment to our Articles of Incorporation with the State of Nevada on such date. Accordingly, we now have a sufficient number of authorized shares of common stock in order to enable us to issue the additional securities sold to the investors in this private placement following the effectiveness of the registration statement of which this prospectus forms a part and all of the shares of common stock covered by this prospectus are authorized for issuance.

After giving effect to the recent release of $200,000 from escrow, we have paid $101,450 to the selling agents and issued unit purchase warrants (a “Unit Warrant”) to the selling agents to purchase 20,290,000 units of our securities, with each unit consisting of one share common stock and one common stock purchase warrant (which, on a fully-diluted basis, would result in the issuance of an aggregate of 40,580,000 shares of common stock upon exercise). These Unit Warrants are immediately exercisable at $0.01 per unit and expire five years from the effective date of the registration statement contemplated by the Registration Rights Agreement we entered into in the private placement and the underlying warrants are also exercisable at $0.01 per share for a period of five years from such date.

After giving effect to the recent release of $200,000 from escrow, we have issued an aggregate of 101,450,000 shares of common stock and warrants to purchase 101,450,000 shares of common stock to the investors and will issue an additional 71,500,000 shares of common stock and warrants to purchase 71,500,000 shares of common stock to the investors upon our satisfaction of the post-closing covenants. In addition, assuming we are able to satisfy these post-closing covenants, we will issue and additional 14,300,000 Unit Warrants to the selling agents (which, on a fully-diluted basis, would result in the issuance of an aggregate of 28,600,000 shares of common stock upon exercise) and pay commissions to the selling agents of $71,500 upon the release of the remaining funds from escrow.

The investors also became parties to a Registration Rights Agreement, pursuant to which we agreed to file, within 40 days after closing, a registration statement covering the resale of the shares of common stock sold in the offering and the shares that we may issue upon exercise of the Warrants issued to the investors and the placement agent. Pursuant to the Securities Purchase Agreement, we agreed that 60% of the gross proceeds will remain in escrow until the registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission and we obtain shareholder approval to increase our authorized capital. The investors will have a right to demand we return the funds held in escrow if we are unable to satisfy these covenants within six months from the final closing date. As described above, on December 13, 2006, our stockholders approved an amendment to our Articles of Incorporation in order to increase our number of authorized shares of shares of common stock to 950,000,000 shares in satisfaction of the aforementioned covenant and we filed the Certificate of Amendment to our Articles of Incorporation with the State of Nevada on such date. Accordingly, all of the shares of common stock covered by this prospectus are authorized for issuance.

In addition, investors purchasing $204,500 of units in the third closing waived this escrow requirement and authorized the release of their entire investment to us. These investors also agreed to a “lock-up” provision restricting the resale of the securities purchased in the offering for a period commencing on the closing date and ending six months after the first to occur of either the date that the registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission or the date that such securities may first be sold pursuant to Rule 144. Further, as described above, as of October 12, 2006, holders of $200,000 of Units agreed to waive the escrow conditions applicable to such Units and authorized the release of an additional $200,000 to us. The securities sold in the offering have not been registered under the Securities Act of 1933, as amended, and were offered and sold in reliance upon the exemption from registration set forth in Section 4(2) thereof and Regulation D, promulgated under the Securities Act. We believe that the investors and the selling agent are “accredited investors”, as such term is defined in Rule 501(a) promulgated under the Securities Act.

New Director/Director Compensation Policy

On July 10, 2006, our board of directors appointed Robert Baron as a non-executive member of our board of directors. Mr. Baron’s biography appears elsewhere in this prospectus, under the caption “Directors and Executive Officers.” As described in greater detail in that section of this prospectus, our board also adopted a director compensation policy during the fiscal quarter ended July 31, 2006. Pursuant to that policy, we will pay non-executive members of our board an annual retainer of $18,000, pro rata based on their service during such year, and grant them options to purchase shares of common stock upon joining our board of directors and on an annual basis thereafter. The equity component of this compensation policy became effective with the approval by our stockholders of our 2006 Equity Incentive Plan on December 13, 2006.

Technical Advisory Board

On July 12, 2006, we announced that we established a Technical Advisory Board consisting of five experts in the nanotechnology industry. We formed the advisory board to assist us in identifying patented or patent-pending technologies at universities and government laboratories. Each of the advisory board members also entered into separate two-year consulting agreements with us pursuant to which we will pay each of these individuals a monthly retainer of $1,500 and grant them warrants to purchase 1,000,000 shares of our common stock.

Class A Warrant Offer

In our Report of Form 8-K filed on May 9, 2006, we stated our intention to reduce the exercise price on all of our outstanding Class A Warrants. In June 2006, we sent a notice to all holders of our outstanding Class A Warrants notifying them that we have reduced the exercise price on all of our Class A Warrants, of which there were 26,600,000 outstanding, to $0.01 for a period of 30 days. On or around September 7, 2006, we sent a second notice to all holders of our remaining outstanding Class A Warrants advising them that we agreed to extend the period of time during which the exercise price of the Class A Warrants will be reduced. At that time, there were 12,950,000 Class A Warrants outstanding. As of the date hereof, all of the remaining Class A Warrants were exercised on a cashless basis at the reduced exercise price of $0.01 and we issued an aggregate of 10,281,053 shares of common stock to such holders. These transactions were consummated in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

New Chief Operating Officer and New Employment Agreements with Executive Officers

  In August 2006, we entered into employment agreements with our Chief Executive Officer and President, Ted Wong, and our new Chief Operating Officer, Joshua Moser, in August 2006. The compensation, severance and other terms of these employment agreements are described in detail under the sub-heading “Employment Agreements” in the “Business” section of this prospectus.

Technology Licenses

We have recently entered into technology license agreements with Michigan State University and Pohang University of Science and Technology in order to acquire rights to technology that we expect to deploy in commercial sensor devices based on nanoporous silicon and carbon nanotube platforms. We are currently engaged in product design and testing activities concerning these recently licensed technologies. Pursuant to these license agreements, we agreed to pay each of the licensors an up-front cash fee of $20,000 and will pay these licensors royalties of 5% of the adjusted gross sales derived from commercial applications of the licensed technologies. In addition, commencing in 2008, we will be obligated to pay each of the licensors an annual minimum payment of $10,000, which obligation increases during the term of the agreement up to a maximum of $30,000, which payment may be offset by the earned royalties. These agreements are discussed in greater detail under the sub-heading “Technology” in the “Business” section of this prospectus.

Stockholders’ Meeting

On December 13, 2006, we held our Annual Meeting of Stockholders, at which our stockholders considered and approved the following proposals: (1) the election of Ted L. Wong and Robert Baron as directors; (2) the approval of the amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to 950,000,000 shares; and (3) the adoption of our 2006 Equity Incentive Plan.

General

Our principal corporate office is located at 1800 Wyatt Drive, Suite No. 2, Santa Clara, California 95054. Our telephone number at this location is (408) 855-0051.

THIS OFFERING

Shares offered by Selling Stockholders
374,600,000 shares of common stock, including 175,950,000 shares of common stock issuable upon the exercise of warrants and unit purchase options and 71,500,000 shares that are held in escrow pending our compliance with certain post-closing conditions.

Common Stock outstanding before the Offering (1)	332,268,698

Common Stock to be outstanding after the Offering (2)	579,718,698

Use of Proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive proceeds from the exercise of the warrants, unless the warrants are exercised under a “cashless exercise” right. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 6.

OTC Bulletin Board Trading Symbol	NNSR.OB

(1)   As of December 1, 2006. Does not include (i) 280,705,000 shares of common stock issuable upon exercise of various warrants to purchase common stock outstanding as of such date (including the warrants issuable to investors and selling agents in our recent private placement that remain held in escrow); (ii) 71,500,000 shares of common stock held in escrow and (iii) 34,621,348 options granted to our employees and non-employee director under our 2006 Equity Incentive Plan.

(2)   Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants and the release from escrow of 71,500,000 shares of common stock.

RISK FACTORS

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before investing in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Related To Our Business

We have a limited operating history to evaluate our business and prospects

We are a developmental stage company incorporated in December 2003 and have a limited operating history upon which you can evaluate our business and prospects. We are still in the research and development phase of developing the products described herein and therefore are a start-up company. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends on successfully commercializing and bringing to market these products. As a result, we are unable to provide you with any information upon which you will be able to predict our future performance.

We are subject to the risks associated with a new and unproven business until revenues are generated to support a new business

We are subject to the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. Unless we are able to develop commercially saleable products and generate revenues, we will be unable to continue in business on a long-term basis. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business until such time as we are able to generate revenues to support our business. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. Such risks include, but are not limited to, our ability to obtain and retain customers and attract a significant number of new customers, the growth of the markets we intend to pursue, our ability to implement our growth strategy, especially the sales and marketing efforts, and the introduction of new products by us and our competitors. Prospective investors may lose all or a portion of their investment.

Our losses are expected to continue for an extended period of time

We have incurred recurring operating losses in each of our fiscal periods since inception (December 23, 2003) and at August 31, 2006 these losses aggregated $5,686,845. Further, we have a working capital deficit of $4,674,150 as of August 31, 2006. Included within our cumulative loss and deficit is $4,241,344 of expense attributable to the fair value of warrant liability. From inception we have incurred, and will continue to, incur significant and increasing operating losses for the next several years. We will continue to incur losses from operations resulting primarily from costs related to product development. In addition, we expect to incur significant sales and marketing expenses in the future. Because of our plans to continue research and development and invest in marketing and sales, prior to obtaining revenues we expect to incur losses for an extended period of time. Because of the numerous risks and uncertainties associated with developing and commercializing these product candidates, we are unable to predict the extent of future losses or when and if we will become profitable. Without additional funding, we will have to curtail or suspend operations unless we can guarantee sufficient revenues. If our revenue growth is slower than we anticipate or our operating expenses are greater than we expect, our losses will be significantly greater. We would then not be able to continue in business without additional funding.

We may not be able to continue as a going concern

Our accountants issued a qualified report on our financial statements as of and for the fiscal year ended November 2005. The report states that NanoSensors is currently in the development stage and we will need to generate additional working capital for its planned activities and to service its debt. This raises substantial doubt about our ability to continue as a going concern. See “Report of Independent Registered Public Accounting Firm” and the notes to our 2005 Financial Statements included elsewhere in this prospectus.

We will need additional financing to develop our proposed products and to meet our capital requirements

As of August 31, 2006, we had unrestricted cash on hand of $290,474, as compared with $191,940 on deposit in an escrow account at November 30, 2005. We have been substantially reliant on capital raised from private placements of our securities to fund our operations. We expect to incur losses from our operations resulting primarily from costs related to product development, such as research, development, marketing and sales of our proposed products. These expenditures are necessary in order for us to build and launch our products and to penetrate the markets for our products. We have funded our operating activities primarily through sales of equity and debt securities to our founders, accredited investors, and equity issued for services and a technology license. As long as we continue to incur negative cash flow from our operations, we may exhaust our capital resources without additional funding. There can be no assurance that any of our issued and outstanding warrants will be exercised. Therefore, we will need additional financing to develop our proposed products and meet our future capital requirements. We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as:

•	our future earnings, if any;

•	the availability of funds from private sources such as, loans and additional private placements, and

•	the availability of raising funds through a public offering of our securities.

Based on our current levels of research and development and including the funds release from escrow at the first closing of our recent private placement, we believe that our existing cash will be sufficient to fund our operations with the cash on hand as of August 31, 2006 for only the next six months without any revenues and/or the release of the $715,000 in proceeds currently held in escrow in connection with our most recent private placement

We will be required to raise additional capital to complete the development and commercialization of our current product candidates. Our future funding requirements will depend on many factors, including, but not limited to:

•	rate of progress and cost of our development activities, including our acquisition of technology;

•	any future decisions we may make about the scope and prioritization of the programs we pursue;

•	costs and timing of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	expenses associated with establishing sales, marketing and distribution capabilities;

•	effect of competing technological and market developments;

•	terms and timing of any collaborative, licensing and other arrangements that we may establish; and

•	general market conditions.

To date, our sources of cash have been primarily limited to the sale of equity securities. In view of our lack of an operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us and/or would be expected to be dilutive to our existing shareholders. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. Any inability to obtain required financing on sufficiently favorable terms could have a material adverse effect on our business, results of operations and financial condition. If we are unsuccessful in raising additional capital and increasing revenues from operations, we will need to reduce costs and operations substantially and may need to suspend operations. Further, if we are unable to comply with the post-closing conditions in our recent financing, if expenditures required to achieve our plans are greater than projected or if revenues are less than, or are generated more slowly than, projected, we will need to raise a greater amount of funds than currently expected.

We must comply with post-closing conditions to receive all of the proceeds raised in our recent private placement.

In our recent private placement of units, we raised total gross proceeds of $1,729,500. However, we agreed that 60% of the proceeds raised would not be released from the escrow account established for this financing until the registration statement contemplated by the Registration Rights Agreement (which is this registration statement) is declared effective by the Securities and Exchange Commission and we obtain shareholder approval to increase our authorized capital, which was obtained on December 13, 2006. Accordingly all of the shares of common stock covered by this prospectus are now authorized. After giving effect to the election by investors of a total of $404,500 to waive this escrow condition, an aggregate amount of $715,000 currently remains in escrow. If we are unable to comply with either of these requirements within six months from the final closing date, the investors may demand that we return these escrowed funds to them. In such event, the total amount of our financing will not be greater that the funds actually released to us to date ($1,014,500) and the possibility that we will need additional funds will increase. Accordingly, we must have the registration statement of which this prospectus forms a part declared effective prior to December 28, 2006 to satisfy the remaining post-closing covenant and obtain the release of the remaining funds from escrow. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us and/or would be expected to be dilutive to our existing shareholders. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. Any inability to obtain required financing on sufficiently favorable terms could have a material adverse effect on our business, results of operations and financial condition. If we are unsuccessful in raising additional capital and increasing revenues from operations, we will need to reduce costs and operations substantially and may need to suspend operations.

We have entered into technology license agreements with third parties which require us to satisfy obligations to keep them effective, and if these agreements are terminated, our technology and our business would be seriously and adversely affected.

We have entered into exclusive, long-term license agreements with Michigan State University and Pohang University of Science and Technology to incorporate their proprietary technologies into our proposed products. These license agreements require us to pay minimum royalties and satisfy other conditions, including conditions related to the commercialization of the licensed technology. We cannot give any assurance that sales of products incorporating these technologies will be sufficient to recover the amount of third-party payments. Failure by us to satisfy our obligations under these agreements may result in the modification of the terms of the licenses, such as by rendering them non-exclusive, or may give our licensors the right to terminate their respective agreement with us, which would have a serious adverse effect on us and may limit our ability to implement our current business plan.

We license certain technology from third parties which may not be adequately protected from infringement on the proprietary rights of others, which could expose us to litigation and delay our introduction of products.

We license certain technology and related rights from third parties, including Michigan State University. Our success will depend in part on our ability to maintain and enforce patent protection for this technology and to operate without infringing upon the proprietary rights of third parties. However, we cannot provide assurance that the rights underlying this license will provide proprietary protection or a competitive advantage to us. If our commercialization of the rights we have licensed are infringing on the rights of third parties, in addition to defending against any such claim, we will be required to indemnify and defend our licensors against such claims. Furthermore, in response to any infringement claim, we may need to alter our products or processes, pay further licensing fees, or challenge the validity of the patents in court. Further, there can be no assurance that a further license will be available to us, if at all, upon terms and conditions acceptable to us. Any patent litigation is costly and time consuming, and there can be no assurance that we will have sufficient resources to pursue such litigation. Any of these alternatives could cause us to incur unexpected costs and delays and may expose us to significant money damages.

Nanotechnology-enabled products are new and may be viewed as being harmful to human health or the environment.

There is increasing public concern about the environmental and ethical implications of nanotechnology that could impede market acceptance of products developed through these means. Potentially, nanotechnology-enabled products could be composed of materials such as carbon, silicon, silicon carbide, cadmium selenide or indium phosphide, and nanotechnology-enabled products have no historical safety record. Because of the size, shape, or composition of the nanostructures or because they may contain harmful elements, nanotechnology-enabled products could pose a safety risk to human health or the environment. In addition, some countries have adopted regulations prohibiting or limiting the use of certain materials that contain certain chemicals, which may limit the market for nanotechnology-enabled products. U.S. government authorities could, for social or other purposes, prohibit or regulate the use of nanotechnology. The regulation and limitation of the kinds of materials used in or to develop nanotechnology-enabled products, or the regulation of the products themselves, could harm the commercialization of nanotechnology-enabled products and impair our ability to achieve revenue from the license of nanotechnology applications.

Our business prospects are dependent upon a single business

As a result of our limited resources, the prospects for our initial success will be entirely dependent upon the future performance of a single business. If we are unsuccessful in our initial efforts, we may cease operations and you may lose your entire investment. Unlike certain entities that have the resources to operate in multiple industries or multiple segments of a single industry, we do not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses.

Our business may be adversely affected by reductions in funding by government agencies

Our business will be significantly dependent upon purchases of our products by government agencies, such as the United States Department of Transportation (including the Federal Aviation Administration) and airport authorities, the State Department, the United States military, domestic and foreign customs agencies, law enforcement agencies and correctional facilities. A reduction of government funding for security efforts or drug interdiction could materially and adversely affect our future business, financial condition and results of operations. There can be no assurance that funding for the purchase of such equipment will be continued or as to the level of such funding. Budgetary allocations for detection equipment are dependent, in part, upon government policies that fluctuate from time to time in response to political and other factors, including the public’s perception of the threat of airline bombings and other terrorist acts.

We expect that a substantial portion of current and anticipated purchases of advanced detection equipment will continue to be made by government agencies with appropriated funds.   However, we cannot be certain whether or when funds will be appropriated or allocated to or by any United States or other government agency for the purchase of detection equipment. A substantial amount of the funds appropriated to date have been and amounts appropriated in the future will continue to be used to purchase equipment utilizing other technologies, such as enhanced x-ray, CAT Scan and other bulk imaging technologies. Accordingly, there can be no assurance as to the amount that will ultimately be spent on the purchase of particle detection equipment or as to the number of our proposed products, if any, that will actually be purchased. In addition, there can be no assurance that our products will meet any certification or other requirements that may be adopted by any government agencies.

We anticipate that the sales cycle for our products will be lengthy, and we may expend a significant amount of effort to obtain sales orders and not receive them

We anticipate that the sales cycle of our products will be lengthy due to the protracted testing and approval process that typically will precede the purchase of our products by potential customers and the time required to manufacture and install our products. A significant amount of time may elapse while a potential customer evaluates our products. Another significant period of time may elapse while the customer performs on-site testing of our products before deciding whether to purchase a significant number of units. Additionally, more time may elapse while the potential customer endeavors to obtain funding, places orders and accepts delivery of our products. During the sales cycle we will expend substantial funds and management resources but recognize no immediate net revenues from such efforts. Our failure to obtain sales orders from customers after expending substantial funds and management resources trying to obtain orders may have a material adverse effect on our business, financial condition and results of operations.

Our prospective revenues depend on market acceptance of our products

We expect to derive substantially all of our revenues from the sale of our proposed products for the detection of B-C-X agents. There can be no assurance that markets for our future products will develop as we expect, or that we will be able to capitalize on such market development. In the event that such markets for our proposed products do not develop as expected we may not have the funds necessary to change our marketing plan. Similarly, there can be no assurance that any markets that do develop will be sustained or that we will be able to derive revenue from such markets.

Our future operations depend on new product development in order to attract customers

Our success is dependent upon our ability to develop or acquire new products and technologies that incorporate technological advances, keep pace with evolving industry standards and respond to changing customer requirements. If we are unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, our business, financial condition and results of operations would be materially and adversely affected.

In addition, from time to time, we or our present or potential competitors may introduce new products, capabilities or technologies that have the potential to replace, shorten the life spans of, or render obsolete our products. There can be no assurance that we will be successful in convincing potential customers that our products are superior to such other systems or products, that new systems with comparable or greater performance, lower prices and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for our products. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products. Such delays could have a material adverse effect on our business, financial condition and results of operations.

We currently have only a limited sales and marketing operations. If we are unable to establish a direct sales force or we are unable to enter into marketing agreements with third parties in the United States to promote our products, the commercial opportunity for our products may be diminished.

We currently have no internal sales and marketing operations and our marketing plans are being developed by a third-party consultant. If we are to bring any of our product candidates to market, we will need to market these products directly to potential customers through our own sales force or enter into marketing agreements with third parties. We will incur significant additional expenses and may need to commit significant additional management resources to promote and sell our products. In the event we are unable to develop our own sales force or collaborate with a third party to sell our product candidates, we may not be able to commercialize our product candidates, which would negatively impact our ability to generate revenue.

Governmental agencies have special contracting requirements that create risk of losses from suspension, debarment or termination

In contracting with United States and foreign federal, state and local agencies, we are subject to governmental contract requirements that vary from jurisdiction to jurisdiction. Future sales to such public agencies will depend, in part, on our ability to meet public agency contract requirements, certain of which may be difficult for us to satisfy.

United States government contracts typically contain terms and conditions that may significantly increase our costs of doing business. These provisions include, among others, special accounting practices and the required adoption of certain socioeconomic policies. These contracts may be subject to modifications by the government at its sole discretion, such as a reduction in the scope of a contract. As a government contractor, we will be subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not. Any United States government agency’s concerns over our performance under a contract or any pending litigation with the government may lead to a suspension or debarment which could prevent us from receiving new government contracts, any form of government assistance or government subcontracts for a period of up to three years. Such a suspension or debarment may result from the action of a single government agency based on our violations or suspected violations of laws or regulations. Any such action could result in a loss of business for which we have made substantial commitments in the past and would not expect to recover from future operations.

A United States government agency may also generally terminate its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms or by failing to provide the government, upon request, with adequate assurances of future performance. Termination for convenience provisions generally enable us to recover only our costs incurred and committed, and settlement expenses and profit on the work completed prior to termination.

In addition, we may have to enter into a competitive bidding process to obtain some government contracts. Even if we were awarded such a contract, the bidding for such contract may be protested by the losing bidders, which may result in substantial delays or cancellation of the awarded contract.

As a government contractor, we are subject to greater scrutiny through periodic audits. Based on the results of its audits, the government may adjust our contract payments due to our failure to follow agreed upon accounting practices and collect interest for any overpayments. Although adjustments arising from government audits and reviews have not harmed our business in the past, future audits and reviews could cause adverse effects.

International business risks, such as changes in foreign regulations and fluctuations in exchange rates, may cause additional losses

In addition to marketing our products domestically, we intend to market our products to customers outside of the United States. As a result, we will be exposed to the risks of international business operations, including unexpected changes in foreign and domestic regulatory requirements, possible foreign currency controls, uncertain ability to protect and utilize our intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluations, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors and potentially negative tax consequences. International sales are subject to certain inherent risks including embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. We will also be subject to risks associated with regulations relating to the import and export of high technology products. We cannot predict whether, or to what extent, quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products in the future will be implemented by the U.S. or any other country. There can be no assurance that any of these factors will not have a material adverse effect on our business, financial condition and results of operations.

Our future operations are dependent on retention of and dependence on key personnel

Our performance is substantially dependent on the services and on the performance of Dr. Ted Wong, our Chief Executive Officer. The loss of the services of Dr. Wong or other key employees could have a materially adverse effect on our business, prospects, financial condition and results of operations. Although we recently entered into a long-term employment agreement with Dr. Wong, we currently have no “Key Man” life insurance policy on his life. Our future success will also depend on our ability to identify, attract, hire, train, retain and motivate other highly technical, managerial, marketing and service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and/or retain the necessary technical, managerial, marketing and customer service personnel could have a material adverse effect on our prospects, financial condition and results of operations.

We are dependent upon the continued employment of our founder and he has significant control over us.

For the foreseeable future, we will be largely dependent upon the personal efforts and abilities of our Chief Executive Officer, Dr. Ted L. Wong, to coordinate, implement and manage our business plans and programs. Our loss or unavailability of his services would likely have a material adverse affect on our business, operations and prospects. Although we have recently entered into an employment agreement with Mr. Wong, Mr. Wong may terminate his relationship with us at any time with or without cause. In the event Mr. Wong’s employment with us ends, we may need to cease operation. At the present time, our Chief Executive Officer owns approximately 6.6% of our outstanding common stock and is also currently one of two executive officers and is the Chairman of the board of directors, which is currently only comprised of two individuals. This position gives Mr. Wong extensive control over the company and the ability to strongly influence who will serve as our officers and directors in the future. Although we intend to appoint additional independent directors to our board and hire other persons to serve in an executive capacity, readers should consider Mr. Wong’s equity ownership in us and position of control in determining whether to invest in us.

Our inability to adequately protect our proprietary technology could cause our competitors to compete directly with us, which could negatively affect our revenues and operating results

The success of our business depends on our ability to protect our intellectual property portfolio and obtain patents without infringing the proprietary rights of others. If we do not effectively protect our intellectual property, our business and operating results could be harmed.

Patents may not be issued from our applications. Even if we are able to obtain patents covering our technology, the patents may be challenged, circumvented, invalidated or unenforceable. Competitors may develop similar technology or design around any patents issued to us or our other intellectual property rights. Our competitors would then be able to offer research services and develop, manufacture and sell products which compete directly with our research services and prospective products. In that case, our revenues and operating results would be negatively affected.

We also seek to protect our technology and processes, in part, by confidentiality agreements with our collaborators, employees and consultants. We also do not provide broad access to our proprietary technologies and processes to collaborators. However, confidentiality agreements might be breached by collaborators, former employees or others, and in that event, we might not have adequate remedies for the breach. Further, our trade secrets might otherwise become known or be independently discovered by competitors. Unauthorized disclosure of our trade secrets could enable competitors to use some of our proprietary technologies. This would harm our competitive position and could cause our revenues and operating results to be negatively affected.

Litigation or other proceedings or third party claims of infringement could require us to spend significant time and money and could subject us to significant liability and shut down some of our operations

We may receive communications from others in the future asserting that our business or technologies infringe their intellectual property rights. If we became involved in litigation or interference proceedings declared by the United States Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States, to defend our intellectual property rights or as the result of alleged infringement of the rights of others, we might have to spend significant amounts of money. The litigation or proceedings could divert our management’s time and efforts. An adverse ruling, including an adverse decision as to the priority of our inventions, would undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages or prevent us from using or marketing systems, processes or products. Any of these events would have a negative impact on our business and operating results. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruptions in our business. Uncertainties resulting from the initiation and continuation of any patent or related litigation could harm our ability to compete, pending resolution of the disputed matter.

We believe we have taken adequate measures to assess the validity of our intellectual property rights. We are not currently involved in any disputes with third parties regarding intellectual property rights. However, we may become involved in intellectual property disputes or receive communications from others in the future asserting that our business or technologies infringe their intellectual property rights. To settle these disputes, we may need to obtain licenses to patents or other proprietary rights held by others. However, these licenses might not be available on acceptable terms, or at all. In that event, we could encounter delays in system, process or product introductions while we attempt to design around the patents. Our redesigned systems, processes or products may be inferior to our original designs or we may be unable to continue system, process or product development in the particular field. In either case, our competitive position, business, revenues and operating results would likely suffer.

We use hazardous materials in our business, and any claims relating to improper handling, storage or disposal of these materials could subject us to significant liabilities

Our proposed products are designed to involve a broad range of hazardous chemicals and materials. These materials include heavy metals and their oxides used in metal oxide sensors, such as lead and oxides of lead in the sensor for the detection of explosives materials. Environmental laws impose stringent civil and criminal penalties for improper handling, disposal and storage of these materials. In addition, in the event of an improper or unauthorized release of, or explosive of individuals to, hazardous materials, we could be subject to civil damages due to personal injury or property damage caused by the release or exposure. A failure to comply with environmental laws could result in fines and the revocation of environmental permits, which could prevent us from conducting our business.

We may experience difficulties in managing possible future growth

In the event we receive orders for a large number of our proposed products, we may need to increase rapidly our manufacturing output, our customer service functions and other related business activities. Rapid growth may place a strain on our managerial, financial and other resources. We may not have the ability to finance or manage such orders which would have an adverse effect on our ability to obtain future orders.

We may not be able to manufacture our planned products in sufficient quantities at an acceptable cost, or at all, which could harm our future prospects

We are marketing our proposed products and are in the initial phase of product commercialization. We do not own any manufacturing facilities and intended to contract out our manufacturing needs. Accordingly, if any of our proposed products become available for widespread sale, we may not be able to arrange for the manufacture of such product in sufficient quantities at an acceptable cost, or at all, which could materially adversely affect our future prospects.

Any inability of ours to keep pace with technological advances and evolving industry standards could render our prospective products obsolete

We are operating in a new industry where the market for our products is characterized by continuing technological development, evolving industry standards and changing customer requirements. We expect to encounter increasing competition in our field and competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Therefore, it is likely that the pace of innovation and technological change will increase. The introduction of products by our direct competitors or others embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our prospective products obsolete, unmarketable or less competitive. Our success depends upon our ability to enhance existing products and services and to respond to changing customer requirements. Failure to develop and introduce new products and services, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements will harm our future revenues and our business and operating results. We are at risk for technological obsolescence at any given time and most likely without any material warning from competitors or the marketplace. We are a development-stage enterprise and as such our resources are limited and we may experience technical challenges inherent in developing or improving our technology.

We may be unable to compete against our competitors

We expect to encounter competition in the sale of our products. Many of our potential competitors have substantially greater resources, manufacturing and marketing capabilities, research and development staff and production facilities than we expect to have. Some of these competitors have large existing installed bases of products with substantial numbers of customers. No assurance can be given that we will be able to compete when our products are first introduced or that our competitors will not develop technological innovations that will render our products obsolete.

Our proposed products could expose us to significant product liability claims which could be time consuming and costly to defend, divert management attention and adversely affect our ability to obtain and maintain insurance coverage. If we incurred a material liability for which we are not adequately insured, we could be rendered insolvent

The testing, manufacture, marketing and sale of our proposed products will involve an inherent risk that product liability claims will be asserted against us. We currently have a general liability policy with an annual aggregate limit of $2 million with a $1 million limit per occurrence. We intend to purchase product liability insurance when we begin commercial sales of our products. However, this insurance may prove inadequate to cover claims and/or litigation costs. Product liability claims or other claims related to our proposed products, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Similarly, we are required to indemnify and defend our licensors for claims arising out of our commercialization of the technology we have licensed. Any successful product liability, indemnification or other claim may prevent us from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms and a material uninsured liability could render us insolvent. In addition, product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the sale of our proposed products.

Compliance with the Sarbanes-Oxley Act of 2002 will result in increased expenditures.

We are exposed to significant costs and risks associated with complying with increasingly stringent and complex regulation of corporate governance and disclosure standards. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations require a growing expenditure of management time and external resources. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal controls, and attestations of the effectiveness of our internal controls by our independent auditors. Although we are not currently required to comply with all of the requirements of Section 404, we have begun the process of testing our internal controls. This process could result in our needing to implement measures to improve our internal controls. Any failure by us to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price. This process may also require us to hire additional personnel and outside advisory services and will result in significant accounting and legal expenses. We expect to incur significant expense in future periods to comply with regulations pertaining to corporate governance and internal controls as described above.

Risks Related To Our Securities

The limited trading market for our common stock may prevent or restrict you from reselling shares of our common stock

There currently is only a limited trading market for our common stock on the OTC Bulletin Board maintained by the NASD. There can be no assurance we will be able to maintain this market. Our failure to maintain an active market for our common stock may adversely affect an investor’s ability to resell securities purchased from us.

Prior investors are currently unable to use prior resale prospectus

We were unable to maintain a registration statement in effect to permit the resale of 28,500,000 shares of common stock and an aggregate of 56,000,000 shares of common stock issuable upon exercise of warrants sold by us in prior private placements. However, these shares were issued in our April 2004 private placement and are currently available for resale under Rule 144 as described below. Monitoring an effective registration statement requires substantial continuing expenses for legal and accounting fees. We have instructed our transfer agent to suspend all resales of shares under the prior registration statement.

A significant number of our shares are eligible for sale and their sale could depress the market price of our stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to the registration of the sale of the shares, including the shares described in this prospectus, the supply of our common stock will increase, which could decrease its price. We registered 28,500,000 shares of common sock, plus an additional 56,000,000 shares issuable upon exercise of warrants on a registration statement which is no longer effective as described above. These shares have been held for more than one year and are currently saleable under Rule 144. Further, approximately 60 million founders shares held by persons who are currently non-affiliates have been held for in excess of two years and may be resold under Rule 144(k) without any of the limitations of Rule 144, described below.

Some or all of the above shares of our common stock have already been offered from time to time in the open market pursuant to Rule 144, and these plus future sales could have already had a depressive effect on the market for the shares of our common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market shares of our common stock in an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or a national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate under Rule 144(k) without limitations, after they have been held two years.

There are a significant number of outstanding securities convertible or exercisable into shares of common stock, the conversion or exercise of which may have a dilutive effect on the price of our common stock.

As of December 1, 2006, there were outstanding warrants to purchase 180,605,000 shares of common stock, including the warrants included in this prospectus that are currently outstanding. In addition, as $715,000 of proceeds raised in our recent private placement are currently held in escrow, in the event we are able to satisfy the conditions necessary for the release of such funds, we will issue an additional 71,500,000 warrants to the investors and an additional 14,300,000 Unit Warrants to the selling agents. Further, we have granted 34,621,348 options to our executive officers and non-employee director under our 2006 Equity Incentive Plan, which was approved by our stockholders on December 13, 2006.The exercise of these securities will cause dilution to our shareholders and the sale of the underlying common stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of our securities. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants. As we have received shareholder approval of the amendment to our Articles of Incorporation to increase our authorized common stock, which occurred on December 13, 2006, the remaining covenant we must satisfy consists of the effectiveness of the registration statement of which this prospectus forms a part.

Our Board of Directors has the ability to issue “blank check” Preferred Stock.

Our Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of ‘‘blank check’’ preferred stock, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Currently, there are no shares of preferred stock are issued and outstanding. The Board of Directors is empowered, however, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any additional shares of our preferred stock, there can be no assurance that we will not do so in the future.

Volatility of trading price may cause losses in investments and our ability to raise funds in the future

The market price of our common stock is subject to significant fluctuation in response to variations in results of operations, general trends in the market place, future technological innovations, the launch of new products, and other factors, many of which are not within our control. The foregoing changes are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock and cause you to incur losses in your investment. A decline in the trading price of our common stock may also impact negatively upon our ability to raise capital in the future.

Certain of our stockholders may have the ability to control most matters of the company.

There are a limited number of stockholders that beneficially own in excess of 30% of our outstanding shares of common stock, including Meyers Associates and certain of the investors in our recent private placement. Therefore, these shareholders will have significant influence over the election of our directors and to control the outcome of other issues submitted to our stockholders. This includes their ability, collectively with other shareholders, to amend our Certificate of Incorporation, approve a merger or consolidation of our company with another company or approve the sale of all or substantially all of our assets.

Penny stock regulations could affect your ability to resell our securities.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as Nasdaq or other national exchanges, and which may cause difficulty in obtaining future financing. Further, our securities are subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of the 1934, as amended, or Exchange Act. The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have a tangible net worth less then $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitable inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the penny stock rules for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant new events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

There is no plan for future dividends.

We have not paid any cash dividends on our common stock to date, and do not have any intention to declare or be able to pay a cash dividend on our common stock in the foreseeable future. We will be involved in the development of operations, which will be capital intensive. Initial earnings that we may realize, if any, will be retained to finance the development of the structure and further expand operations and/or acquisitions for the near to medium range future.

If we do not keep this registration statement current, your ability to resell our common stock will be limited.

We must keep this registration statement effective with the SEC in order for shareholders to utilize the prospectus in order to resell the shares of common stock issued or issuable upon exercise of the warrants in our recently completed financing. We may not be able to maintain a registration statement in effect throughout the period during which the warrants remain exercisable. Maintaining an effective registration statement requires substantial continuing expenses for legal and accounting fees and we cannot guarantee our ability to keep the registration statement effective for any extended period of time. If such an event occurs, holders of our common stock and warrants acquired in our financing would only be able to resell such shares of common stock pursuant to an available exemption from the registration requirements of the Securities Act and state securities laws.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors on which such statements are based are:

•	assumptions concerning uncertainties associated with product development;

•	the risk that we will not obtain approval to market our products;

•	the risk that our products will not gain market acceptance;

•	our ability to obtain additional financing;

•	our ability to attract and retain key employees;

•	our ability to protect intellectual property; and

•	our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry.

USE OF PROCEEDS

We are not selling any shares of our common stock and therefore, there will be no proceeds to us from the sale of shares of common stock. However, we may receive proceeds of up to approximately $6,948,000 upon the exercise of the outstanding warrants held by certain selling stockholders for which we have registered the shares of common stock underlying the warrants, unless the warrants are exercised under a “cashless exercise” right. We intend to use any proceeds from the exercise of warrants for general working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our financial statements and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. These forward-looking statements are based on a number of assumptions and involve risks and uncertainties. Actual results may differ materially from those set forth in such forward-looking statements as a result of factors set forth elsewhere in this prospectus, including under the caption “Risk Factors.”

Overview

We are a development stage company that was formed in December 2003 to focus on developing and commercializing sensors and instruments, along with the management of intellectual property derived therefrom that will enable us to create nanoscale devices. These sensors will be designed to detect specified levels of targeted specific biological, chemical and explosive (herein referred to as “BCX”) agents in areas that are a risk in a number of settings, including areas that are a risk in the post 9/11-era. We believe there is a real need for products that can detect the existence of BCX agents in such places as airports, bus terminals, railway stations, government buildings and military installations. Our proposed products are being designed to apply wireless sensor networks for Homeland Security applications with sensors that are highly sensitive, small size, use low power consumption and operate remotely.

From December 23, 2003 (inception) through August 31, 2006, we have not generated any revenue from operations. We expect to incur additional losses to perform further research and development activities. We do not currently have any commercial products, and do not expect to have such for a number of years, if at all.

As we do not expect to generate product revenues or profits over the next several years, management of cash flow is extremely important. The most significant use of our cash is for research and development activities. During 2005, our research and development expenses were $17,210 and during the nine months ended August 31, 2006, research and development expenses were $30,200. We anticipate that we will increase our research and development spending over the next two quarters in light of our receipt of the proceeds from our recent private placement.

  Due to our historical needs for operating capital, and the fact that we were without available cash during most of our 2005 fiscal year, we have been unable to sustain operations and carry-out research and development activities. However, as described below, we raised $250,000 in November, 2005 from one investor in a private financing and completed a private financing of approximately $1,730,000 in June 2006 and have been able to continue our operations, including research and development activities, with these recent capital infusions. This registration statement is being filed in compliance with obligations we agreed to in this recently completed financing.

Financing Activities

Due to our historical needs for operating capital, and the fact that we were without available cash during most of our 2005 fiscal year, we have been unable to sustain operations and carry-out research and development activities.

On November 10, 2005, we closed on an offering of 250,000 units, or an aggregate of $250,000, with each Unit consisting of ten shares of common stock, par value $.001 and one five year warrant to purchase ten shares of Common Stock at an exercise price of $.225 per share. As consideration for acting as financial consultant to us in this offering, Meyers Associates received a lump sum financial advisory fee of $10,000 plus reimbursement of certain reasonable expenses in lieu of any and all other compensation which had been due under the Placement Agent Agreement dated April 2004. The $225,000 of net proceeds are being used for working capital including payment of the Chief Executive Officer’s salary and payment of certain past due accounts payable.

In June 2006, we completed a private placement of units and raised gross proceeds of $1,729,500 from the sale of a total number of units consisting of 172,950,000 shares of common stock and five-year warrants to purchase 172,950,000 shares of common stock at an exercise price of $0.04 per share.   Each unit was sold at a price of $50,000. Subsequently, as of October 12, 2006, the holders of $200,000 of units agreed to waive the escrow conditions applicable to such units and released $200,000 of funds from escrow to us as of such date and we issued these holders an aggregate of 20,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock. Currently, however, $715,000 is being retained in escrow until we satisfy certain post-closing covenants, including the effectiveness of the registration statement of which this prospectus forms a part and increasing our authorized capitalization. Accordingly, the aggregate offering proceeds released to us is $1,014,500, and the net proceeds to us, after payment of expenses and commissions, was approximately $845,000. We intend to use the offering proceeds for working capital and payment of accrued compensation.  After giving effect to the recent release of $200,000 from escrow, we have paid $101,450 to the selling agents and issued unit purchase warrants (a “Unit Warrant”) to the selling agents to purchase 20,290,000 units of our securities, with each unit consisting of one share common stock and one common stock purchase warrant (which, on a fully-diluted basis, would result in the issuance of an aggregate of 40,580,000 shares of common stock upon exercise). These Unit Warrants are immediately exercisable at $0.01 per unit and expire five years from the effective date of the registration statement contemplated by the Registration Rights Agreement we entered into in the private placement and the underlying warrants are also exercisable at $0.01 per share for a period of five years from such date.

After giving effect to the recent release of $200,000 from escrow, we have issued an aggregate of 101,450,000 shares of common stock and warrants to purchase 101,450,000 shares of common stock to the investors and will issue an additional 71,500,000 shares of common stock and warrants to purchase 71,500,000 shares of common stock to the investors upon our satisfaction of the post-closing covenants. In addition, assuming we are able to satisfy these post-closing covenants, we will issue and additional 14,300,000 Unit Warrants to the selling agents (which, on a fully-diluted basis, would result in the issuance of an aggregate of 28,600,000 shares of common stock upon exercise) and pay commissions to the selling agents of $71,500 upon the release of the remaining funds from escrow.

The investors also became parties to a Registration Rights Agreement, pursuant to which we agreed to file, within 40 days after closing, a registration statement covering the resale of the shares of common stock sold in the offering and the shares that we may issue upon exercise of the Warrants issued to the investors and the placement agent. Pursuant to the Securities Purchase Agreement, we agreed that 60% of the gross proceeds will remain in escrow until the registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission and we obtain shareholder approval to increase our authorized capital. The investors will have a right to demand we return the funds held in escrow if we are unable to satisfy these covenants within six months from the final closing date. However, investors purchasing $204,500 of units in the third closing waived this escrow requirement and authorized the release of their entire investment to us. These investors also agreed to a “lock-up” provision restricting the resale of the securities purchased in the offering for a period commencing on the closing date and ending six months after the first to occur of either the date that the registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission or the date that such securities may first be sold pursuant to Rule 144. Further, as described above, as of October 12, 2006, holders of $200,000 of Units agreed to waive the escrow conditions applicable to such Units and authorized the release of an additional $200,000 to us. The securities sold in the offering have not been registered under the Securities Act of 1933, as amended, and were offered and sold in reliance upon the exemption from registration set forth in Section 4(2) thereof and Regulation D, promulgated under the Securities Act. We believe that the investors and the selling agent are “accredited investors”, as such term is defined in Rule 501(a) promulgated under the Securities Act.

 On December 13, 2006, our stockholders approved an amendment to our Articles of Incorporation in order to increase our number of authorized shares of shares of common stock to 950,000,000 shares in accordance with the post-closing covenant required in this financing and we filed the Certificate of Amendment to our Articles of Incorporation with the State of Nevada on such date. Accordingly, we now have a sufficient number of authorized shares of common stock in order to enable us to issue the additional securities sold to the investors in this private placement following the effectiveness of the registration statement of which this prospectus forms a part and all of the shares of common stock covered by this prospectus are authorized for issuance.

Forward Stock Split

On December 16, 2005, a Definitive Information Statement on Schedule 14C was mailed to shareholders of record as of December 5, 2005, to notify shareholders of (i) the amendment to our Articles of Incorporation to increase in the number of authorized shares from 50 million to 500 million shares of Common Stock and to authorize 20 million shares of Serial Preferred Stock, $.001 par value, and (ii) our decision to effect a 10 for 1 forward stock split in which we would issue ten (10) shares of Common Stock (consisting of 9 additional shares) for every one share of Common Stock outstanding as of January 12, 2006. We effected this forward stock split as of January 26, 2006 and it was effective on the OTCBB as of January 27, 2006. Upon the effectiveness of the forward split, the number of shares of Common Stock deemed to be issued and outstanding increased from 20,642,500 to 206,425,000.

Technology Licenses

We have recently entered into technology license agreements with Michigan State University and Pohang University of Science and Technology in order to acquire rights to technology that we expect to deploy in commercial sensor devices based on nanoporous silicon and carbon nanotube platforms. We are currently engaged in product design and testing activities concerning these recently licensed technologies. Pursuant to these license agreements, we agreed to pay each of the licensors an up-front cash fee of $20,000 and will pay these licensors royalties of 5% of the adjusted gross sales derived from commercial applications of the licensed technologies. In addition, commencing in 2008, we will be obligated to pay each of the licensors an annual minimum payment of $10,000, which obligation increases during the term of the agreement up to a maximum of $30,000, which payment may be offset by the earned royalties. These agreements are discussed in greater detail under the sub-heading “Technology” in the “Business” section of this prospectus.

New Chief Operating Officer and New Employment Agreements with Executive Officers

  In August 2006, we entered into employment agreements with our Chief Executive Officer and President, Ted Wong, and our new Chief Operating Officer, Joshua Moser, in August 2006. The compensation, severance and other terms of these employment agreements are described in detail under the sub-heading “Employment Agreements” in the “Business” section of this prospectus.

Critical Accounting Policies

In December 2001, the Securities and Exchange Commission requested that all registrants discuss their “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one that is both important to the portrayal of the company’s financial condition and results and that requires management's most difficult, subjective or complex judgments. Such judgments are often the result of a need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are more fully described in Note 3 to our 2005 financial statements included elsewhere in this prospectus, we currently believe the following accounting policies to be critical:

Development Stage Company

We are considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.” We have devoted substantially all of our efforts to business planning, raising capital, research and development, recruiting management and technical staff, and acquiring operating assets.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, we expense all costs incurred in connection with its start-up and organization.

Research and Development

Research and development costs are related primarily to our developing early prototypes. Research and development costs are expensed as incurred.

Income Taxes

The income tax benefit is computed on the pretax loss based on current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the nine and three-months ended August 31, 2006 due to the uncertainty of its future use.

Accounting for Warrants and Freestanding Derivative Financial Instruments

NanoSensors evaluates its warrants and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” (“EITF 00-19”).  If the warrant is determined to be a derivative, the fair value of the warrants is marked-to-market each balance sheet date and recorded as a liability. The change in fair value of the warrants is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under FAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date. In the event that the warrants are determined to be equity, no value is assigned for financial reporting purposes.

The valuation of the warrant liability is based on a Black Scholes model, and may vary significantly based on factors such as the exercise price, remaining time left to exercise the warrants, recent volatility (change) in the price of our common stock, risk free interest rate and the market price of our common stock.

Non-employee Compensation

NanoSensors measures compensation expense for its non-employee stock-based compensation under FASB 123 and the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the options and warrants issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured as the value of the options and warrants on the earlier of the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital.

The valuation of the options and warrants is based on a Black Scholes model, and may vary significantly based on factors such as the exercise price, remaining time left to exercise the warrants, recent volatility (change) in the price of our common stock, risk free interest rate and the market price of our common stock on the date of vesting.

Stock Based Compensation: Employees & Directors

Effective March 1, 2006, NanoSensors adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment”. The fair value of stock options granted is determined using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. NanoSensors has granted options to employees and directors during the quarter ended August 31, 2006, which are subject to shareholder approval. These options will be accounted for when approved. See Note 3 to the interim unaudited financial statements for the three and nine months ended August 31, 2006. Except for these options, NanoSensors has not granted any other options to its employees or directors.

Results of Operations

Three Months Ended August 31, 2006 as compared to the Three Months Ended August 31, 2005

For the three months ended August 31, 2006 and August 31, 2005, we did not have sales. We are still in the development stage. During the three months ended August 31, 2006, our total costs and expenses increased 532% to $221,136, whereas for the three months ended August 31, 2005, we recorded total costs and expenses of $34,944. Our increase in total costs and expenses primarily resulted from consulting fees paid to our Technical Advisory Board, Dr. Ted Wong, and one other consultant, along with the license fee we paid to Michigan State University, and increases in legal and accounting fees.

Research and development expenses for the three months ended August 31, 2006, increased to $30,200, whereas for the three months ended August 31, 2005, we did not record any expenses. All research and development costs are expensed as incurred. They are primarily incurred in connection with technology development.

Depreciation and amortization expense for the three month periods ended August 31, 2006 and August 31, 2005 were $884 and $5,150 respectively, and mainly related to the license granted by our former Chief Scientist (the “Axiom License”) in 2005. There was no amortization expense related to the Axiom License in 2006 as the value of the license was written off during 2005.

Other Income and Expense for the three month period ended August 31, 2006 was $(2,755,437), whereas for the three months ended August 31, 2005, we did not record any Other Income and Expense. We recorded $2,737,107 as expense related to the fair value of liability of the warrants we issued to investors and placement agents (See Note 4 to Financial Statements). For the three month period ended August 31, 2006 we had Interest Income of $3,170 whereas for the three months ended August 31, 2005, we did not record any Interest Income. For the three month period ended on August 31, 2006 we incurred Interest Expense of $21,500 in connection with 500,000 warrants we issued to the investor from our November 2005 private offering. We issued these warrants pursuant to the liquidated damages penalty provision of the subscription agreement entered into between us and the investor. For the three months ended August 31, 2005 we did not incur any interest expense.

Nine Months Ended August 31, 2006 as Compared to the Nine Months Ended August 31, 2005

For the nine months ended August 31, 2006 and August 31, 2005, we did not have sales. We are still in the development stage. During the nine months ended August 31, 2006, our total costs and expenses increased 101 % to $351,582, whereas for the nine months ended August 31, 2005, we recorded total costs and expenses of $175,219. The majority of our costs and expenses for the nine months ended August 31, 2006, resulted from consulting fees paid to our Technical Advisory Board, Dr. Ted Wong and one other consultant, along with the license fee we paid to Michigan State University, and increases in legal and accounting fees. For the nine months ended August 31, 2005 the majority of our expenses were for research and development.

Research and development expenses for the nine months ended August 31 2006 was $30,200, as compared with $101,788 for the nine months ended August 31, 2005. All research and development costs are expensed as incurred. We anticipate that we will increase our research and development spending over the next two quarters in light of receipt of additional funds from the private financing described below.

Depreciation and amortization expense for both the nine month periods ended August 31, 2006 and August 31, 2005 were $2,517 and $15,450 respectively, and mainly related to the Axiom License in 2005. There was no amortization expense related to the Axiom License in 2006 as the value of the license was written off during 2005

Other Income and (Expense) for the nine month period ended August 31, 2006 was $(4,259,639), whereas for the nine months ended August 31, 2005, we did not record any Other Expense. We recorded $4,241,344 as expense related to the fair value of liability of the warrants we issued to investors and placement agents (See Notes to Financial Statements). During the nine months ended August 31, 2006 and August 31, 2005 we had Interest Income of $3,205 and $4, respectively. For the nine month period ended on August 31, 2006 we incurred Interest Expense of $21,500 in connection with 500,000 warrants we issued to the investor from our November 2005 private offering. We issued these warrants pursuant to the liquidated damages penalty provision of the subscription agreement entered into between us and the investor. We did not incur any interest expense for the nine months ended August 31, 2005.

Year Ended November 30, 2005 as compared to the Year Ended November 28, 2004

The period of December 23, 2003 to November 30, 2004 (“Fiscal 2004”) is for approximately eleven months, as compared to the twelve months period from December 1, 2004 to November 30, 2005 (“Fiscal 2005”). For Fiscal 2005, we recognized revenues of $0, as compared with $11,688 of revenues during Fiscal 2004. During most of Fiscal 2005 we had limited funds to conduct its operations. Revenues in Fiscal 2004 were derived from consulting fees paid by an unaffiliated party. Most of these fees were then paid as costs to the engineer who performed the services for us. We are still in the development stage. During Fiscal 2005 we recorded total operating expenses of $334,130, as compared with $735,225 during Fiscal 2004 when funds were available.

General and Administrative expenses for Fiscal 2005 were $239,320, as compared with $254,385 during Fiscal 2004. Administrative expenses for Fiscal 2005 consisted primarily of consulting fees paid to Dr. Ted Wong, CEO, and to Axiom Corp. for Dr. Zuckerman’s services, rent and professional fees incurred as a result of becoming a public reporting company and for raising private capital. General and Administrative expenses in Fiscal 2004 consisted primarily of professional fees incurred for raising money through private placements and for filings with the SEC, and consulting fees and rent.

Research and Development expenses for Fiscal 2005 were $17,210 as compared with $460,240 in Fiscal 2004. Lower expenses in Fiscal 2005 is because we had limited funds at our disposal. All research and development costs are expensed as incurred. They were primarily incurred in connection with technology development under the Axiom License, which is a worldwide, perpetual, exclusive, marketing license entered into on December 11, 2003, with Dr. Matthew Zuckerman, one of our founders and our former Chief Scientist. In accordance with the provisions of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we have determined that the cost of the license was not recoverable based on estimated cash flows over the estimated life of the license and wrote off the net unamortized value of license of $61,750 as of date of write-off. See “Business- Technology License”.

Depreciation and Amortization expense for Fiscal 2005 and Fiscal 2004 was $15,850 and $20,600, respectively, primarily related to office equipment and amortization of the license.

Interest expense incurred for Fiscal 2005 was $0 as compared with $18,604 in Fiscal 2004. This resulted from: (a) $100,000 of 10% bridge notes issued in February 2004 which were repaid from the proceeds of closing of “April 2004 Private Placement” and (b) the issuance of an aggregate of $150,000 of promissory notes in December 2003 and January 2004, all of which has been converted into equity by August 2004.

Liquidity and Capital Resources

We do not have an operating line of credit from a financial institution and consequently relied on financing from investors to support our operations. As of August 31, 2006, we had unrestricted cash on hand of $290,474, as compared with $191,940 on deposit at November 30, 2005. The following is a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	Nine months ended August 31,
	2006	2005

Operating activities	$(547,710)	$(50,658)

Investing activities	(6,332)	0.00

Financing activities	652,576	37,100

Net effect on cash	$98,534	$(13,558)

Our operations have been limited in light of our need for additional financing. On November 10, 2005, we closed on an offering of 250,000 units, or an aggregate of $250,000, with each Unit consisting of ten shares of common stock, par value $.001 and one five year warrant expiring on November 30, 2010, to purchase ten shares of Common Stock at an exercise price of $.225 per share. As consideration for acting as financial consultant to us in this offering, Meyers Associates, L.P. received a lump sum financial advisory fee of $10,000 plus reimbursement of certain reasonable expenses in lieu of any and all other compensation which had been due under the Placement Agent Agreement dated April 2004. The $225,000 of net proceeds are being used for working capital including the Chief Executive Officer’s salary and payment of certain past due accounts payable.

During the quarter ended February 28, 2006, we issued 500,000 shares of common stock on the exercise of warrants at $0.025 per share for proceeds of $12,500, and another 900,000 shares of common stock on the exercise of warrants at $0.03 per share for proceeds of $27,000.

Our available funds resulted from a private placement of units that commenced on May 11, 2006. In June 2006, we completed this private placement and raised gross proceeds of $1,729,500 from the sale of a total number of units consisting of 172,950,000 shares of common stock and five-year warrants to purchase 172,950,000 shares of common stock at an exercise price of $0.04 per share. Each unit was sold at a price of $50,000. As of August 31, 2006, however, $915,000 was being retained in escrow until we satisfy certain post-closing covenants, including the effectiveness of its registration statement which was filed on August 1, 2006 and obtaining shareholder approval to increase our authorized capitalization. Accordingly, as of August 31, 2006, the aggregate offering proceeds released to us was $814,500, and the net proceeds to us, after payment of expenses and commissions, was approximately $613,000. As of October 12, 2006, an additional $200,000 of gross proceeds was released to us from escrow and we received net proceeds of $180,000. On a cumulative basis to date, in this financing we have issued an aggregate of 101,450,000 shares of common stock and warrants to purchase 101,450,000 shares of common stock to the investors and received total net proceeds of approximately $825,000.  On December 13, 2006, our stockholders approved an amendment to our Articles of Incorporation in order to increase our number of authorized shares of shares of common stock to 950,000,000 shares in accordance with the post-closing covenant required in this financing and we filed the Certificate of Amendment to our Articles of Incorporation with the State of Nevada on such date. Accordingly, all of the shares of common stock covered by this prospectus are authorized. (Please see the discussion provided under the caption “ Overview - Financing Activities” earlier in this Management’s Discussion and Analysis and Plan of Operation section of this prospectus for additional information regarding this financing.)

In December 2003 and February 2004, we borrowed $80,000 and $40,000, respectively, from one unaffiliated investor and an additional $30,000 in January 2004, from a second unaffiliated investor neither of whom are affiliated with us. These loans are evidenced by interest bearing promissory notes. The first note for $80,000 matured on January 20, 2005, although $30,000 plus $2,500 of interest was due as of April 30, 2004. The entire $80,000 plus $2,500 of accrued interest was converted into 4,125,000 shares of common stock. The second note for $40,000 matured on March 9, 2004. In August 2004, this $40,000 note plus $1,500 of accrued interest was converted into 2,075,000 shares of common stock. The lender on these two notes received 3,000,000 shares of common stock at the time the loans were made in addition to the actual shares of common stock provided for upon conversion. The value of these shares have been expensed as loan costs in the statement of operations for the period ended November 30, 2004. We also issued a third note for $30,000 which bore interest at 10% per annum, matured on April 21, 2004 and was repaid in August 2004. On January 17, 2005, the same lender was issued against $30,000 consideration, 1,500,000 shares of common stock and warrants to purchase an additional 1,500,000 shares at an exercise price of $.03 per share. The lender received 750,000 shares of common stock and warrants to purchase 750,000 shares of common stock, exercisable at $.02 per share for three years and an unaffiliated party received 75,000 shares and warrants to purchase 75,000 shares on the above terms for loan consulting services. All loan proceeds were used for administrative expenses and research and development expenditures.

In February 2004, we borrowed $100,000 in the aggregate from two private investors obtained through Meyers Associates, L.P. Meyers Associates, LP received a 10% sales commission and a 3% non-accountable expense allowance. Interest on each note (the “Bridge Notes”) accrued at a rate of 10% per annum. These notes matured on the earlier of (a) August 15, 2004, (b) the completion of a private placement of at least $500,000, or (c) an event of default. Payment of the Bridge Notes was guaranteed by our two founders. As consideration for the borrowings, in addition to the promissory notes, the investors each received five-year warrants to purchase 500,000 shares of common stock, exercisable at $.025 per share.

In April 2004, we entered into a Placement Agent Agreement with an investment banking firm, Meyers Associates, L.P. to privately offer and sell on a “best efforts” basis, $550,000 of our securities in a private offering, the “April 2004 Private Placement.” The private placement of units each consisted of ten shares of common stock and one Class A Warrant to purchase ten shares of common stock for five years at $.030 per share. On April 26, 2004, we closed on the entire $550,000 of private placement units and issued 27,500,000 shares. The Bridge Notes were paid from the proceeds of the private placement. The placement agent received warrants to purchase 50% of the units sold in the equity offering or 13,750,000 warrants at the same offering price of $.02 per unit exercisable until April 30, 2009 and in addition received rights to another 13,750,000 warrants with an exercise price of $.030 per unit exercisable until April 30, 2009. We used the $363,000 of net proceeds (after repayment of $100,000 of Bridge Notes) for technology and product development, marketing, business development and general and administrative expenses. The bulk of the development work, to date, has been on sensor technology development.

On November 10, 2005, we closed on an offering of 250,000 units, or an aggregate of $250,000, with each Unit consisting of ten shares of common stock, par value $.001 and one five year warrant expiring on November 30, 2010, to purchase ten shares of Common Stock at an exercise price of $.225 per share. As consideration for acting as financial consultant to us in this offering, Meyers Associates, L.P. received a lump sum financial advisory fee of $10,000 plus reimbursement of certain reasonable expenses in lieu of any and all other compensation which had been due under the Placement Agent Agreement dated April 2004. The $225,000 of net proceeds are being used for working capital including the Chief Executive Officer’s salary and payment of certain past due accounts payable.

During the quarter ended February 28, 2006, we issued 500,000 shares of common stock on the exercise of warrants at $0.025 per share for proceeds of $12,500, and another 900,000 shares of common stock on the exercise of warrants at $0.030 per share for proceeds of $27,000.

For the quarter ended May 31, 2006, we issued 1,800,000 shares of common stock on the exercise of 2,250,000 warrants, on a cashless basis, at an exercise price of $0.01 per share.

During the quarter ended August 31, 2006, holders of an aggregate of 12,150,000 warrants exercised those securities, on a cashless basis, at an exercise price of $0.01, pursuant to which we issued a total of 10,600,978 shares of common stock.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We recognized a net loss of $334,125 for Fiscal 2005 and a net loss of $ 2,976,573 and $4,611,221 for the three and nine month period ended August 31, 2006. Excluding the amount of the change in Fair Value of Warrant Liabilities, we had a net loss of $239,466 and $369,877, respectively. The Auditor’s Report in our Annual Report on Form 10-KSB for the year ended November 30, 2005 includes an explanatory paragraph which states that due to history of operating losses, as we have not yet commenced commercial operations and based on our needs for additional funds in Fiscal 2006 for our planned activity and to service debt, there is a substantial doubt about our ability to continue as a going concern. See notes to Financial Statements elsewhere in this prospectus.

We suspended most of our operations during Fiscal 2005 until we were able to obtain additional financing of $250,000 in November 2005. Management believes that after closing its most recent private placement, that commenced on May 11, 2006, that the current level of general and administrative expenses are necessary to accomplish our business strategy, and to further decrease these activities would delay our ability to carry out our business strategy. Furthermore, we also believe that our expenses will increase over the next few quarters as we continue to develop products and bring them to market.

On January 26, 2006, we effected a 10 for 1 forward stock split and issued 9 additional shares for every one share of common stock outstanding as of January 12, 2006. This transaction was effective on the OTCBB as of January 27, 2006 and the number of shares of common stock deemed to be issued and outstanding increased from 20,642,500 to 206,425,000 on such date.

We had a working capital deficit of $218,647 at November 30, 2005 and $4,674,150 at August 31, 2006. Excluding the liability for warrants accounted for as a derivative, our net working capital is $98,820 at August 31, 2006. We have funded our business throughout the development stage primarily through equity and convertible debt investments from accredited investors. To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We plan to invest any excess cash in investment grade interest bearing securities.

Plan of Operation

Including the funds raised in our recent private placement, we believe that we will meet working capital requirements with the cash on hand as of August 31, 2006 for only the next two months without any revenues and/or the release of the proceeds currently held in escrow in connection with our most recent private placement (see Notes to Financial Statements). Effective October 12, 2006, the holders of $200,000 of units sold in our recent private placement agreed to waive the escrow conditions and release $200,000 of funds from escrow to us. We will need to raise additional funds from debt or equity funding sources in order to produce other products currently in development. Furthermore, we also intend to seek financing from U.S. government agencies, such as Department of Homeland Security and Defense Advanced Research Projects Agency (DARPA). Management believes that contractors and systems integrators to the government may be sources of funding in exchange for obtaining marketing rights from us for these sensor technologies so that other companies may bear the cost of product development, marketing, manufacturing and sales. If additional funds are required earlier than anticipated or in any event, there can be no assurance that we will be able to obtain such funds, if at all, and on a basis deemed acceptable to us.

We expect that our operating and administrative expenses will increase, primarily in travel, salary and fees paid to outside consultants and professional service firms. The increased travel will be required as we increase our efforts to develop marketable products. Accordingly, since the closing of our recent private placement, we have begun to increase our levels of operations in order to acquire technology assets and to increase our product research and development activities. As previously reported, we have established a technology advisory board in order to assist us in identifying patented or patent-pending technologies at universities and government laboratories. We have also recently retained marketing and technical consultants to assist us in our product and market development activities.

Our funding requirements will depend on numerous factors, including:

•	the scope and results of our product development activities;

•	potential acquisition or in-licensing of other product candidates, commercial products or technologies;

•	the cost of manufacturing activities for product candidates; and

•	our ability to establish and maintain additional collaborative arrangements.

We expect product development costs to increase in the future as more of our potential products advance through the development stage.

Further, we have recently entered into technology license agreements with Michigan State University and Pohang University of Science and Technology in order to acquire rights to technology that we expect to deploy in commercial sensor devices based on nanoporous silicon and carbon nanotube platforms. We are currently engaged in product design and testing activities concerning these recently licensed technologies. Pursuant to these license agreements, we agreed to pay each of the licensors an up-front cash fee of $20,000 and will pay these licensors royalties of 5% of the adjusted gross sales derived from commercial applications of the licensed technologies. In addition, commencing in 2008, we will be obligated to pay each of the licensors an annual minimum payment of $10,000, which obligation increases during the term of the agreement up to a maximum of $30,000, which payment may be offset by the earned royalties.

Except for our office lease and employment agreements, we do not have any significant commitments for expenditures other than the royalty obligations discussed above.   In view of our early stage of development, there is no assurance that we will perform in accordance with our plan of operation, or that we will continue as a going concern or that we will ultimately achieve profitable operations.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of August 31, 2006.

BUSINESS

Introduction

NanoSensors is a Nevada corporation incorporated on December 23, 2003. Our principal business is the development, manufacture and marketing of sensors and instruments, along with the management of intellectual property derived therefrom that will enable us to create nanoscale devices. Our sensors are designed to detect specified levels of targeted specific biological, chemical and explosive (herein referred to as “BCX”) agents in a number of settings, including areas that are a risk in the post 9/11-era. For example, the material maybe an explosive and the particular type of explosive is trinitrotoluene (“TNT”). The word “targeted” means it is the material of interest that one of our products are designed to measure. In the previous example the targeted material is TNT.

Nano-Scale and NanoSensor

We are named NanoSensors because our technology operates in the nanoscale (the measurement of matter where a nano meter is the millionth part of a millimeter) of ten to the minus ninth meters and is sensitive to the presence of nano-scale size molecules of B-C-X agents using nano-scale surface structures to detect the presence of these molecules at nano concentrations (one part of the agent in a billion parts of air).

One hundred nanometers (one hundred billionth of a meter) is one thousand times the diameter of a human hair. An atom is one tenth of a nanometer. In the nanoscale, the geometry is more important than the elemental composition. We choose elements and structures in the nanoscale to produce sensors that are, we believe, more sensitive and more specific to the presence of B-C-X agents than previous generations of sensors. The incredible small size of the sensors, also called Quantum Dots because their behavior is explained, in part, by quantum physics, have the benefits of low cost with thousands yielded from a single silicon wafer and extremely low power. Our technology is nanoscale in size and explicable in part by quantum physics, which explains the interaction between molecular and sub atomic particles.

We recently announced the formation of a Technical Advisory Board consisting of five experts in nanotechnology science. The Technical Advisory Board will assist us in identifying patented and patent-pending nanotechnologies at university and government laboratories which we expect to assist us in bringing nanotechnology-based sensor products to the market.

Background

We were formed because our founders the identified a need for sensors to be used on wireless sensor networks. For instance, significant amounts of venture money has been spent to develop wireless sensor networks in the last fifteen years for monitoring oil pipelines and for industrial process controls. After 9/11 an obvious application of such wireless sensor networks would be for Homeland Security initiatives. While wireless networks have been developed, the sensors to go into the wireless networks have not been developed. We identified the opportunity to make sensors available for detection of biological, chemical and explosive agents. These sensors are highly sensitive, small size, use low power consumption and operate remotely. Our goal is to develop sensors as silicon substrate to support safety architecture designed like the cellular phone network in order to help secure a particular geographic location.

Initially, we developed a potential product for use as a portable device for screening explosives at public facilities. Such a device would be used for first alert applications. We designed, engineered and built prototypes of a simple portable device by integrating several technologies including those of our co-founder. Prototypes of this device have been extensively tested under simulated conditions to determine its characteristics and performance. The final evaluation of this device as a commercially viable product will be determined when the device is tested in the environment of actual explosives.

Due to our historical needs for operating capital, and the fact that we were without available cash during most of our 2005 fiscal year, we have been unable to sustain operations and carry-out research and development activities. However, we raised $250,000 in November, 2005 in a bridge financing and completed a private financing of approximately $1,730,000 in June 2006 and have been able to continue operations, including research and development activities due to these capital infusions. This registration statement is being filed in compliance with obligations we agreed to in this recently completed financing.

Proposed Products

Present detection sensors and instruments that are being used today by the government, military and private sector provide low sensitivity, take up too much space, have a high cost and require a high level of supervision. We intend to employ a range of sensor technologies, first in individual sensors and then in arrays of sensors that will measure multiple agents. Our sensors will be designed to first detect explosive, then chemical, and followed by biological agents.

Management believes, based on its knowledge of the industry, that because we possess proprietary sensor technology it anticipates that we will be able to obtain a market share for certain of our proposed products. This belief is also based on the fact we are developing three different types of sensors: metal-oxide, porous silicon and carbon nano-tubes, which will diversify the types of sensors upon which our business will depend. The sensors will measure the quality and the presence of biological, chemical and explosive agents on a selective basis and convert such presence into an electrical signal that is measurable by instrumentation. The signal received by the instrumentation is in proportion to the concentration of the agent. We plan to progress in the development of the sensors to have an array of elements that will be programmed so that the responses can be visualized by interpretive electronics to sense the presence of biological, chemical and explosive molecules. Each sensor’s proprietary and novel structure will be specific to the targeted molecule to be detected.

Explosive agents of interest to us are dynamite and Plastic Bound Explosives (“PBX”). Dynamite and PBX are the products and formulation of chemicals. In order to sense the presence of these products it is necessary to measure the chemicals from which they are formed. The principal active chemical ingredient of dynamite is trinitrotoluene (“TNT”). The principal active chemical ingredients in PBX are Royal Demolition Explosive (RDX) and TNT. There are six widely used formulations of PBX. All six compositions contain RDX and four of the six compositions contain TNT as well as RDX. Biological agents of interest to us are: Anthrax, Ricin, Yellow Fever, E. coli and Salmonellosis. Chemical agents of interest are: Sarin, Dioxin, and Cyanide. Sarin gas has been used by terrorists in the attack on a subway system in Japan. These agents are defined in detail under Glossary at the end of this Prospectus.

Our technology enhances the physical, mechanical, electrical, or chemical properties of targeted materials through synthesis of surface interfaces. Our technology allows the interface of dissimilar materials within the internal structure. The interface structures utilize the combined properties of individual layers to provide overall functional qualities. By employing surface chemistry, these interface structures can be used to achieve substantial improvements in both performance and function of sensors.

M10 Sensor

Our first sensor under development is the Model 10 (“M10”), which is a portable device (hand-held wand) that can be used to screen people for explosives as they enter into public facilities. We designed, engineered and built prototypes of the M10 by integrating several technologies. The M10 has been through testing under simulated conditions, and the commercial viability of this sensor will be determined when it is tested with live explosives. We recently announced that this product is ready for field testing; however, due to our lack of funds we have not been able to commence field testing of this proposed product and are re-evaluating the commercial potential of this sensor.

Future Sensor Products

We will expand from sensing trinitrotoluene (“TNT”) and plastic explosives to detecting the presence of specific BCX agents. The biological agents of primary interest are Anthrax, Ricin, E. Coli and Salmonellosis and the chemical agents are Sarin gas and Dioxin. First sensors will be fabricated for individual agents and then in arrays for multiple agents. Sensors will be coupled to instruments for electrical and frequency measurement to monitor type and quantity of agents present. Our line of instruments is expected to expand from hand-held battery powered to perimeter line powered and then to line and battery powered wireless Motes (defined below). The potential products described below are each in an early stage of development and extensive research and testing would need to occur before we could expect to attempt to introduce these products to the marketplace.

Mote Data Acquisition Networks

Motes are small autonomous nodes of BCX sensors and simple computers, have 1000 th the computing power of a portable handheld computed device, that communicate over limited distances of 100 feet. However, by motes working in concert, this limited communications distance is sufficient. Sensor data is collected and relayed from mote to mote until the data reaches its desired destination computer with its full processing and communication capabilities. These networks are sufficiently aware so that they self configure to allow motes to be moved in position and to accept changes in the number of motes. Motes are secured by encryption to avoid the addition of unauthorized nodes. A ring of motes equipped with sensors can be deployed to encircle and protect a stationary or possible moving target. Wireless mote sensor networks can monitor the movement of BCX agents in a protected area to yield a real time warning on which actions can be taken.

Porous Silicon Electronic Addressed Arrays

Our research indicates that sensors based on porous silicon will offer enhanced sensitivity, reduced power demands and lower cost. Porous silicon based sensors could be integrated into electronic equipment and used to build sensing arrays, because they are based on silicon wafers, manufactured using integrated circuit production techniques and operate at room temperature using low voltages. These sensing arrays are analogous to the manner in which cellular phone networks and their towers are set up, except that our sensing arrays will be designed to protect certain defined geographical areas.

We recently announced that we will commence an evaluation to determine the optimal practical physical characteristics of porous silicon for our next generation of sensors. We have constructed an apparatus for the electrochemical silicon etching process which will be used to produce porous silicon. The initial evaluation of the process will be conducted with 4-inch silicon wafers to optimize porosity.

The porous silicon based sensors will be fabricated from porous silicon chemically altered to bind only to a specific BCX agent and embedded between measurement electrodes. Arrays will be fabricated from individual porous silicon fibers coated for BCX agent specificity and electrically connected to processing devices to determine the presence and identity of agents. Porous silicon exhibits a large change in electrical conductivity on exposure to trace amounts of the vapor characteristic of BCX materials due to the large surface area per volume ratio. Sensitivity to parts per billion or less concentration is anticipated allowing stand-off detection of an explosive.

Carbon Nano-Tubes Frequency Addressed Arrays

Our studies have found that carbon nanotube technology is promising for chemical and biological detection. The carbon nano-tube sensors can be built to facilitate distributed, or wireless, gas sensing networks, leading to more efficient multi-point measurements, or greater convenience and flexibility in performing measurements. In addition, carbon nanotube chemical and biological sensors would be suitable for sensing different species of interest. Such sensors could be configured in the form of an array to comprehensively and cost-effectively monitor multiple species.

Sensors based on carbon nano-tubes can improve the detection of vapors from explosives. Sensors arranged in arrays will be tuned to respond to the presence of specific explosives and biological and chemical agents. Each nano-tube will be anchored to a metalized silicon substrate at one end of the tube and chemically enhanced to bind only to a specific molecule at the other end. The tube experiences a lowering of the frequency when extra mass is attached to the functional end of the tube. The presence of a mass of an absorbed agent, such as Anthrax, on the free end of the nano-tube will produce a measurable frequency shift. The selective binding of agents to the chemically enhanced nano-tubes will allow the array to sense the presence of different BCX agents.

Recent Development Activities

Our recent development initiatives have been focused around the design and testing of both carbon nanotube devices for the purpose of developing field-effect transistors (“FET”) to detect an array of specific targeted agents and nanoporous silicon-based biosensors to detect selected bacteria, including e-coli. The first testing for our proposed FETs will be done for targeted bacteria, salmonella and e-coli, to determine detection sensitivity and functionalization parameters.

The FETs are basically sensors on silicon chip configuration in which the carbon nanotubes are connected between two junctions on a silicon substrate. The devices are functionalized by placing a minute drop of host material close to the carbon nanotubes to attract the targeted agent. Once the targeted agent adheres to the host material, the electrical signal of the sensor is altered. We conducted preliminary laboratory tests on carbon nanotube platforms earlier this year to detect a selected targeted bacterium in order to determine the preliminary feasibility of devoting further resources to this technology. Based on the favorable preliminary results of such testing, we determined to acquire additional rights for this technology and to subject it to the additional testing described above.

We have also recently, commenced the design review on a planned product to detect e-coli. The product will be based on our recently licensed nanoporous silicon-based biosensor technology to detect selected bacteria. The proposed product is expected to consist of two core functional parts. First, the product design incorporates a disposable housing unit in which the actual sensor device would be mounted on a secured and sealed platform. The sensor housing unit has been designed to incorporate the necessary electrical leads to transmit the signal from the sensor to an external data acquisition unit. This data acquisition unit is the second core part of the device and has be designed to accept the output signal from the disposable housing unit, convert the signal to the appropriate format and to display the results. The preliminary designs of both parts have been completed and the design review by management and its technical consultants is being performed. See discussion under “Technology” below for information regarding our recent technology licenses.

Business Opportunity

In our nation’s quest to secure the country, such as protecting government and military venues, present detection sensors and instruments force us to use security screening architecture designed like the herding of sheep through a gate. This structure is due to the low sensitivity, and high cost, power, space and supervision requirements of present detection sensors and instruments. Our opportunity is to make sensors available for detection of B-C-X agents that are highly sensitive, small size, low power consuming, and operate remotely. Such sensors support safety architectures designed like the cellular phone network to make an area or the whole nation safe.

Devices created on the nanoscale have the potential to significantly refine existing applications across diverse industries, such as computing, materials and manufacturing, electronics and national security. We believe   that the demand for sensors will be one of the fastest growing industries in the world over the next few years. We expect that billions of dollars of governmental (from the U.S. Department of Homeland Security as well as foreign governments) and private sector expenditures will increase demand for security products and services.

The United States of America President’s Fiscal 2004 budget provided $847 million for the multi-agency National Nanotechnology Initiative, a 9.5% increase over the $774 million in funding for Fiscal 2003. Significant increases are proposed for the Department of Energy and the National Science Foundation budgets for Nanotechnology Initiative activities. The National Science Foundation continues to have the largest share of U.S. federal nanotechnology funding. Around 2001, the National Science Foundation projected that the total market for nanotechnology products and services will reach $1 trillion by 2015.

The global market for applications for single-wall carbon nano-tubes was less than $10 million in 2002 and is projected to exceed $200 million in 2007, according to Business Communications Co., Inc.’s (Norwalk, CT, 203-853-4266) Nanotubes: Directions and Technologies report.

Acquisition Strategy

In an effort to evolve from the development stage, and to take advantage of opportunities that we believe are present in the nanotechnology and homeland security segments, we are interested in acquiring and commercializing technology solutions in sectors that include: computing, materials and manufacturing, electronics and national security.

We expect that our recently established Technical Advisory Board will assist us in this process. During the next three fiscal quarters, it is our goal to close one or two intellectual property acquisitions and/or commercialization transactions and continue the development of our first sensor.

We have three strategic components to our asset acquisition strategy:

IP Acquisition (Post-Revenue): Acquire non-core intellectual property and tangible assets from corporations that will be income and balance sheet accretive.

IP Commercialization (Pre-Revenue): Acquire intellectual property assets, patents, licenses, and source code for solutions that are still in development, but that are less than twelve months away from generating revenue.

University & Government R&D: Identify patented or patent-pending technologies at universities or government labs and fund additional development of those technologies in exchange for exclusive rights to commercialize the resulting prototypes. Leveraging the resources and infrastructure of these institutions will provide us with a highly cost-effective development pipeline.

Technology

Axiom License

On December 11, 2003, we purchased a license from Axiom Corporation and Dr. Matthew Zuckerman on a worldwide, perpetual, royalty-free, exclusive basis for all commercial markets for the use of, and further development of, technology for detecting explosives, chemicals and biological agents. The terms of the purchase included a one time licensing fee of $90,000 and the issuance of 50,000,000 shares of common stock, with an aggregate value of $5,000 (as of the date of issuance), and a consulting agreement, which provided for a monthly fee of $15,000 to be paid for the development of sensors. In April 30, 2004, the consulting fee was reduced to $102,000 annually. During the term of the consulting agreement all inventions, discoveries, concepts and ideas, whether patentable or not, which result from or relate to our business for the detection of BCX agents will be assigned to NanoSensors. The license has been fully paid. The consulting agreement was terminated as of March 1, 2005. As described in greater detail in our financial statements and in the Management’s Discussion and Analysis section of this prospectus, we have written off the carrying cost of the license as of November 30, 2005.

 Michigan State University License

We entered into a technology license agreement with Michigan State University effective as of August 21, 2006. Pursuant to this license agreement, we were granted the exclusive world-wide right, subject to certain contractually-defined limitations, to use the licensed technology and rights for commercial purposes in the field of use of detecting certain selected bacteria. The licensed technology and rights are for a nanoporous silicon-based electrochemical DNA biosensor platform that we intend to deploy in biosensor devices. We also obtained the right to expand the scope of the licensed rights to utilize the licensed technology for additional fields of use. This license agreement has a term of 15 years or the duration of the patent rights licensed, whichever is longer. In consideration of the licenses granted, we agreed to pay the licensor an up-front cash license fee and will pay royalties based on a percentage of the adjusted gross sales derived from commercial applications of the licensed technologies. Commencing in 2008 and for the duration of the term of the agreement, we will be obligated to pay the licensor an annual minimum fee, which fee may be offset by the earned royalties. The licensor has the right to terminate the license agreement or render the license non-exclusive after three years from the effective date if we have not commenced the commercialization of the licensed technology or are not demonstrably engaged in a research, development, manufacturing, marketing or sublicensing program directed toward such end. The licensor may also exercise such rights in the event we do not cure a material default under the license agreement.

 Pohang University License

We entered into a technology license agreement with Pohang University of Science and Technology effective as of September 11, 2006. Pursuant to this license agreement, we were granted the exclusive world-wide right, subject to certain contractually-defined limitations, to use the licensed technology and rights for commercial purposes in the field of use of detecting targeted agents for Homeland Security and Environmental Protection Agency applications. The licensed technology and rights relate to the development of carbon nanotube sensor platforms that we intend to deploy in sensor devices. The license agreement has a term of 15 years or the duration of the patent rights licensed, whichever is longer. In consideration of the licenses granted, we agreed to pay the licensor an up-front cash license fee and will pay royalties based on a percentage of the adjusted gross sales derived from commercial applications of the licensed technologies. Commencing in 2008 and for the duration of the term of the agreement, we will be obligated to pay the licensor an annual minimum fee, which fee may be offset by the earned royalties. The licensor has the right to terminate the license agreement or render the license non-exclusive after three years from the effective date if we have not commenced the commercialization of the licensed technology or are not demonstrably engaged in a research, development, manufacturing, marketing or sublicensing program directed toward such end. The licensor may also exercise such rights in the event we do not cure a material default under the license agreement.

Intellectual Property

We seek to aggressively identify technology as our proprietary technology by seeking to obtain patents and manage intellectual property rights through nondisclosure and contracts with customers and vendors and “employment to invent” contracts with employees and advisors. Under California Law, “employment to invent” refers to the right an employer has to any invention an employee makes while employed under a written employment agreement containing a paragraph covering the subject of inventions which belong to the employer.

We have not applied for any patents and no patents have been granted to us. However, we have completed patent disclosures which are written documents that disclose the inventions in sufficient detail that technical persons can read and understand the invention and we will be able to have patent counsel search the prior art of patent literature to determine whether the invention is unique under the definition of patent law. This had been done to protect the priority date, as to when the invention is made. It is defined by the latter of the date that the inventor has signed the disclosure document or the date that the witness has signed the documents as “read and understood”.

Although due to our historic lack of operating capital we have not engaged patent counsel, we intend to retain patent counsel to determine if the disclosures, once filed, will likely issue as patents. We forecast that the disclosures will be elevated to the status of one or more patents pending within 60-days after filing with the U.S. Patent and Trademark Office . We expect to prepare an omnibus patent application covering our technology. Management will respond to any requests by the U.S. Patent and Trademark Office to divide such omnibus patent application into more than one patent. We believe that our patent strategy will help us compete in and target markets. However, any patents which may be issued, as well as trade secret protection may not be strong enough to cover our competitors’ products and may be subject to invalidation claims. In addition, technological developments in nano-technology could reduce the value of our intellectual property and may occur unexpectedly.

We face the risk that any patents issued to us in the future may be challenged or circumvented or may otherwise not provide protection for any commercially viable products that we develop. We also note that United States patents and patent applications may be subject to interference proceedings and/or reexamination proceedings in the United States Patent and Trademark Office (and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office), which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination and opposition proceedings may be costly. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the very patent rights sought by us, which in turn could affect our ability to market a potential product to which that patent filing was directed. In the event that we seek to enforce any of our owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which, if successful, would result in the entire loss of our patent (or of our licensed patent), or the relevant portion of our patent (or of our licensed patent) and not just with respect to that particular infringer. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations.

In addition, our ability to assert our patents against a potential infringer, depends on our ability to detect the infringement in the first instance. Many countries, including certain European countries, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties in some circumstances (for example, when the patent owner has failed to commercialize or “work” the invention in that country, or the third party has patented improvements). In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the aggressive enforcement of patent and other intellectual property protection.

Our success will also depend in part upon our not infringing patents issued to others. If our products are found to infringe the patents of others, our development, manufacture and sale of such potential products could be severely restricted or prohibited and substantial liability could be incurred.

Patent litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim relating to infringement of patents that is successfully asserted against us may require us to pay substantial damages. Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, if a patent infringement suit were brought against us or our future strategic partners or licensees, if any, we or they may be forced to stop or delay developing, manufacturing or selling potential products that are alleged to infringe a third party’s intellectual property unless that party grants us or our strategic partners or licensees rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our products. However, we may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we or our strategic partners or licensees were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, we may be unable to commercialize some or all of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

Competition

The markets for our products and solutions are extremely competitive and are characterized by rapid technological change as a result of technical developments exploited by our competitors, changing technical needs of customers, and frequent introductions of new features.

We compete with Fortune 1000 and privately-held corporations, along with university research departments. We expect competition to increase as other companies introduce products that are competitively priced, that may have increased performance or functionality, or that incorporate technological advances not yet developed or implemented by us. Some of our present and potential competitors may have substantially greater financial, marketing, and research resources. In order to compete effectively in this environment, we must continually develop and market new and enhanced products at competitive prices, and have the resources to invest in significant research and development activities.

It should be noted, however, that there are no independent studies to confirm the capabilities of our technologies or our proposed products, nor are there any studies that present positive or negative results at this time. We operate in an industry characterized by intense competition and rapid technological change. New developments occur and are expected to continue to occur at a rapid pace. Discoveries or commercial developments by our competitors may render some or all of our technologies, products or potential products obsolete or non-competitive.

There are many laboratory instruments and procedures for measurement of B-C-X agents. However, there are no field equivalent instruments with the exception of a single field instrument for measurement of explosive agents. The only competitive instrument that has been identified is the Ionscan for explosives, which is manufactured by Barringer Instrument. It was developed for measuring explosive materials in soil and water samples taken from toxic waste sites that are in the environmental process of remediation. The instrument has been placed into service for airport and other Homeland Security, government and military venues. In these applications Teflon-cloth is used to wipe the exterior of computers and briefcases to pick up residuals of explosives and place samples into the instrument. The instrument uses a technology called ion mobility spectrometry that is similar to mass spectrometry an optical device for measuring wavelength). The materials on the cloth are subject to thermal desorption and the resulting ion spectrum is compared to standards to identify the explosive agents.

We believe that our proposed products will have a significantly greater sensitivity and a lower purchase price than our competitors’ products, based on the design of our Model 10 to measure explosives in the vapor phase. Additionally, our product design minimizes the number of consumables, limiting them to programmed maintenance and the replacement of the sensor. We believe that our products will also have the added advantages of true portability, battery operation, small size and light weight. Management believes these features will combine to make these instruments suitable competition to the instruments now in service at airports and other public, government and military venues.

Marketing Plan

We intend to market our proposed products to each of the Department of Homeland Security, other federal, state, local and foreign government entities and military and private markets. We intend to use a variety of marketing vehicles subject to the availability of funds. This includes trade events targeted to its customer base; speaking engagements at national meetings; marketing materials to be used in direct mailings to specified targeted clients; target advertising; development of an interactive website in order to demonstrate our proprietary technologies with links to company publications, partners, and industry-related sites; and public relations to help management capitalize on and distribute to the appropriate audiences the newest information and developments about our company.

We also plan to sell sensors through a combination of manufacturers’ representatives, distributors and a small direct sales force. We will not have a large direct sales force because, we believe that the markets we sell into are based on personal relationships and dominated by independent sales representatives and distributors. Our sales force will be mainly focused on assisting independent sales representatives and distributors in the sales process. We have recently engaged a market research firm on a consultancy basis to assist us in developing marketing plans for our proposed products.

Raw Materials, Suppliers and Manufacturers

We intend to subcontract the production of our proposed products. The work is expected to be performed under purchase orders and we have not entered into any contracts with any suppliers and manufacturers. Accordingly, we will be substantially dependent on the ability of third party manufacturers to meet performance and quality specifications.

Our proposed products use a broad range of hazardous chemicals and materials that include heavy metal and their oxides used in the metal oxide sensors, such as lead and oxides of lead in the sensor for the detection of explosive materials. However, we do not expect to handle or purchase these raw materials, which will be purchased by our subcontractors. We will take commercially reasonable measures to ensure that our subcontractors maintain commercial relationships with multiple suppliers of each raw material needed for our products. We believe that this requirement will insulate us from supply interruptions and production delays. The failure or delays by our manufacturers and their suppliers to provide necessary raw materials and components would adversely affect our ability to obtain and purchase products on a timely and competitive basis.

Government Regulation

We are not aware of any government approvals required at the time for our proposed products. We intend to market our products to government and quasi-governmental organizations, although we have not yet started the marketing process, as our products have not yet been completed. At the time we sell to any such agencies, they will establish the criteria for approval with which we will need to comply.

We conduct research and development activities which are not subject to compliance with environmental laws. Our manufacturers are subject to regulations administered by the U.S. Environmental Protection Agency (“EPA”), the Occupational Safety and Health Administration (“OSHA”), various state agencies and country and local authorities acting in cooperation with Federal and state authorities. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use of release of certain hazardous chemicals and substances. The extensive regulatory framework imposes significant compliance burdens and risks on our proposed products. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil and criminal fines in the case of violations.

In view of the foregoing, we do not expect to increase any direct costs of complying with environmental laws, although such costs are factored into the price we pay to our manufacturers.

Research and Development

For the period from December 1, 2004 to November 30, 2005 (“Fiscal 2005”), we incurred $17,210 of research and development expenses, as compared with $460,240 in the prior fiscal year ended November 30, 2004 (“Fiscal 2004”). Through August 31, 2006, we had incurred $30,200 in research and development expenses in connection with the development of our proposed biosensor product to detect e.coli during our 2006 fiscal year. Similarly, the limited amount of funds we had during most of Fiscal 2005 significantly limited our research and development efforts. During Fiscal 2004, these expenses were incurred in connection with the development of our initial proposed product and technologies. Most of our research and development expenses, to date, have been to further develop our technologies as compared to product development which will follow. The majority of our technology development has been for sensor technology development with a smaller amount of technology development for porous silicon and carbon nanotubes. Most sensor technology has been spent on development concerning explosive agents, with a smaller amount of technology development concerning biological and chemical agents.

We intend to utilize the combined experiences and expertise of our Technical Advisory Board to assist us in improving our research and development plans towards the development of the next generation of sensor products and to advance key nanotechnologies for its future products. We believe that ongoing research and development activities will be an important component of our success due to the level of competition we face and the rate of obsolescence of the technologies incorporated into sensor devices. We will need to effectively respond to these commercial pressures, including by introducing new product features, in order to successfully compete in this market.

Insurance

We may be exposed to potential significant product liability claims. We intend to maintain a general liability insurance policy. We intend to generally warrant our products to be free from defect in materials, workmanship and manufacturing processes for a specified period. There can be no assurance that we will be able to obtain acceptable levels of insurance coverage on commercially reasonable terms, which could limit our ability to market our proposed products.

Seasonality

We do not believe that our future operations will be influenced by seasonal changes.

Employees

As of September 30, 2006, we had two employees, consisting of our Chief Executive Officer and our Chief Operating Officer, and two consultants. We plan to hire additional employees and consultants with the funds obtained from our recently completed financing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 18, 2005, Lazar Levine & Felix LLP was appointed as our independent public accountant for the year ending November 30, 2005, replacing Madsen & Associates, Inc. We made this change in independent public accountant because we wanted a larger, nationally-based firm as our accountant. This action dismissed Madsen as our independent registered public accountant for the year ending November 30, 2005. This change in independent public accountant was approved by our board of directors on August 18, 2005.

The audit report of Madsen on the financial statements of NanoSensors at November 30, 2004 and for the period December 23, 2003 (date of inception) to November 20, 2004 did not contain an adverse opinion or disclaimer of opinion, nor was the opinion qualified or modified as to uncertainty, audit scope or accounting principles, other than to contain an explanatory paragraph as to our ability to continue as a going concern. During the period December 23, 2003 (date of inception) to November 30, 2004 and through August 18, 2005, there were no disagreements between us and Madsen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Madsen, would have caused Madsen to make reference to the subject matter of the disagreement(s) in connection with its reports.

During the period December 23, 2003 (date of inception) to November 30, 2004 and through August 18, 2005, we did not consult with Lazar Levine & Felix regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

We requested that Madsen furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with our statements. A copy of the letter furnished by Madsen in response to that request, dated July 13, 2005, and was filed as Exhibit 16.1 to our Report on Form 8-K/A filed on September 14, 2005.

DESCRIPTION OF PROPERTY

We lease facilities in Santa Clara, California from an unaffiliated landlord. These facilities encompass approximately 1,900 square feet and serve as our corporate headquarters and operations center. The current lease commenced in February 2004, for a two-year term at $2,304 per month and is personally guaranteed by Dr. Ted Wong, Chief Executive Officer. On June 1, 2006, we executed an amendment to our office lease whereby we agreed to extend our lease to February 28, 2008. Our remaining obligations under this lease are $47,923 for the period from September 1, 2006 to February 28, 2008. We believe that we have adequate facilities to conduct our current operations, and do not expect to seek additional administrative offices and/or research facilities in the near term. We have no current proposed programs for the renovation, improvement or development of current facilities.

 LEGAL PROCEEDINGS

Except as set forth below, we are not a party to any legal proceedings.

On March 15, 2006, NanoSensors, Inc. commenced a commercial arbitration before the American Arbitration Association against Mathew Zuckerman, a co-founder, former Chief Scientist and officer of the company and his affiliated consulting firm Axiom Corporation (collectively, “Zuckerman”). Pursuant to a license agreement entered into between us and Zuckerman, NanoSensors was granted an exclusive worldwide perpetual license to Zuckerman’s technology. Notwithstanding the parties’ termination of a Consulting Agreement entered into between them in March 2005, the perpetual License Agreement remained in effect and we retained all rights to the technology. NanoSensors has commenced the arbitration proceeding to seek injunctive relief barring future violations of the License Agreement, disgorgement of all NanoSensors stock previously issued to Zuckerman, monetary damages of $5 million and disgorgement of all fees earned by Zuckerman from dealings with third parties using the license. The parties entered into a Settlement Agreement and Release on April 20, 2006. Under the terms of this Settlement Agreement and Release, we agreed to pay Zuckerman $32,391 as full payment for consulting fees previously owed, which amount was paid on July 24, 2006.

In addition, we may be subject to other claims and litigation arising in the ordinary course of business. Our management considers that any liability from any reasonably foreseeable disposition of such other claims and litigation, individually or in the aggregate, would not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors are:

Name	Age	Position

Dr. Ted Wong	66	Chief Executive Officer, President and Director

Robert A. Baron	66	Director

Joshua Moser	35	Vice President, Chief Operating Officer and Corporate Secretary

Dr. Ted Wong has been our Chief Executive Officer, President and a Director since our inception in December 2003. He has over thirty years of U.S. and international business experience spanning the operational functions of research and development, sales, finance, and general business. From January 2002 until August 2003, Dr. Wong was Chief Strategy Officer of KT-Tech, Inc., a video compression company. From 2001 until January 2002, Dr. Wong was engaged in consulting. From 1999 to 2001, he served at different times as Chairman, CEO, CTO and COO of Zerotree Technologies, a firm he founded to develop video compression technologies for the Internet. From 1993 until 1998, Dr. Wong was President of Prime Technology Inc., business consultants. From 1988 to 1993, Dr. Wong served as President of INTEG, Inc., a firm he founded to market and distribute electronic learning aids in the U.S. market for Team Concepts of Hong Kong. During this period, Dr. Wong was co-founder and President of Fox Electronics and Technology, Inc., a firm founded to market and distribute Team Concept’s consumer electronics products. From 1969 through 1983, He worked in research and development for North American Rockwell and General Electric Company where he became proficient at developing technology from concept to application. Dr. Wong holds a B.S. and a Ph.D. in Chemical Engineering from the University of Utah.

Robert Baron was appointed to our board July 10, 2006. Mr. Baron presently serves as a member of the board of directors of two publicly-traded companies, Hemobiotech, Inc. and Exegenics, Inc.  Hemobiotech is a development stage biotechnology company and Exegenics, which formerly operated as a biotechnology company, is currently seeking to redeploy its assets and actively pursue a new business.   From 1998 to August 2004, he served as President of Cash City Inc., a payday advance and check cashing business. Previously, Mr. Baron served as President of East Coast Operations of CSS/TSC, a subsidiary of Tultex, Inc., a New York Stock Exchange listed company engaged in the manufacturing of activewear products, such as t-shirts and as Chairman of T-Shirt City Inc., a company engaged in the distribution of activewear products. Mr. Baron received his B.S. degree from Ohio State University. Mr. Baron was a limited partner in Meyers Associates, LP from February 2002 until July 2006. Meyers Associates, LP served as a selling agent in our recently announced private placement.

Joshua Moser was appointed as our Vice President and Chief Operating Officer on August 3, 2006 and has been our Corporate Secretary since June 2006. Mr. Moser has been providing consulting services to us since November 2005. Prior to working with NanoSensors, Inc., from September 1999 to October 2000, Mr. Moser was the Director of Business Development at GCN, Inc., an online market research company. From October 2000 to September 2002, Mr. Moser was a research analyst at Tufan, Inc., where he analyzed and managed investments in privately-held software, semiconductor and technology service companies. From September 2002 through February 2005, Mr. Moser was employed as a Vice President with Sherwood Partners, Inc., a business and financial advisory consulting firm that assists commercial lending institutions and venture capital firms in managing and structuring corporate turnarounds. Thereafter and prior to joining the Company, Mr. Moser has been providing management consulting services, including serving as Interim Chief Financial Officer at Chuckwalla, Inc., a privately-held software company. Mr. Moser graduated from Denison University in 1994 with a B.A. in History.

Board of Directors; Committees

Dr. Wong and Mr. Baron are currently the only member of our board of directors. Our Board has determined that Mr. Baron qualifies as an independent director within the meaning of the Nasdaq Marketplace Rules. In light of the fact that Dr. Wong served as our sole director until Mr. Baron’s election on July 10, 2006, actions taken by the board prior to such date have been by written consent from time to time, as considered necessary or reasonable. Subsequently, our Board has held one meeting and acted on unanimous written consent on four occasions. In addition, due to the continued small size of our Board, our directors may hold additional discussions from time to time, as they consider appropriate. We had no arrangements pursuant to which any director was compensated during our 2005 fiscal year for any service provided as a director. In July 2006, we adopted a compensation plan for non-executive directors, as described below. We are in the process of seeking additional members to serve as directors.

Since our board of directors presently consists only of Dr. Wong and Mr. Baron, we have not formed any board committees. All matters relating to audit, compensation, nominations and corporate governance are considered and acted upon by our entire Board of Directors. We are currently seeking identify suitable candidates in order to increase the membership of our board of directors and to establish separate audit, compensation and nominating committees, each comprised solely of directors that satisfy the independence criteria of the Securities and Exchange Commission and the Nasdaq Stock Market.

Compensation of Directors

Effective July 7, 2006, we adopted a compensation plan for non-executive members of our board of directors. Pursuant to this plan, each non-executive director will be paid an annual retainer of $18,000, payable in equal quarterly installments of $4,500; provided, however, that for the initial quarter in which a non-executive director commences service on the board, such director shall receive a prorated fee for such quarter based on the date such service commences, as follows: (a) if service commences during the first month of such fiscal quarter the fee for such quarter shall be $4,500; (b) if service commences during the second month of such fiscal quarter, the fee for such quarter shall be $3,000; and (c) if service commences during the third month of such fiscal quarter, the fee for such quarter shall be $1,500.

In addition, subject to the approval of our stockholders, effective July 7, 2006, each non-executive director will, upon his or her appointment to our board of directors, receive a grant of options to purchase 2,000,000 shares of common stock, exercisable for a period of ten years at an exercise price equal to the closing price of our common stock on the date of issuance. These options will vest 50% on the first anniversary of the issue date and the balance on the second anniversary of such date. Subject to the approval of our stockholders, Mr. Robert Baron was granted options to purchase 2,000,000 shares of common stock on July 10, 2006, which options will be exercisable at $0.05 per share and otherwise on the terms described herein. In addition and subject to the approval of our stockholders of our 2006 Incentive Plan, each non-employee director will also receive on the first trading day following the end of each fiscal year, an automatic and fully-vested stock option grant for such number of shares as is equal to the quotient obtained by dividing the annual cash retainer paid to a non-employee director during such fiscal year (not including any additional fees which may be paid for service as a member of Chairman of any committee of the Board of Directors) by the fair market value of the shares on the grant date ( pro rata in the case the director served for less than the entire year prior to such grant date). On December 13, 2006, our stockholders approved our 2006 Equity Incentive Plan and accordingly, the option awards allocated to our non-executive director were deemed effective as of such date.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board does not have a compensation committee and there are no interlocks between our directors and directors of other companies.

Audit Committee and Audit Committee Financial Expert

We do not have an Audit Committee of the Board. Because of the small size of our Board and because we are not traded on an exchange or on the Nasdaq Stock Market, we are not required by law or applicable regulations to have an Audit Committee. The Board acts as a whole with respect to matters which might otherwise be acted upon by an Audit Committee. Our Board of Directors has determined that we do not have at least one member that qualifies as an audit committee financial expert pursuant to Item 401 of Regulation S-B.

Technical Advisory Board

On July 12, 2006, we announced that we established a Technical Advisory Board that consists of five experts in the nanotechnology industry. We formed the advisory board to assist us in identifying patented or patent-pending technologies at universities and government laboratories. The Technical Advisory Board includes Professor David Tomanek of Michigan State University, Professor Evangelyn Alocilja of Michigan State University, Professor Seunghun Hong of Seoul National University, Professor Hee Cheul Choi of Pohang University of Science and Technology (“Postech”) and Dr. Yung Doug Suh of Korea Research Institute of Chemical Technology. Each of the advisory board members also entered into separate two-year consulting agreements with us pursuant to which we will pay each of these individuals a monthly retainer of $1,500 and grant them warrants to purchase 1,000,000 shares of our common stock, which warrants are exercisable at a price of $0.06 per share.

Section 16(a) Beneficial Ownership Reporting Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater-than-ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by ua and written representations from our reporting persons, we believe that all of our reporting persons have filed their respective Section 16(a) forms for the year ended November 30, 2005 except Mathew Zuckerman, a holder of more than 10% of our common stock filed a Form 4 dated Janaury 4, 2006 reporting transactions on March 15, 2005 and December 9, 2005.

Code of Ethics

We have adopted a code of ethics in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 rules established by the SEC. The code of ethics establishes guidelines to be followed by our principal executive officer, who is our chief executive officer, and our senior financial officers. Currently our chief executive officer is our only senior financial officer under the code of ethics. In the event that we appoint a treasurer, controller, or other officer who is principally responsible for our accounting, such employees will automatically be deemed as senior financial officers. In addition, our audit committee may, from time to time, change the officers designated as senior financial officers. Compliance is mandatory for those employees subject to our code of ethics. Waivers or amendments to this code will be disclosed to the public, and filed with the SEC, on Form 8-K.

A copy of this Code of Ethics was filed as an exhibit to our annual report on Form 10-KSB for the fiscal year ended November 30, 2004, filed with the SEC on March 17, 2005. A copy of the Code of Ethics may also be obtained without charge by writing to Dr. Ted L. Wong, at NanoSensors, Inc., 1800 Wyatt Drive, Suite 2, Santa Clara, CA 95054.

  EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers (the “Named Executive Officers”) with annual compensation exceeding $100,000 during the fiscal year ended November 30, 2005.

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary (1)		Bonus	Restricted Stock Awards	Securities Underlying Options/ SARs	All Other Compensation
Ted L. Wong, Ph.D.	2005	$25,500	(2)	0	0	0	0
Chief Executive Officer	2004	$178,174	(3)	0	0	0	50,000,000	(6)

Matthew Zuckerman	2005	$25,500	(4)	0	0	0	0
Chief Scientist (former)	2004	$178,174	(5)	0	0	0	50,000,000	(6)

(1)	Based on an annual salary of $180,000 which was reduced to $102,000 per annum in May 2004.

(2)	Includes $4,399 paid to Dr. Wong. We owed Dr. Wong $89,318 as of November 30, 2005. See note 6 to our audited financial statements for the fiscal year ended November 30, 2005.

(3)	Includes $109,957 paid and $68,217 owed to Dr. Wong, as of November 30, 2004.

(4)	We owed Dr. Zuckerman $64,781as of November 30, 2005. Dr. Zuckerman terminated his consulting relationship with us as of March 1, 2005.

(5)	Includes $138,893 paid and $39,281 owed to Dr. Zuckerman, as of November 30, 2004,

(6)
Upon our formation in December 2003, 50,000,000 restricted shares of common stock were issued as founders shares to each of Dr. Zuckerman and Dr. Wong. These Shares were issued pursuant to the terms of the license agreement entered into between us and Axiom Corp. on behalf of Dr. Zuckerman and Dr. Wong. The shares were valued at an aggregate of $5,000 as of the original issue date.

Employment Agreements

Employment Agreement with Ted L. Wong

We entered into an employment with Ted L. Wong, our Chief Executive Officer, President and Chairman, dated as of August 3, 2006 pursuant to which:

•   Dr. Wong will continue to serve as our Chief Executive Officer, President and Chairman for an employment period of 36 months from the effective date of the employment agreement.

•  Dr. Wong will receive an annual base salary of $144,000 under the employment agreement and was granted a signing bonus of $40,000, of which $20,000 was previously paid. In addition, Dr. Wong will be entitled to a performance bonus of up to a maximum of $50,000 in the event he achieves certain milestones defined in the employment agreement.

•  In connection with his entering into the employment agreement, Dr. Wong was awarded two grants of options, both of which are subject to the approval of our stockholders of an equity compensation plan to be presented to them at our stockholders meeting, which was obtained on December 13, 2006. The initial grant consisted of options to purchase 5,000,000 shares of common stock, all of which shall vest on the six month anniversary of the effective date of the employment agreement. The second grant consists of options to purchase 13,000,000 shares of common stock, which shall vest in equally monthly installments commencing on the six month anniversary date of the employment agreement. Both options shall be exercisable for a period of ten years at a per share exercise price equal to the closing price of our common stock on the effective date of the employment agreement. Further, all of the options granted to Dr. Wong will become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan, in the event of a change of control of our company or if Dr. Wong is terminated without cause.

•  If Dr. Wong’s employment is terminated by us without “cause” (as defined in the employment agreement), he would be entitled to a severance payment of his base salary, at the rate then in effect, for a period of six months.   If Dr. Wong’s employment is terminated by us for “cause”, he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

•  Dr. Wong is subject to customary confidentiality obligations, non-solicitation and non-competition that survive the termination of the employment agreement.

Employment Agreement with Joshua Moser

We entered into an employment with Joshua Moser, our new Vice President and Chief Operating Officer, dated as of August 3, 2006 pursuant to which:

•  Mr. Moser will serve as our Vice President and Chief Operating Officer for an employment period of 36 months from the effective date of the employment agreement.

•  Mr. Moser will receive an annual base salary of $120,000 under the employment agreement.

•  In connection with his entering into the employment agreement, Mr. Moser was awarded two grants of options, both of which are subject to the approval of our stockholders of an equity compensation plan to be presented to them at our stockholders meeting, which was obtained on December 13, 2006. The initial grant consisted of options to purchase 4,000,000 shares of common stock, all of which shall vest on the six month anniversary of the effective date of the employment agreement. The second grant consists of options to purchase 10,200,000 shares of common stock, which shall vest in equally monthly installments commencing on the six month anniversary date of the employment agreement. Both options shall be exercisable for a period of ten years at a per share exercise price equal to the closing price of our common stock on the effective date of the employment agreement. Further, all of the options granted to Mr. Moser will become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan, in the event of a change of control of our company or if Mr. Moser is terminated without cause.

• If Mr. Moser’s employment is terminated by us without “cause” (as defined in the employment agreement), he would be entitled to a severance payment of his base salary, at the rate then in effect, for a period of six months.   If Mr. Moser’s employment is terminated by us for “cause”, he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

•  Mr. Moser is subject to customary confidentiality obligations, non-solicitation and non-competition that survive the termination of the employment agreement.

Consulting Agreements

Pursuant to the December 2003 License Agreement between us and Axiom Corp. and Matthew Zuckerman, described below, Axiom entered into a consulting agreement with us. Dr. Matthew Zuckerman is President of Axiom which, under the agreement, was to be paid a consulting fee of $15,000 per month starting September 1, 2003, for a two-year period plus reimbursement of the consultant's direct costs. Axiom was paid $15,000 per month until April 2004. Beginning in May 2004, Axiom was being compensated at the rate of $8,500 per month, or $102,000 per annum until March 1, 2005 when the agreement was effectively terminated. Axiom is an independent contractor and only Dr. Zuckerman was providing services to us under the consulting agreement. On December 11, 2003, we purchased a worldwide, perpetual, royalty free, executive license for all commercial markets to use and further develop Dr. Zuckerman’s sensor technologies to detect BCX agents. We paid Zuckerman and Axiom a one time licensing fee of $90,000, 50,000,000 shares of our Common Stock and entered into the above-described consulting agreement. As described above under the caption “Legal Proceedings,” we entered into a Settlement Agreement and Release with Zuckerman in April, 2006 and pursuant to that agreement paid him $32,391 in July 2006 as full payment for consulting fees previously owed.

We entered into a two-year consulting agreement with Dr. Ted Wong commencing on September 1, 2003. The contract provides for Dr. Wong to be paid $14,833 per month plus reimbursement of direct costs. Dr. Wong is employed on a full-time basis for the Company. Dr. Wong was paid $14,833 per month until April 2004. Beginning in May 2004, he is being compensated at the reduced rate of $8,500 per month or $102,000 per annum. All inventions and ideas, whether patentable or not, made by Dr. Wong or with others relating to our business shall belong to us. During the quarter ended August 31, 2006, we entered into an employment agreement with Dr. Ted Wong, our Chief Executive Officer and President, the terms of which are described above.

Stock Incentive Plan

On December 13, 2006, at our annual meeting of stockholders, our stockholders approved our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) which permits us to provide a broad range of stock awards to our employees, directors and consultants. The 2006 Incentive Plan serves as our primary equity incentive plan for our employees, consultants and directors. As of the date of this prospectus, our board has granted options to purchase an aggregate of 34,200,000 shares of common stock at exercise prices ranging from $0.049 to $0.05 per share, expiring between July and August 2016 to Messrs. Wong, Baron and Moser. In addition, under the 2006 Incentive Plan, our non-executive director was awarded 421,348 options as of December 1, 2006 in accordance with the formula option program for non-executive directors under the 2006 Incentive Plan. These formula options are exercisable at $0.0178 per share for a term of ten years.

Under the 2006 Incentive Plan, we will grant equity-based compensation under the 2006 Incentive Plan. All awards will be subject to the recommendations of management and approval of the board of directors. In the future, if a stock option committee or compensation committee is formed, then approval of awards will be subject to their authority as delegated by the board of directors and in compliance with the requirements of the securities laws and any exchange or trading medium on which the shares of common stock may be listed or traded.

The following is a summary of the principal provisions of the 2006 Incentive Plan.

Shares Reserved for Issuance; Administration. The 2006 Incentive Plan includes an initial reserve of 80,000,000 shares of our common stock that will be available for issuance under the plan, subject to adjustment to reflect stock splits and similar events. The 2006 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock units and restricted stock grants.   Our Board will initially administer the 2006 Incentive Plan, until such time as we establish a Compensation Committee of our Board, which will administer the 2006 Incentive Plan (either being referred to as the “Committee”). The Committee determines the persons who are to receive awards, the type of awards to be granted, the number of shares subject to each such award and the other terms and conditions of such awards, such as exercise price, vesting and expiration. The Committee also has the authority to interpret the provisions of the 2006 Plan and of any awards granted thereunder and to modify awards granted under the 2006 Incentive Plan.

Eligibility. The 2006 Incentive Plan provides that awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of NanoSensors or of any parent, subsidiary or affiliate of NanoSensors as the Committee may determine. Our non-employee directors will participate in the 2006 Incentive Plan through the automatic option grant program, which is self-executing.

Terms of Options. As discussed above, the Committee determines many of the terms and conditions of awards granted under the 2006 Incentive Plan, including whether an option will be an “incentive stock option” or a non-qualified stock option. Each stock option agreement will state the exercise price, which may not be less than 100% of the fair market value of one share of our common stock on the date of the grant (and not less than 110% with respect to an incentive granted to a 10% or greater stockholder).

Formula for Non-Employee Director Option Grants. Under the 2006 Incentive Plan the following automatic stock option grants will be made under the 2006 Incentive Plan to our non-employee directors: upon first joining the Board, each non-employee director shall receive an automatic stock option grant to purchase 2,000,000 shares. In addition, on the first trading day following the end of each fiscal year, each non-employee director receives an automatic stock option grant for such number of shares as is equal to the quotient obtained by dividing the annual cash retainer paid to a non-employee director during such fiscal year (not including any additional fees which may be paid for service as a member of Chairman of any committee of the Board of Directors) by the fair market value of the shares on the grant date ( pro rata in the case the director served for less than the entire year prior to such grant date). Of the initial stock option grants to non-employee directors upon joining the Board, fifty percent of such options become vested one year from the date of grant and the remainder vest on the second anniversary of the date of grant, subject to such director’s continued service with us. The annual formula option grants will be fully vested on the date of grant.

Terms of Restricted Stock Awards. Each restricted stock award will be evidenced by a restricted stock purchase agreement in such form as the committee approves and will include conditions (as described in further detail in the 2006 Incentive Plan) relating to, among other items, vesting and purchase price.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) are awards in which the participant is deemed granted a number of shares subject to vesting. When the SARs vest, then the participant can exercise the SARs. Exercise, however, does not mean the number of shares deemed granted are issued. Rather, the participant will receive cash (or shares, if so determined by the Committee) having a value at the time of exercise equal to (1) the number of shares deemed exercised, times (2) the amount by which our stock price on the date of exercise exceeds our stock price on the date of grant. SARs expire under the same rules that apply to options.

Restricted Stock Units. Restricted stock units (“RSU’s”) are awards that result in a payment to the participant in cash or shares if the performance goals established by the Committee are achieved. The applicable performance goals will be determined by the Committee and may be applied on a company-wide, departmental or individual basis.

Change of Control. In the event of a change of control, the buyer may either assume the outstanding awards or substitute equivalent awards. Alternatively, our Board may determine to permit all unvested options to immediately vest upon the change of control. If our Board does not make such a determination, all awards will expire upon the closing of the transaction unless the stock option certificate issued to the particular participant provides otherwise. In addition, formula option grants to non-employee directors, will fully vest upon a change of control and our Board will determine whether the change of control shall have any additional effect.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded on the OTC Bulletin Board under the symbol “NNSR.OB” since November 1, 2005. As of December 1, 2006, there were 124 holders of record. This does not reflect those shares held beneficially or those shares held in “street” name.

The table below sets forth the high and low bid prices per share of the common stock for each full quarterly period in the last two fiscal years and the year to date as reported on the OTC Bulletin Board. These prices reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. The registration of the shares of our common stock covered by this prospectus and future registrations of our common stock and the sale of substantial amounts of our common stock in the public markets could adversely affect the prevailing market price of our common stock.   All shares and per share prices give retroactive effect to our 10 for 1 stock split made on January 26, 2006.   There are no quotations available for the first three quarters of the fiscal year ended November 30, 2005, or for any quarter in the fiscal year from inception (December 23, 2003) through November 30, 2004.

  On December 14, 2006, the closing price of our common stock as reported on the OTC Bulletin Board was $0.013 per share.

Quarter Ended	High	Low

February 28, 2007*	$0.018	$0.011
November 30, 2006	$0.07	$0.014
August 31, 2006	$0.135	$0.037
May 31, 2006	$0.135	$0.019
February 28, 2006	$0.46	$0.86
November 28, 2005	$0.25	$0.07

* Through December 14, 2006.

Dividend Policy

It is our present policy not to pay cash dividends and to retain future earnings to support our growth. We do not anticipate paying any cash dividends in the foreseeable future. The only restrictions that limit the ability to pay dividends on the common stock are those imposed by corporate law. Under Nevada corporate law, no dividends or other distributions may be made which would render us insolvent or reduce assets to less than the sum of our liabilities plus the amount needed to satisfy any liquidation preference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of 332,266,698 shares of our common stock outstanding, as of November 1, 2006, reflecting our 10 for 1 forward split declared on January 12, 2006 by:

•	By each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	By each of our executive officers and directors; and

•	By all of our executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o NanoSensors, Inc., 1800 Wyatt Avenue, Suite No. 2, Santa Clara, CA 95054.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission   and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 332,226,698 shares of common stock outstanding as of November 1, 2006. Shares of common stock subject to options or warrants exercisable within 60 days of November 1, 2006 are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (%)

Common Stock	Ted Wong	22,000,000	(2)	6.6

Common Stock	Robert A. Baron	20,000	(3)	*

Common Stock	Joshua Moser	0	(4)	0

Common Stock	Matthew Zuckerman 0120 Letey Lane P.O. Box 344 Woody Creek, CO 81656	27,175,000	(5)	8.2

Common Stock	Bruce Meyers 45 Broadway, 2 ndFloor New York, New York 10006	23,500,000	(6)	7.1

Common Stock	Imtiaz Khan 45 Broadway, 2 nd Floor New York, New York 10006	24,800,000	(7)	7.5

Common Stock	Blue Green T, LLC 55 Frederick Street PO Box CB 13039 Nassau, Bahamas	22,400,000	(8)	6.7

Common Stock	James Batmasian 215 West Federal Highway Boca Raton, FL 33432	24,909,091	(9)	6.7

Common Stock	All officers and directors as a group (3 persons) (2), (3) and (4)	22,020,000		6.6

* less than 0.1%

(1)   Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity. The number of shares beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days of the Record Date, through the exercise or conversion of any stock option, convertible security, warrant or other right (a “Presently Exercisable” security). Including those shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

(2) Does not include options to purchase a total of 18,000,000 shares of common stock which will be granted to Dr. Wong upon the approval by our stockholders of an equity compensation plan, which occurred on December 13, 2006 and which options commence vesting on February 3, 2007.

(3) Does not include options to purchase 2,421,348 shares of common stock which will be granted to Mr. Baron upon the approval by our stockholders of an equity compensation plan, which occurred on December 13, 2006.

(4) Does not include options to purchase 14,200,000 shares of common stock which will be granted to Mr. Moser upon the approval by our stockholders of an equity compensation plan, which occurred on December 13, 2006 and which options commence vesting on February 3, 2007.

(5) Based on Mr. Zuckerman’s Schedule 13D/A filed on June 21, 2006.  The company, however, has been advised orally by representatives of Mr. Zuckerman that Mr. Zuckerman has disposed of a material portion of these shares and will be amending the Schedule 13D.

(6) Based on Schedule 13D/A filed by Mr. Meyers on October 30, 2006. Consists of 19,600,000 shares of Common Stock owned by Bruce Meyers (including 250,000 owned by his spouse) and 3,900,000 shares held by Meyers Associates, L.P. of which entity Bruce Meyers is President and holds voting and investment control. Excludes 7,600,000 Unit Purchase Options to acquire 7,600,000 shares of common stock and 7,600,000 warrants, which are subject to a non-exercise agreement between the listed selling stockholder and NanoSensors pursuant to which the listed selling stockholder agreed not to exercise the Unit Purchase Options until the earlier of the six month anniversary of the effective date of this registration statement or one year from the effective date of the non-exercise agreement, which would be July 21, 2007. Also excludes up to 14,300,000 Unit Purchase Warrants which will not be issued unless we satisfy the post-closing conditions of our recent private placement of units in which Meyers Associates served as a selling agent.

(7) Based on Schedule 13D/A filed by Mr. Khan on October 30, 2006. Consists of 24,800,000 shares of Common Stock and does not include the securities listed in note (6) above held by Meyers Associates, L.P. by whom Imtiaz Khan is employed, but does not exercise voting and investment control. Excludes 5,500,000 Unit Purchase Warrants to acquire 5,500,000 shares of common stock and 5,500,000 warrants, which are subject to a non-exercise agreement between the listed selling stockholder and NanoSensors pursuant to which the listed selling stockholder agreed not to exercise the Unit Purchase Warrants until the earlier of the six month anniversary of the effective date of this registration statement or one year from the effective date of the non-exercise agreement, which would be July 21, 2007.

(8) Excludes warrants to purchase 22,000,000 shares of common stock which includes a clause restricting the exercise of such warrants where the holder is the beneficial owner of 5.0% or more of our common stock. Also excludes 8,000,000 shares of common stock and 8,000,000 warrants which will not be issued unless we satisfy the post-closing conditions of our recent private placement of units.

(9) Excludes warrants to purchase 25,000,000 shares of common stock which includes a clause restricting the exercise of such warrants where the holder is the beneficial owner of 5.0% or more of our common stock. Also excludes 8,000,000 shares of common stock and 8,000,000 warrants which will not be issued unless we satisfy the post-closing conditions of our recent private placement of units.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding. There are no known current arrangements that will result in a change in control.

SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 374,600,000 shares of our common stock which may be offered by the selling stockholders identified below. The shares offered in this prospectus include (i) 172,950,000 shares of common stock sold to investors in our 2006 private placement, (ii) 172,950,000 shares of common stock issuable upon exercise of warrants sold to investors in our 2006 private placement, (iii) 2,500,000 shares of common stock owned by a selling stockholder issued in 2005; (iv) 3,000,000 shares of common stock owned by a selling stockholder that are issuable upon exercise of warrants issued in 2005 (including 500,000 warrants issued pursuant to the registration rights obligations set forth in the securities purchase agreement we entered into with such investor); and (v) 23,200,000 shares of common stock held by certain selling shareholders.

Summary

Set forth below is a summary of the circumstances that led to the issuance to the listed selling stockholders of the shares of common stock registered hereby.

In June 2006, we completed a private placement of units and raised gross proceeds of $1,729,500 from the sale of a total number of units consisting of 172,950,000 shares of common stock and five-year warrants to purchase 172,950,000 shares of common stock at an exercise price of $0.04 per share.   Each unit was sold at a price of $50,000. Subsequently, as of October 12, 2006, the holders of $200,000 of units agreed to waive the escrow conditions applicable to such units and released $200,000 of funds from escrow to us as of such date and we issued these holders an aggregate of 20,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock. Currently, $715,000 is being retained in escrow until we satisfy certain post-closing covenants, including the effectiveness of the registration statement of which this prospectus forms a part and increasing our authorized capitalization, which was approved by our stockholders on December 13, 2006. To date, the aggregate offering proceeds released to us to have been $1,014,500, and the net proceeds to us, after payment of expenses and commissions, was approximately $845,000. We intend to use the offering proceeds for working capital and payment of accrued compensation.

After giving effect to the recent release of $200,000 from escrow, we have paid $101,450 to the selling agents and issued unit purchase warrants (a “Unit Warrant”) to the selling agents to purchase 20,290,000 units of our securities, with each unit consisting of one share common stock and one common stock purchase warrant (which, on a fully-diluted basis, would result in the issuance of an aggregate of 40,580,000 shares of common stock upon exercise). These Unit Warrants are immediately exercisable at $0.01 per unit and expire five years from the effective date of the registration statement contemplated by the Registration Rights Agreement we entered into in the private placement and the underlying warrants are also exercisable at $0.01 per share for a period of five years from such date.

After giving effect to the recent release of $200,000 from escrow, we have issued an aggregate of 101,450,000 shares of common stock and warrants to purchase 101,450,000 shares of common stock to the investors and will issue an additional 71,500,000 shares of common stock and warrants to purchase 71,500,000 shares of common stock to the investors upon our satisfaction of the post-closing covenants. In addition, assuming we are able to satisfy these post-closing covenants, we will issue and additional 14,300,000 Unit Warrants to the selling agents (which, on a fully-diluted basis, would result in the issuance of an aggregate of 28,600,000 shares of common stock upon exercise) and pay commissions to the selling agents of $71,500 upon the release of the remaining funds from escrow.

The investors also became parties to a Registration Rights Agreement, pursuant to which we agreed to file, within 40 days after closing, a registration statement covering the resale of the shares of common stock sold in the offering and the shares that we may issue upon exercise of the Warrants issued to the investors and the placement agent. Pursuant to the Securities Purchase Agreement, we agreed that 60% of the gross proceeds will remain in escrow until the registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission and we obtain shareholder approval to increase our authorized capital. The investors will have a right to demand we return the funds held in escrow if we are unable to satisfy these covenants within six months from the final closing date. However, investors purchasing $204,500 of units in the third closing waived this escrow requirement and authorized the release of their entire investment to us. These investors also agreed to a “lock-up” provision restricting the resale of the securities purchased in the offering for a period commencing on the closing date and ending six months after the first to occur of either the date that the registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission or the date that such securities may first be sold pursuant to Rule 144. Further, as described above, as of October 12, 2006, holders of $200,000 of Units agreed to waive the escrow conditions applicable to such Units and authorized the release of an additional $200,000 to us.

 On December 13, 2006, our stockholders approved an amendment to our Articles of Incorporation in order to increase our number of authorized shares of shares of common stock to 950,000,000 shares in accordance with the post-closing covenant required in this financing and we filed the Certificate of Amendment to our Articles of Incorporation with the State of Nevada on such date. Accordingly, we now have a sufficient number of authorized shares of common stock to enable us to issue the additional securities sold to the investors in this private placement following the effectiveness of the registration statement of which this prospectus forms a part and all of the shares of common stock covered by this prospectus are authorized for issuance.

A total of 2,500,000 shares of common stock and 2,500,000 warrants were issued to James Batmasian in a private sale of securities to him in November 2005. We subsequently issued him an additional 500,000 warrants under the registration rights obligations set forth in the securities purchase agreement since we were not able to comply with the terms thereof. An additional amount of 23,200,000 shares held by ten selling stockholders received these shares from Meyers Associates as bona fide gifts in July 2006.

We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants by the selling stockholders only to the extent that such warrants are exercised for cash.

Selling Stockholders Table

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under Rule 415 of the Securities Act. The shares offered for resale under this prospectus are being registered for resale by our selling stockholders, as described above, or the transferees of such selling stockholders. Such persons may resell from time to time all, a portion, or none of such shares. In addition, the selling stockholders may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of the warrants is subject to adjustment and could be materially less or more than the number estimated in the table. However, certain of the selling stockholders have contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock in the event that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise would exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders may exceed the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of shares of common stock and warrants. Except as noted, none of the selling stockholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth information as to each of the selling stockholders listed below and the shares that the selling stockholders (and their pledgees, assignees and successors in interest) may offer and sell from time to time under this prospectus, as of the date that each selling stockholder completed a Selling Stockholder Questionnaire. More specifically, the following table sets forth as to the selling stockholders:

• the number of shares of our common stock that the selling stockholders beneficially owned prior to offering for resale of any shares of our common stock being registered by the registration statement of which this prospectus is a part;

•  the number of shares of our common stock that may be offered for resale for the selling stockholder’s accounts under this prospectus, including the number of such shares that may be offered by the selling stockholders which are issuable upon exercise of warrants; and

•  the number and percent of shares of our common stock to be held by the selling stockholder after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling stockholders and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares. The selling stockholders may sell all, some or none of the common stock being offered pursuant to this prospectus.

The table is prepared based on information supplied to us by the selling stockholders. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the shares in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their shares. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described in this section, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Being Offered Underlying Warrants	Shares Beneficially Owned After the Offering	Percentage Beneficially Owned After Offering‡
Michael Stone (1)	32,607,504	15,000,000	15,000,000	2,607,504	**
Robert Seguso (2)	33,629,144	13,750,000	12,500,000	7,379,144	2.5%
Donald Mudd (3)	15,000,000	7,500,000	7,500,000	0	0
Gerard Caviston (4)	10,000,000	5,000,000	5,000,000	0	0
Blue Green T, LLC (5)	60,400,000	30,000,000	30,000,000	400,000	**
Michael Hamblett (6)	16,875,000	7,500,000	7,500,000	1,875,000	**
Ronald Martino (7)	20,000,000	10,000,000	10,000,000	0	0
Carl S. Rosati (8)	20,000,000	10,000,000	10,000,000	0	0
Odett Holding Ltd. (9)	24,125,000	12,000,000	12,000,000	125,000	**
Nicholas Coon (10)	6,025,000	3,000,000	3,000,000	25,000	**
Margie Chassman (11)	11,250,000	5,000,000	5,000,000	1,250,000	**
Austin Edward Hills 2004 Trust (12)	18,775,000	9,200,000	9,200,000	375,000	**
Larry and Irene Wong	1,500,000	750,000	750,000	0	0
Celestial 99, Inc. (13)	10,000,000	5,000,000	5,000,000	0	0
William Chua	10,000,000	5,000,000	5,000,000	0	0
Shelton Jann	1,000,000	500,000	500,000	0	0
Riffat Lonie (14)	10,000,000	5,000,000	5,000,000	0	0
James Batmasian (15)	65,909,091	32,500,000	33,000,000	409,091	**
Imtiaz Khan (16)	35,800,000	20,000,000	0	15,800,000	4.6%
James J. Binns	250,000	250,000	0	0	0
James J. Binns, Jr.	250,000	250,000	0	0	0
Dale Bearden	250,000	250,000	0	0	0
Virgil L. Jackson Trust (17)	250,000	250,000	0	0	0
Lawrence Helson	250,000	250,000	0	0	0
Howard Commander	50,000	50,000	0	0	0
Silverman and Roberts 44 Pipe LLC (18)	100,000	100,000	0	0	0
Rita Meyers	250,000	250,000	0	0	0
Sadie Jemal Meyers (19)	250,000	250,000	0	0	0
Ken Sitomer	50,000	50,000	0	0	0

‡ Percentage ownership is based on 332,226,698 shares outstanding as of December 1, 2006.

** Indicates percentage ownership is less than 1%.

(1) Includes 9,000,000 shares of common stock and warrants to purchase 9,000,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(2) Includes 7,500,000 shares of common stock and warrants to purchase 7,500,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(3) Includes 4,500,000 shares of common stock and warrants to purchase 4,500,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(4) Includes 3,000,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(5) Includes 8,000,000 shares of common stock and warrants to purchase 8,000,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement. Jaime Villaroel holds voting and/or dispositive power over the shares held by the selling stockholder. The holder transferred an aggregate of 30,000,000 shares of common stock and 30,000,000 warrants (inclusive of the holder’s rights to securities held in escrow pursuant to the Securities Purchase Agreement it entered into with us) to another selling security holder in a private transaction. See footnote 15 to the Selling Security Holder table.

(6) Consists of 4,500,000 shares of common stock and warrants to purchase 4,500,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing . These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement. Michael Hamblett is an affiliate of Starboard Capital Markets, LLC, a registered broker-dealer who served as a member of the selling group that assisted in our 2006 private placement. The holder was also issued 937,500 shares of common stock and warrants to purchase 937,500 shares of common stock issuable upon exercise of Unit Purchase Warrants issued through Starboard Capital Markets in connection with acting as a selling agent in the June 2006 private placement. Starboard Capital Markets received an aggregate of 312,500 unit purchase warrants in connection with serving as a selling group member. The shares of common stock which may be issued upon the exercise of such unit purchase warrants are not covered by this prospectus. We have been advised by Mr. Hamblett that he purchased the shares of common stock beneficially owned by him in the ordinary course of business. We have also been advised by Mr. Hamblett that, at the time of the purchase of the shares to be resold by Mr. Hamblett, he had no agreement or understandings, directly or indirectly, with any person to distribute such shares.

(7) Includes 6,000,000 shares of common stock and warrants to purchase 6,000,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(8) Includes 6,000,000 shares of common stock and warrants to purchase 6,000,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(9) Includes 7,200,000 shares of common stock and warrants to purchase 7,200,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement. Hjortur Eiriksson holds voting and/or dispositive power over the shares held by the selling stockholder.

(10) Includes 1,800,000 shares of common stock and warrants to purchase 1,800,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(11) Includes 3,000,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(12) Austin E. Hills holds voting and/or dispositive power over the shares held by the selling stockholder.

(13) Emily Wright holds voting and/or dispositive power over the shares held by the selling stockholder.

(14) Includes 3,000,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement entered into between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement.

(15) Includes 2,500,000 Shares and 2,500,000 warrants issued in November 2005 private placement and includes additional 500,000 warrants issued pursuant to the registration rights obligations set forth in the securities purchase agreement. Also i ncludes 8,000,000 shares of common stock and warrants to purchase 8,000,000 shares of common stock held in escrow in accordance with terms of the Securities Purchase Agreement between the holder and NanoSensors in connection with the recently completed private financing. These securities will be released from escrow in accordance with the terms and conditions of such Securities Purchase Agreement. Of the shares covered by this prospectus, t he holder acquired an aggregate of 30,000,000 shares of common stock and 30,000,000 warrants (inclusive of the transferring holder’s rights to securities held in escrow pursuant to the Securities Purchase Agreement it entered into with us) from another selling security holder in a private transaction. See footnote 5 to the Selling Security Holder table.

(16) The selling shareholder is employed by Meyers Associates, LP. Meyers Associates, LP is a NASD member broker-dealer. This selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares. We do not have any arrangement with Meyers Associates, LP for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. Meyers Associates acted as a selling agent in the private financing in June 2006 pursuant to which the registration statement of which this prospectus forms a part is being filed. The arrangements agreed to between us and the selling agents are described in greater detail under the caption “Certain Relationships and Related Transactions.” We do not have any arrangement with Meyers Associates for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. This selling stockholder may be deemed to be an underwriter with respect to his sales of shares to be offered by him in this prospectus. In addition, 5,500,000 Unit Purchase Warrants held by the listed stockholder are subject a non-exercise agreement pursuant to which the listed selling stockholder agreed not to exercise the Unit Purchase Warrants until the earlier of the six month anniversary of the effective date of this registration statement or July 21, 2007. These shares of common stock which may be issued upon the exercise of these securities are not covered by this prospectus.

(17) Virgil Jackson, a trustee, and holds voting and/or dispositive power over the shares held by the selling stockholder.

(18) Marc Roberts, managing member, holds voting and/or dispositive power over the shares held by the selling stockholder.

(19) Selling stockholder is the spouse of Bruce Meyers. Shares offered hereby were received as a gift from Mr. Meyers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 10, 2006, we entered into a Selling Agent Agreement with Meyers Associates, LP pursuant to which they agreed to serve as a selling agent in our recently completed private placement. Pursuant to the selling agency agreement, to date we have paid Meyers Associates total commissions of $101,450 and $51,885 in non-accountable expenses in this financing. We also issued Meyers Associates an aggregate of 20,290,000 unit purchase warrants, pursuant to which Meyers Associates has the right to purchase, at the price of $.01 per unit, 20,290,000 units of our securities, each unit consisting of one share of common stock and one common stock purchase warrant. Meyers Associates transferred an aggregate of 1,790,000 unit purchase warrants to other selling agents that participated in our recent private placement and also assigned an aggregate of 14,500,000 unit purchase warrants to a limited number of third parties, including an employee of Meyers Associates. The shares issuable upon exercise of these unit purchase warrants are not covered by this prospectus. The unit purchase warrants expire five years from the effective date of the registration statement of which this prospectus forms a part. In the event we satisfy the post-closing covenants of this private placement and issue additional shares to the investors, as described above, we will pay to Meyers Associates additional commissions of $71,500 and issue them 14,300,000 additional unit purchase warrants.

On July 21, 2006, we entered into an agreement with Meyers Associates, L.P., Bruce Meyers and Imtiaz Khan, whereby each of them agreed not to exercise either the Unit Purchase Options or Unit Purchase Warrants held by them for a period equal to the earlier of six months from the effective date of the registration statement of which this prospectus forms a part or one year from the date of the agreement. In consideration of such agreement, we agreed that effective as of the date of the non-exercise agreement, the prior lock-up agreement, which was to expire on November 10, 2006, would be terminated. In addition, on July 21, 2006 we agreed with Meyers Associates on an amendment to the Unit Purchase Option to clarify the circumstances under which adjustments to the exercise price and number of shares issuable pursuant to the anti-dilution provisions of the Unit Purchase Option and the underlying warrants may be made.

During the year ended November 30, 2005, Dr. Ted Wong, our President and Chief Executive Officer made advances to us in the aggregate amount of $9,658. These advances are non-interest bearing and are payable upon demand. As of November 30, 2005, accounts and advances payable to related parties include advances of $9,658 and consulting fees payable to Dr. Ted Wong and Dr. Mathew Zuckerman of $89,318 and $64,781, respectively. As described above under the caption “Legal Proceedings,” we entered into a Settlement Agreement and Release with Zuckerman in April, 2006 and pursuant to that agreement paid him $32,391 in July 2006 in full payment of outstanding consulting fees previously owed.

  We entered into a two-year office lease with rent of $2,304 at the commencement of the lease, which is personally guaranteed by Dr. Ted Wong, Chief Executive Officer. Our remaining obligations under this lease are $47,923 for the period from September 1, 2006 to February 28, 2008.

See the discussion under the caption “Executive Compensation” above for the terms and conditions of a consulting agreement we entered into with Dr. Ted Wong and Dr. Matthew Zuckerman. Dr. Zuckerman resigned from all positions with us as of March 1, 2005.

In December 2003, we issued 50,000,000 founders shares to Dr. Ted Wong, valued at $.0001 per share, for services related to our business. We also issued 50,000,000 founders shares to Dr. Matthew Zuckerman, our former Chief Scientist, valued at $.0001 per share, in connection with the license agreement entered into between us and Axiom Corp. and Dr. Zuckerman. Dr. Wong and Dr. Zuckerman each assigned a portion of their shareholdings as gifts to friends and non-affiliated parties in February 2004, when we first issued the common shares and their current shareholdings are listed under the caption “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this prospectus.

In February 2004, we issued 62,500,000 founders shares, valued at $.0001 per share, in consideration of cancellation of a note payable from us to Meyers Associates L.P. and its affiliates for financial advisory services previously rendered to us in connection with the formation and capitalization of our business. Meyers Associates has assigned a portion of their shareholdings as gifts to employees, friends and non-affiliated parties and its current shareholdings are listed under the caption “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this prospectus.

In February 2004, we borrowed $100,000 in the aggregate from two private investors obtained through our investment banker, Meyers Associates. Meyers Associates received a 10% sales commission and a 3% non-accountable expense allowance. We used the net proceeds for product development and working capital. Interest on each note, referred to herein as the “Bridge Notes”, accrued at a rate of 10% per annum. These notes mature on the earlier of (a) August 15, 2004, (b) the completion of a private placement of at least $500,000, or (c) an event of default. Payment of the Bridge Notes was guaranteed by our two founders, Dr. Ted Wong and Dr. Matthew Zuckerman. The investors also each received five-year warrants to purchase 500,000 shares of common stock exercisable at $.025 per share. The Bridge Notes were repaid in our April 2004 Private Placement.

By virtue of their ownership of common stock and efforts in organizing our company, Ted Wong and Matthew Zuckerman may be deemed “founders,” “parents” and promoters of our company, and Meyers Associates and its principals may be deemed a “founder” of our company as such terms are defined in the Securities Act of 1933 and the Rules and Regulations promulgated thereunder. As described above, Ted Wong and Matthew Zuckerman each received 50,000,000 founders shares in connection with the formation of our company and Meyers Associates received 62,500,000 founders shares as payment for financial advisory services. Dr. Zuckerman resigned from all positions with us as of March 1, 2005.

  We believe, based on management’s experience that the above transactions are as fair as what could have been obtained from unaffiliated third parties. All future transactions and loans with affiliates of the issuer, including 5% or greater Shareholders are to be on terms no less favorable than could be obtained from an unaffiliated third party. All future affiliated transactions and any forgiveness of loans must be (a) for a bona fide business purpose and approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our independent legal counsel, or (b) a transaction permitted under Section 13(k) of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF SECURITIES

The following description of the capital stock of NanoSensors, Inc. and provisions of its certificate of incorporation and bylaws is only a summary. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share. As of December 1, 2006, there are 332,226,698 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue from time to time up to a total of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

As of December 1, 2006, we have issued or are obligated to issue the following warrants to purchase shares of our common stock:

•
warrants to purchase 3,075,000 shares of common stock issued in connection with prior private placements, of which warrants to purchase 3,000,000 shares are exercisable at $0.01 per share and warrants to purchase 75,000 shares are exercisable at $0.02 per share;

•
warrants to purchase 5,000,000 shares of common stock issued to consultants serving on our Technical Advisory Board all of which warrants are exercisable at $0.06 per share and warrants to purchase 1,000,000 to an additional consultant providing us with accounting services, which warrants are exercisable at $0.07 per share;

•	warrants to purchase 2,000,000 to a consultant providing us with marketing services, which warrants are exercisable at $0.07 per share;

•	warrants to purchase 101,450,000 shares of common stock issued to investors in the 2006 private placement which are exercisable at $0.04 per share;

•
warrants to purchase 71,500,000 shares of common stock which we will issued to the investors in our 2006 private placement upon the satisfaction of the post-closing conditions, which are exercisable at $0.04 per share;

•
Unit Warrants to purchase 20,290,000 units of securities issued to the selling agents in our 2006 private placement, pursuant to which the selling agents have the right to acquire, at an exercise price of $0.01 per unit, an aggregate of 20,290,000 shares of common stock and warrants to purchase 20,290,000 shares of common stock at an exercise price of $0.01 per share;

•
Unit Warrants to purchase 14,300,000 units of securities which we will issue to the selling agents in our 2006 private placement upon the satisfaction of the post-closing conditions, pursuant to which the selling agents would have the right to acquire, at an exercise price of $0.01 per unit, an aggregate of 14,300,000 shares of common stock and warrants to purchase 14,300,000 shares of common stock at an exercise price of $0.01 per share; and

•
13,750,000 Unit Purchase Options issued to Meyers Associates in 2004, pursuant to which Meyers Associates and its transferees have the right to acquire, at an exercise price of $0.01 per unit, an aggregate of 13,750,000 shares of common stock and warrants to purchase 13,750,000 shares of common stock at an exercise price of $0.01 per share.

Registration Rights

The shares offered pursuant to this prospectus are being registered for public resale in accordance with our registration obligations to stockholders under the registration rights agreements entered into in our 2006 private placement of units as well as registration being effected at the direction of our board of directors for certain other stockholders.

Under the terms of the registration rights agreements we entered into with the investors and the placement agent, respectively, in connection with our 2006 private placement, we agreed to file the registration statement of which this prospectus is a part with the SEC within 40 days from the final closing to register for public resale all of the shares of common stock issued in that private placement and issuable upon exercise of the related warrants. We further agreed to use our commercially reasonable efforts to have the registration statement declared effective under the Securities Act by the SEC within 100 days from the filing date (120 days in the event of material comments from the SEC) and to keep it continuously effective for two years or such earlier date when all registered shares have been sold. If the registration statement was not timely filed or declared effective timely or the registration statement was declared effective but for any reason the selling stockholders named in this prospectus who invested in the 2006 private placement are not permitted to sell their shares pursuant to the registration statement during the two year period, we will be required to pay those selling stockholders liquidated damages of 2% per month of the purchase price paid by each investor up to a maximum of 6 months for each penalty event for every 30 consecutive days, pro-rated daily, until the event of default is cured . At our option, however, we may issue shares for the 2% penalty, in lieu of a cash payment, based on the five-day average of closing bid price of our common stock for five trading days immediately preceding the penalty event. There can be no assurance that the registration statement will be declared effective by the SEC or remain current and effective for the required period. The registration rights agreement described above also afford the investors and the placement agent piggyback registration rights in the event we fail to keep their shares registered during the two year registration period and we file another registration statement during that time.

Shares Held in Escrow

In our recent private placement of units, we raised total gross proceeds of $1,729,500. However, we agreed that 60% of the proceeds raised would not be released from the escrow account established for this financing until the registration statement contemplated by the Registration Rights Agreement (which is the registration statement of which this prospectus forms a part) is declared effective by the Securities and Exchange Commission and we obtain shareholder approval to increase our authorized capital, which occurred on December 13, 2006. Accordingly, all of the shares of common stock covered by this prospectus are authorized. After giving effect to the election by investors of a total of $404,500 to waive this escrow condition, an aggregate amount of $715,000 remains in escrow. If we are able to comply with the remaining requirements, we will issue to investors an additional 71,500,000 shares of common stock and 71,500,000 warrants. In such an event we would issue and additional 14,300,000 Unit Purchase Warrants to the selling agents. If we are unable to comply with the remaining requirement within six months from the final closing, the investors may demand that we return these escrowed funds to them. In such event, the total amount of our financing will not be greater that the funds actually released to us to date ($1,014,500) and the possibility that we will need additional funds will increase.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Park Plaza, New York, New York 10004.

Shares Eligible for Future Sale

As of December 1, 2006, we had issued and outstanding 332,226,698 shares of our common stock, options to purchase 34,200,000 shares of common stock and, warrants to purchase an aggregate of 180,605,000 shares of our common stock, including our outstanding Unit Purchase Options and Unit Purchase warrants. In addition, pursuant to the terms of the Securities Purchase Agreement we entered into in connection with our June 2006 private placement, a total of 71,500,000 shares of common stock, warrants to purchase 71,500,000 shares of common stock and Unit Warrants to purchase 14,300,000 shares of common stock and 14,300,000 warrants are being held in escrow until our satisfaction of the post-closing covenants we agreed to in the June 2006 private placement.

Of the issued and outstanding shares of common stock, as of December 1, 2006, approximately 192,654,053 shares of our common stock (not including the shares being held in escrow that are being registered in this registration statement), as well as all remaining securities which we may issue upon exercise of warrants, are restricted securities as that term is defined under Rule 144 and, accordingly, may not be sold absent their registration under the Securities Act or pursuant to Rule 144 following their being held for the applicable holding periods set forth in Rule 144. In general, under Rule 144, as currently in effect, a person or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell, within any three month period, a number of shares that does not exceed 1% of the number of then outstanding shares of our common stock, provided that, public information about us as required by Rule 144 is available and the Seller complies with manner of sale provisions and notice requirements. The volume limitations described above, but not the one-year holding period, also applies to sales of our non-restricted securities by our affiliates. A person who is not an affiliate, has not been an affiliate within three months before the sale and has beneficially owned the restricted securities for at least two years, is entitled to sell the restricted shares under Rule 144 without regard to any of the limitations described above.

Before the offering pursuant to this prospectus, there has only been a very limited public market for our securities. We cannot predict the effect, if any, that sales of, or the availability for sale of, our securities stock will have on the market price of our securities prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock and warrants might enter the public market through Rule 144 sales, or otherwise, could adversely affect the prevailing market price of our securities and could impair our ability to raise capital in the future through the sale of securities. There may be an adverse effect on the market price of our securities because shares of our common stock are available for future sale. No prediction can be made as to the effect, if any, that future sales, or the availability of shares of our common stock for future sale, by us or by our directors and executive officers will have on the market price of our securities prevailing from time to time. Sales of substantial amounts of our securities, including shares issued upon the exercise of options or warrants, or the perception that such sales could occur, could adversely affect prevailing market prices for the our securities.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers.

Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder promulgated, including without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon by Goldstein & DiGioia, LLP, New York, New York.

EXPERTS

The financial statements of NanoSensors, Inc. as of November 30, 2005 and for the year then ended, appearing in this prospectus and registration statement have been audited by Lazar Levine & Felix, LLP, our registered independent public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, along with the registration statement, including the exhibits and schedules thereto, may be inspected at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov .

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our By-Laws provide that we will indemnify our officers, directors and former officers and directors against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parities, or a party, by reason of being or having been directors or officers except in relation to matters as to which any such director or officer or former director or officer shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct, in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Laws agreement, vote of stockholders or otherwise.

We have also entered into a selling agency agreement dated as of May 10, 2006 with Meyers Associates L.P., which is one of our principal shareholders, which provides for indemnification of Meyers Associates LP and its affiliates for expenses and liabilities incurred by them by reason of (A) any untrue statement or alleged untrue statement of a material fact contained in the documents utilized in the recently completed private financing, or (B) in any application or other document or communication executed by us or on our behalf or based upon written information furnished by or on behalf of us filed in any jurisdiction in order to register or qualify the securities under the “blue sky” or securities laws thereof or in order to secure an exemption from such registration or to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to us with respect to the placement agent expressly for inclusion in the offering documents or in any application, as the case may be; or (C) any breach of any representation, warranty, covenant, or agreement by us contained in the agency agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

GLOSSARY

Explosive Agents

Royal Demolition Explosive (RDX):

RDX (Hexahydro-1, 3, 5-trinitro-1, 3, 5 -triazine) is also known as cyclonite, hexogen, Research Department Explosive or Royal Demolition Explosive. It is used as an explosive and is also used in combination with other ingredients in explosives. RDX is produced at military arsenals and is used as an explosive in military munitions and plastic explosives. RDX is a manmade chemical not occurring naturally in the environment. You can be exposed to RDX only when you come in contact with it by drinking, breathing, eating or touching it. Examples include: drinking contaminated water or eating contaminated plants, ingestion of soil impacted by RDX, breathing contaminated air, contacting RDX in water while bathing or swimming.

Plastic Bound Explosives (PBX):

On April 26, 2002, the Department of Treasury, Bureau of Alcohol, Tobacco and Firearms (“BATF”) revised the List of Explosive Materials to define PBX as was previously defined as “RDX and plasticizer.” The definition was changed to reflect that PBX is an acronym for “plastic bonded explosive.”

Trinitrotoluene (TNT)

Trinitrotoluene is and explosive consisting of a yellow crystalline compound that is a flammable toxic derivative of toluene.

Biological Agents

Anthrax:

Anthrax is an acute infectious disease caused by the spore-forming bacterium Bacillus anthracis . Anthrax most commonly occurs in wild and domestic lower vertebrates (cattle, sheep, goats, camels, antelopes, and other herbivores), but it can also occur in humans when they are exposed to infected animals or tissue from infected animals. Anthrax is most common in agricultural regions where it occurs in animals. These include South and Central America, Southern and Eastern Europe, Asia, Africa, the Caribbean, and the Middle East. When anthrax affects humans, it is usually due to an occupational exposure to infected animals or their products. Workers who are exposed to dead animals and animal products from other countries where anthrax is more common may become infected with B. anthracis (industrial anthrax). Anthrax in wild livestock has occurred in the United States. Anthrax infection can occur in three forms: cutaneous (skin), inhalation, and gastrointestinal. B. anthracis spores can live in the soil for many years, and humans can become infected with anthrax by handling products from infected animals or by inhaling anthrax spores from contaminated animal products. Anthrax can also be spread by eating undercooked meat from infected animals. It is rare to find infected animals in the United States.

Escherichia coli (also called E. coli):

E. Coli is a bacterium that can cause serious infections. Most of the hundreds of types, or strains, of E. coli live harmlessly in the digestive tracts of humans and animals. But some strains produce a powerful toxin that causes bloody diarrhea and occasionally can cause severe blood problems and kidney failure. The most common of these strains is E. coli O157:H7. Disease-causing E. coli spreads to people through contact with human or animal feces. The bacteria usually are spread through contaminated food or water or through person-to-person contact. Food and water contaminated with E. coli bacteria look and smell normal. Human or animal feces infected with E. coli bacteria can contaminate water. People can become infected when a contaminated city or town water supply has not been properly treated with chlorine or when people accidentally swallow contaminated water while swimming in a lake, pool, or irrigation canal. In addition, the meat from animals may become contaminated with the bacteria during processing. Eating contaminated, undercooked ground beef is the most common way people in the United States become infected with E. coli .

Salmonellosis:

Salmonellosis is an infection with the Salmonella bacterium. Most persons infected with Salmonella develop diarrhea, fever, and abdominal cramps 12 to 72 hours after infection. The illness usually lasts 4 to 7 days, and most persons recover without treatment. However, in some persons the diarrhea may be so severe that the patient needs to be hospitalized. In these patients, the Salmonella infection may spread from the intestines to the blood stream, and then to other body sites and can cause death unless the person is treated promptly with antibiotics. The elderly, infants, and those with impaired immune systems are more likely to have a severe illness. The Salmonella germ is actually a group of bacteria that can cause illness in humans. They are microscopic living creatures that pass from the feces of people or animals, to other people or other animals. There are many different kinds of Salmonella bacteria. Salmonella serotype Typhimurium and Salmonella serotype Enteritidis are the most common in the United States. Salmonella has been known to cause illness for over 100 years. Salmonella are usually transmitted to humans by eating foods contaminated with animal feces. Contaminated foods usually look and smell normal. Contaminated foods are often of animal origin, such as beef, poultry, milk, or eggs, but all foods, including vegetables may become contaminated.

Ricin:

Ricin is a poison that can be made from the waste left over from processing castor beans. It can be in the form of a powder, a mist, or a pellet, or it can be dissolved in water or weak acid. It is a stable substance. For example, it is not affected much by extreme conditions such as very hot or very cold temperatures. Castor beans are processed throughout the world to make castor oil. Ricin is part of the waste “mash” produced when castor oil is made. Ricin has some potential medical uses, such as bone marrow transplants and cancer treatment (to kill cancer cells). It would take a deliberate act to make ricin and use it to poison people. Accidental exposure to ricin is highly unlikely. People can breathe in ricin mist or powder and be poisoned. Ricin can also get into water or food and then be swallowed. Pellets of ricin, or ricin dissolved in a liquid, can be injected into people’s bodies. Depending on the route of exposure (such as injection or inhalation), as little as 500 micrograms of ricin could be enough to kill an adult. A 500-microgram dose of ricin would be about the size of the head of a pin. A greater amount would likely be needed to kill people if the ricin were swallowed. Ricin poisoning is not contagious. It cannot be spread from person to person through casual contact.

Yellow Fever:

Yellow fever occurs only in Africa and South America . In South America sporadic infections occur almost exclusively in forestry and agricultural workers from occupational exposure in or near forests. In Africa the virus is transmitted in three geographic regions: principally and foremost, in the moist savanna zones of West and Central Africa during the rainy season, secondly, outbreaks occur occasionally in urban locations and villages in Africa, and finally, to a lesser extent, in jungle regions. Yellow fever is a viral disease transmitted between humans by a mosquito. Yellow fever is a very rare cause of illness in travelers, but most countries have regulations and requirements for yellow fever vaccination that must be met prior to entering the country. General precautions to avoid mosquito bites should be followed. These include the use of insect repellent, protective clothing, and mosquito netting. Yellow fever vaccine is a live virus vaccine which has been used for several decades. A single dose confers immunity lasting 10 years or more. Adults and children over 9 months can take this vaccine. Administration of immune globulin does not interfere with the antibody response to yellow fever vaccine. This vaccine is only administered at designated yellow fever vaccination centers; the locations of which can usually be given by your local health department.

Chemical Agents

Sarin:

Sarin is a human-made chemical warfare agent classified as a nerve agent. Nerve agents are the most toxic and rapidly acting of the known chemical warfare agents. They are similar to certain kinds of pesticides (insect killers) called organophosphates in terms of how they work and what kind of harmful effects they cause. However, nerve agents are much more potent than organophosphate pesticides. Sarin originally was developed in 1938 in Germany as a pesticide. Sarin is a clear, colorless, and tasteless liquid that has no odor in its pure form. However, Sarin can evaporate into a vapor (gas) and spread into the environment. Sarin is also known as GB.

Dioxin:

Dioxin is the common name used to refer to the chemical 2,3,7,8-tetrachlorodibenzo-p-dioxin or TCDD. In addition to dioxin itself there are other compounds, such as the polychlorinated dibenzodioxins (PCDDs), polychlorinated dibenzofurans (PCDFs) and some polychlorinated biphenyls (PCBs), that have similar structures and activity as dioxin. These are often commonly referred to as dioxin-like compounds or “dioxins”. Dioxins are chemical contaminants that have no commercial usefulness by themselves. They are formed during combustion processes, such as waste incineration, forest fires and backyard trash burning, and during manufacturing processes such as herbicide manufacture and paper manufacture. e.g. dioxin was a contaminant of the herbicide Agent Orange used as a defoliant by U.S. forces in Vietnam.

Cyanide:

Cyanide is a rapidly acting, potentially deadly chemical that can exist in various forms. Cyanide can be a colorless gas, such as hydrogen cyanide (HCN) or cyanogen chloride (CNCl), or a crystal form such as sodium cyanide (NaCN) or potassium cyanide (KCN). Cyanide sometimes is described as having a “bitter almond” smell, but it does not always give off an odor, and not everyone can detect this odor. Cyanide is also known by the military designations AC (for hydrogen cyanide) and CK (for cyanogen chloride). Hydrogen cyanide, under the name Zyklon B, was used as a genocidal agent by the Germans in World War II. Cyanide is released from natural substances in some foods and in certain plants such as cassava. Cyanide is contained in cigarette smoke and the combustion products of synthetic materials such as plastics. Combustion products are substances given off when things burn. In manufacturing, cyanide is used to make paper, textiles, and plastics. It is present in the chemicals used to develop photographs. Cyanide salts are used in metallurgy for electroplating, metal cleaning, and removing gold from its ore. Cyanide gas is used to exterminate pests and vermin in ships and buildings. If accidentally ingested (swallowed), chemicals found in acetonitrile-based products that are used to remove artificial nails can produce cyanide.

NANOSENSORS, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm - Current Auditor	F-2

Report of Independent Registered Public Accounting Firm - Predecessor Auditor	F-3

Balance Sheets as of November 30, 2005 and 2004	F-4

Statements of Operations for the Cumulative Period from Inception (December 23, 2003) to November 30, 2005, Twelve Months Ended November 30, 2005 and for the Period from Inception (December 23, 2003) to November 30, 2004
F-5

Statement of Shareholders’ deficit for the Period from Inception (December 23, 2003) to November 30, 2005	F-6

Statements of Cash Flows for the Cumulative Period from Inception (December 23, 2003) to November 30, 2005, the Twelve Months Ended November 30, 2005 and the Period from Inception (December 23, 2003) to November 30, 2004
F-7

Notes to Financial Statements	F-8

Balance Sheets - August 31, 2006 (unaudited) and November 30, 2005	F-15

Statements of Operations for the Period from date of inception to August 31, 2006 and the nine and three month periods ended August 31, 2006 and August 31, 2005 (unaudited)	F-16

Statements of Cash Flows for the Period from date of inception to August 31, 2006 and the nine month periods ended August 31, 2006 and August 31, 2005 (unaudited)	F-17

Statement of Shareholders’ Equity for the Period from the date of inception to August 31, 2006 (unaudited)	F-18

Notes to Financial Statements (unaudited)	F-19

Board of Directors and Stockholders of
NanoSensors, Inc.
Santa Clara, California

We have audited the accompanying balance sheet of NanoSensors, Inc. (a development stage company) as of November 30, 2005 and the related statements of operations, shareholders' deficit and cash flows for the year ended November 30, 2005 and for the cumulative period from inception (December 23, 2003) to November 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of NanoSensors, Inc. as of November 30, 2004, were audited by other auditors, whose report dated March 14, 2005 on those statements included an explanatory paragraph that described the conditions that raised substantial doubt about the Company's ability to continue as a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NanoSensors, Inc. at November 30, 2005 and the results of its operations and its cash flows for the year ended November 30, 2005 and for the cumulative period from inception (December 23, 2003) to November 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has negative working capital and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lazar Levine & Felix LLP
New York, New York
March 14, 2006, except for the revision of Note 3 (under paragraph titled “Accounting for Warrants and Freestanding Derivative Financial Instruments”, Note 5 (table and the following two paragraphs) and Note 8, as to all of which the date is November 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCONTING FIRM

We have audited the accompanying balance sheet of Nanosensors, Inc. (development stage company) at November 30, 2004 and the related statement of operations, stockholders' equity, and cash flows for the period December 23, 2003 (date of inception) to November 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the se financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts of disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanosensors, Inc. at November 30, 2004 and the results of operations, and cash flows for the period December 23, 2003 (date of inception) to November 30, 2004, in conformity with the accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern, Management's plans in regard to these matters are describes in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Madsen & Associates, CPA's Inc.

Salt Lake City, Utah, March 14, 2005

NANOSENSORS, INC.
(A Development Stage Company)

BALANCE SHEETS

	November 30, 2005	November 30, 2004
ASSETS
CURRENT ASSETS:
Cash	$191,940	$13,558
Inventory	—	16,072

TOTAL CURRENT ASSETS	191,940	29,630

PROPERTY AND EQUIPMENT - net of accumulated
depreciation of $3,200 and $1,600, respectively	4,800	6,400

OTHER ASSETS:
Licenses - net of amortization	—	76,000
Deposit	3,000	3,000

	3,000	79,000

TOTAL ASSETS	$199,740	$115,030

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$246,830	$178,535
Accounts payable - related party	163,757	68,217

TOTAL CURRENT LIABILITIES	410,587	246,752

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, $.001 par value; 500,000,000 shares
authorized; 205,025,000 and 201,025,000 shares issued
and outstanding in 2005 and 2004, respectively	205,025	201,025
Additional paid-in capital	659,752	408,752
Deficit accumulated during the development stage	(1,075,624)	(741,499)

	(210,847)	(131,722)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$199,740	$115,030

  See accompanying notes to financial statements.

NANOSENSORS, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Cumulative Period from Inception	Twelve	For the Period from Inception
	(December 23, 2003) to	Months Ended	(December 23, 2003) to
	November 30, 2005	November 30, 2005	November 30, 2004
NET SALES	$11,688	$—	$11,688
COSTS AND EXPENSES:
General and Administrative Expense	493,705	239,320	254,385
Research and Development	477,450	17,210	460,240
Depreciation and Amortization	36,450	15,850	20,600
Write-off of Licenses	61,750	61,750	—

TOTAL COSTS AND EXPENSES	1,069,355	334,130	735,225

LOSS FROM OPERATIONS	(1,057,667)	(334,130)	(723,537)

OTHER INCOME (EXPENSE)
Interest expense	(18,604)	—	(18,604)
Interest income	647	5	642

LOSS BEFORE INCOME TAXES	(1,075,624)	(334,125)	(741,499)
Income Tax Expense	—	—	—

NET LOSS	$(1,075,624)	$(334,125)	$(741,499)

BASIC AND DILUTED NET LOSS	$(0.01)	$(0.00)	$(0.00)

PER SHARE

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	184,372,631	202,471,575	164,299,196

See accompanying notes to financial statements.

NANOSENSORS, INC.
(A Development Stage Company)

STATEMENT OF SHAREHOLDERS' DEFICIT

				Deficit
				Accumulated
			Additional	During the
			Paid - in	Development	Total
	Shares	Amount	Capital	Stage	Deficit
BALANCE AT DECEMBER 23, 2003 (INCEPTION)	—	$—	$—	$—	$—
(see Note 8)

Issuance of common stock for license at $.0001	50,000,000	50,000	(45,000)	—	5,000

Issuance of common stock for
services and expenses at $.0001 per share	114,500,000	114,500	(103,050)	—	11,450

Issuance of common stock for
cash at $.005 per share	95,000	95	380	—	475

Issuance of common stock for
cash at $.020 per share-net of issuance costs	27,500,000	27,500	435,500	—	463,000

Issuance of common stock for note
receivable - at $.005 per share - paid in June 2004	880,000	880	3,520	—	4,400

Issuance of common stock for payment of debt at $.020 per share	6,200,000	6,200	117,800	—	124,000

Issuance of common stock for expenses
at $.00078 per share	1,850,000	1,850	(398)	—	1,452

Net Loss	—	—	—	(741,499)	(741,499)

BALANCE AS OF NOVEMBER 30, 2004	201,025,000	201,025	408,752	(741,499)	(131,722)

Issuance of common stock for
cash at $.020 per share	1,500,000	1,500	28,500	—	30,000

Issuance of common stock for cash at
$0.10 per share, net of issuance costs	2,500,000	2,500	222,500	—	225,000

Net Loss	—	—	—	(334,125)	(334,125)

BALANCE AS OF NOVEMBER 30, 2005	205,025,000	$205,025	$659,752	$(1,075,624)	$(210,847)

See accompanying notes to financial statements.

NANOSENSORS, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the Cumulative Period from Inception		For the Period from Inception
	(December 23, 2003)	Twelve Months Ended	(December 23, 2003)
	to November 30, 2005	November 30, 2005	to November 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,075,624)	$(334,125)	$(741,499)

Adjustment to reconcile net loss to net cash utilized in operating activities:
Depreciation and Amortization	36,450	15,850	20,600
Write-off of Licenses	61,750	61,750	—
Issuance of common stock for expenses	12,902	—	12,902
Change in operating assets and operating liabilities:
Inventory	—	16,072	(16,072)
Accounts payable and accrued expenses	534,587	163,835	370,752

Net cash (used) by operating activities	(429,935)	(76,618)	(353,317)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(8,000)	—	(8,000)
Purchase of License	(90,000)	—	(90,000)
Deposit	(3,000)	—	(3,000)

Net cash used in investment activities	(101,000)	—	(101,000)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	722,875	255,000	467,875

Net cash provided by financing activities	722,875	255,000	467,875

NET INCREASE IN CASH	191,940	178,382	13,558
Cash at beginning of period	—	13,558	—

CASH EQUIVALENTS AT END OF PERIOD	$191,940	$191,940	$13,558

NON CASH FLOWS FROM OPERATING ACTIVITIES:
Issuance of 116,350,000 common shares for services	12,902	—	12,902

See accompanying notes to financial statements.

NANOSENSORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on December 23, 2003 with authorized common stock of 50,000,000 shares at $.001 par value. See Note 8 "Subsequent Events" for increase in authorized capital and a 10 for 1 forward stock split. Information pertaining to shares and earnings per share has been retroactively restated in the accompanying financial statements, except for the Statement of Shareholders' Deficit and the corresponding amounts in the balance sheet as of November 30, 2004.

The Company was organized for the purpose of the development and marketing of sensors to detect explosives, chemicals, and biological agents. The Company is in the development stage and has not started any significant commercial operations.

The Company has elected November 30 as its fiscal year end.

2. GOING CONCERN

The Company has incurred recurring operating losses in each of the periods for the year ended November 30, 2005 and for the period from Inception (December 23, 2003) to November 30, 2004 aggregating $1,075,624 and has a working capital deficit of $218,647 as of November 30, 2005. The recurring operating losses are due to the Company being in the development stage and since we have not yet established commercial operations. The Company has no cash flows from revenues and has been spending available cash on research and development activities and administrative costs. The Company will need additional capital for its future planned activities and for payment of its current liabilities.

These factors raise substantial doubt about the Company's ability to continue as a going concern. Management of the Company is planning to source its cash needs in the future from the exercise of outstanding warrants, proceeds from a contemplated common stock offering and revenues on commencement of commercial operations. The net proceeds from these sources are expected to meet the Company's need for the coming year.

There is no assurance that funds will be available from these sources. In addition, if additional funds are required earlier than anticipated there can be no assurance that the Company will be able to obtain such funds from financial institutions, government funding, the exercise of the warrants, and otherwise, on terms that are deemed acceptable to the Company.

NANOSENSORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

As of November 30, 2005, the tax benefit of approximately $366,000 from loss carryforwards has been fully offset by a valuation allowance because at this time the Company believes that it is more likely than not that the future tax benefit will not be realized as the Company has no current commercial operations. The benefit of the net operating loss will expire in various years through 2025. Due to losses, the Company has no provision for income taxes.

Basic and Diluted Net Income (Loss) Per Share

The Company presents "basic" and, if applicable, "diluted" earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and certain other financial accounting pronouncements. Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutitive common shares, such as those issuable upon the exercise of warrants, were issued during the period. Due to a net loss for both periods, the effect of warrants in the calculation of diluted loss per share is anti-dilutive and have been excluded. Outstanding warrants as of November 30, 2005 and 2004, aggregated 60,825,000 and 56,825,000, respectively.

Financial and Concentrations Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash. Cash balances are maintained in accounts that are federally insured up to $100,000. The Company may have balances in excess of such limits and the credit risk is mitigated by the Company by maintaining such balances in financial institutions of high credit quality.

NANOSENSORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

The Company's property and equipment consists of the following:

	2005	2004
Office Equipment	$8,000	$8,000
Less accumulated depreciation	(3,200)	(1,600)
	$4,800	$6,400

Office equipment is depreciated on the straight-line method over five years. Depreciation expense charged to the Statement of Operations for the year ended November 30, 2005 and for the period from Inception (December 23, 2003) to November 30, 2004 and for the cumulative period from inception (December 23, 2003) to November 30, 2005 was $1,600, $1,600 and $3,200 respectively.

Research and Development Costs

Research and development costs include costs of wages, supplies, depreciation of equipment used in the research activity, and any assigned overhead expense. Research and development costs are expensed as incurred.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used in preparing these financial statements, but are not expected to be material.

NANOSENSORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Warrants and Freestanding Derivative Financial Instruments

The Company evaluates its warrants and other contracts to determine if the warrants or the embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” (“EITF 00-19”).  If the warrant is determined to be a derivative or the embedded feature is required to be bifurcated, the fair value of the warrants or the embedded feature is recorded as a liability and marked-to-market each balance sheet date. The change in fair value of the warrants or the embedded feature, if any, at each balance sheet date is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a warrant or other convertible instruments, the derivative asset or liability is marked to fair value at the conversion/exercise date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under FAS 133 later are reclassified to liability at the fair value of the instrument on the reclassification date. In the event that the warrants are determined to be equity, no value is assigned for financial reporting purposes.

The valuation of the warrant liability is based on a Black Scholes model and may vary significantly, based on factors such as the exercise price, remaining time left to exercise the warrants, recent volatility (change) in the price of Company’s common stock, risk free interest rate and the market price of our common stock.

Recently Issued Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is not practicable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management does not currently believe adoption of SFAS No. 154 will have a material impact on the Company's results of operations or financial position.

4. PURCHASE OF LICENSE

On December 11, 2003, the Company purchased a worldwide, perpetual, exclusive, marketing license from Axiom Corp. and Matt Zuckerman (not related parties) for the use of, and further development of sensor technology for detecting explosives, chemicals and biological agents. The terms of the purchase included a one time licensing fee of $90,000 and the issuance of 50,000,000 common shares of the Company's common stock, with an estimated value of $5,000, and a consulting agreement, which provided for a monthly fee of $8,500, as revised on May 1, 2004, to be paid for the further development of the sensors. During the term of the consulting agreement, all technology for detecting explosive, chemicals, and biological agents, developed and ready for patent application are to be assigned to the Company.

The license was determined by management to have an estimated useful life of five years and was being amortized on the straight-line method. The amortization expense for the year ended November 30, 2005 and for the period from Inception (December 23, 2003) to November 30, 2004 and for the cumulative period from inception (December 23, 2003) to November 30, 2005 was $14,250, $19,000 and $33,250, respectively.

The consulting agreement was effectively terminated as of March 1, 2005. In accordance with the provisions of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has determined that the cost of the license may not be recoverable based on estimated cash flows over the estimated life of the license and has accordingly written off the net unamortized value as of that date of $61,750.

NANOSENSORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

5. SHAREHOLDERS' EQUITY

The following is a summary of common stock and warrants to purchase common stock issued from inception.

			Common Shares
			(post split)
	Common	Common	Issuable for
	Shares Pre-split	Shares Post-split	Warrants Issued	Reference
Issued during Period ended November 30, 2004
Issuance of common stock for license
at $.0001 per share	5,000,000	50,000,000	—	(1)
Issuance of common stock for services
and expenses at $.0001 per share	11,450,000	114,500,000	825,000	(2), (3)
Issuance of common stock for cash
at $.005 per share	9,500	95,000	—	(4)
Issuance of common stock for cash
at $.020 per share - net of issuance costs	2,750,000	27,500,000	56,000,000	(5), (6)
Issuance of common stock for cash
- at $.005 per share - paid in June 2004	88,000	880,000	—	(4)
Issuance of common stock for payment
of debt at $.020 per share	620,000	6,200,000	—	(7)
Issuance of common stock for expenses
at $.00078 per share	185,000	1,850,000	—	(3)
Issued during Year ended November 30, 2005
Issuance of common stock for cash at
$.020 per share	150,000	1,500,000	1,500,000	(8)
Issuance of common stock for cash at $0.10
per share	250,000	2,500,000	2,500,000	(9)

Total issuances as of November 30, 2005	20,502,500	205,025,000	60,825,000

All common stock issued at $.0001-$.00078 was considered by management to be their fair values. These shares were authorized prior to any stock issued at a higher value. Issuance of all other shares for cash and in repayment of debt were negotiated at the values shown.

The Company evaluated all its warrant issuances to determine if those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) and related interpretations  including EITF  00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (EITF 00-19). Under provisions of SFAS 133, warrants should be accounted as a freestanding derivative, unless the specific requirements for equity classification of the warrants, as stated in EITF 00-19 are met. EITF   00-19 provides that an equity classification is appropriate if the settlement criteria set forth therein for such classification are met and that the additional conditions necessary for equity classification, set forth therein, are also met. The Company has analyzed the terms of the various warrant issuances specifically with reference to paragraphs 12-32 of EITF 00-19 to determine if the warrants should be accounted separately. Based on this analysis, the Company has concluded that none of the warrants provide for or result in any net-cash settlement and the liquidated damages, if any, under the terms of the various warrants, for registration of shares underlying the warrants are considered a reasonable discount for delivering unregistered shares. As such, these warrants have been accorded equity classification and no accounting is needed other than disclosure of the exercise price and expiry period of warrants.

NANOSENSORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

5. SHAREHOLDERS' EQUITY (Continued)

(1) On December 11, 2003, the Company issued 50,000,000 shares of common stock for the purchase of a license. See Note 4 for more information.

(2) The Company issued, during the period from Inception (December 23, 2003) to November 30, 2004, 50,000,000 shares of common stock for services rendered by the CEO to the Company and 62,500,000 shares of common stock for services rendered by a loan consultant, all of which costs were expensed in the Statement of Operations for the period ended November 30, 2004.

(3) The Company issued 3,850,000 shares of common stock in aggregate to lenders and a loan consultant. Of these shares, 3,000,000 shares of common stock were issued to an unaffiliated lender at inception of his making two loans totaling $120,000 (see reference (7) below), 750,000 shares of common stock were issued to another lender at inception of another loan of $30,000 (see reference (8) below) and 100,000 shares of common stock were issued to a loan consultant in connection with these borrowings. The value of these 3,850,000 shares have been expensed as loan costs in the Statement of Operations for the period ended November 30, 2004. In addition, the lender of the $30,000 note was issued at inception of the loan, warrants to purchase 750,000 shares of Common Stock, and the loan consultant was issued 75,000 warrants to purchase 75,000 shares of Common Stock. Both are exercisable at $.02 per share, expiring on January 21, 2007.

(4) Issued for cash consideration

(5) Issued 27,500,000 shares of common stock in a private offering, the "April 2004 Private Placement." The private placement of units each consisted of ten shares of common stock and one Class A Warrant to purchase ten shares of Common Stock for five years at $6.03 per share, expiring on April 30, 2009. The Company received $463,000 net of expenses of $87,000 incurred in the private offering. The actual funds received by the Company were $363,000 as Bridge Notes totaling $100,000 (see below) were repaid out of these funds. In February 2004, the Company borrowed $100,000 in the aggregate from two private investors obtained through the Company's investment banker, who received a 10% sales commission and a 3% non-accountable expense allowance. Interest on each note (the "Bridge Notes") accrued at a rate of 10% per annum. Payment of the Bridge Notes was guaranteed by the Company's two founders. As consideration for the borrowings, in addition to the promissory notes, both investors received five-year warrants to purchase 500,000 shares of common stock exercisable at $.025 per share, expiring on February 28, 2009.

(6) In April 2004, the Company entered into a Placement Agent Agreement with an investment banking firm to privately offer and sell on a "best efforts" basis, $550,000 of its securities in a private offering the "April 2004 Private Placement." As consideration, the placement agent received warrants to purchase 13,750,000 warrants at the exercise price of $.020 per unit exercisable until April 30, 2009 and in addition received a right to another 13,750,000 warrants with an exercise price of $.030 per unit exercisable until April 30, 2009.

(7) 6,200,000 shares of common stock was issued in repayment of notes totaling $120,000 and accrued interest of $4,000 on these notes. In December 2003 and February 2004, the Company borrowed $80,000 and $40,000, respectively, from one unaffiliated lender. These loans bore interest at a rate of 10% per annum.

(8) On January 17, 2005, the Company issued 1,500,000 shares of common stock and warrants to purchase an additional 1,500,000 shares at an exercise price of $.03 per share, expiring on January 17, 2010 for a cash consideration of $30,000.

(9) On November 10, 2005, the Company closed on an offering of 250,000 units for an aggregate of $250,000, with each Unit consisting of ten shares of common stock and one five year warrant expiring on November 30, 2010 to purchase ten shares of Common Stock at an exercise price of $.225 per share. As consideration, the financial consultant to the Company received a lump sum financial advisory fee of $10,000 plus reimbursement of certain reasonable expenses in lieu of any and all other compensation which had been due under the Placement Agent Agreement dated April 2004. The Company received net proceeds of $225,000.

NANOSENSORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2005

6. RELATED PARTY TRANSACTIONS

During the year ended November 30, 2005, the President and Chief Executive Officer of the Company made advances to the Company in the aggregate amount of $9,658. These advances are non-interest bearing and are payable upon demand. As of November 30, 2005, accounts and advances payable to related parties include the advances of $9,658 and also consulting fees payable to the CEO and a shareholder consultant of $89,318 and $64,781, respectively.

During the period from inception (December 23, 2003) to November 30, 2004, an officer-director has accrued liabilities due him of $68,217, resulting from a consulting agreement. See Note 4 for more information.

7. COMMITMENTS AND CONTINGENCIES

The Company leases office space in Santa Clara, California under an operating lease at a monthly rent of $2,419 which expired in February of 2006.

Rent expense charged to the Statement of Operations for the year ended November 30, 2005 and for the period from Inception (December 23, 2003) to November 30, 2004 and for the cumulative period from inception (December 23, 2003) to November 30, 2005 was $32,565, $33,327 and $65,892, respectively.

8. SUBSEQUENT EVENT

On January 5, 2006, the Company amended its Articles of Incorporation to increase the number of authorized shares from 50 million to 500 million shares of Common Stock and to authorize 20 million shares of Serial Preferred Stock, $.001 par value. On January 26, 2006, the Company effected a 10 for 1 forward stock split in which it issued ten (10) shares of Common Stock (9 additional shares) for every one share of Common Stock outstanding as of January 12, 2006. The Company retained the par value of $.001 per share for all common shares. Previously reported financial statements presented the impact of the split as a one-line adjustment in the Statement of Shareholders’ Deficit for the year ended November 30, 2005. The Statement of Shareholders’ Deficit and the table in Note 5 has been amended to reflect the split for all periods presented as if the split was effective from December 23, 2003 (date of inception). The amendment has also resulted in impacting the Balance Sheet as of November 30, 2004. The impact is an increase as of November 30, 2004 in common stock from $20,103 to $201,025, an increase of $180,922 and a reduction in additional paid-in capital from $589,674 to $408,752, a reduction of $180,922, with no impact on the total shareholders’ deficit as of November 30, 2005 and 2004. There is no impact of this amendment on the Statements of Operations and Statements of Cash Flows.

NANOSENSORS, INC.
(A Development Stage Company)

CONDENSED BALANCE SHEETS

	August 31, 2006	November 30, 2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$290,474	$191,940
Cash held in escrow	915,000	-
Other current assets	26,007	-

TOTAL CURRENT ASSETS	1,231,481	191,940

PROPERTY AND EQUIPMENT - net of accumulated
depreciation of $4,467 and $3,200, respectively	4,865	4,800

OTHER ASSETS:
Website development - net of amortization	3,750	-
Deposit	3,000	3,000

	6,750	3,000

TOTAL ASSETS	$1,243,096	$199,740

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$178,892	$246,830
Accounts payable - related party	37,500	163,757
Liability from warrants issued	4,772,970	-
Accrued employee benefits	1,269	-
Client escrow funds	915,000	-

TOTAL CURRENT LIABILITIES	5,905,631	410,587

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, $.001 par value; 500,000,000 shares
authorized; 301,945,645 and 205,025,000 shares issued
and outstanding in 2006 and 2005, respectively	301,946	205,025
Additional paid-in capital	722,364	659,752
Deficit accumulated during the development stage	(5,686,845)	(1,075,624)

	(4,662,535)	(210,847)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,243,096	$199,740

The accompanying notes are an integral part of these financial statements.

NANOSENSORS, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
(Unaudited)

	For the Cumulative
	Period from
	Inception (December	Nine Months	Nine Months	Three Months	Three Months
	23, 2003) to	Ended	Ended	Ended	Ended
	August 31, 2006	August 31, 2006	August 31, 2005	August 31, 2006	August 31, 2005

NET SALES	$11,688	$-	$-	$-	$-

COSTS AND EXPENSES:
General and Administrative Expense	812,570	318,865	57,981	190,052	29,794
Research and Development	507,650	30,200	101,788	30,200	-
Depreciation and Amortization	38,968	2,517	15,450	884	5,150
Write-off of Licences	61,750	-	-	-	-

TOTAL COSTS AND EXPENSES	1,420,938	351,582	175,219	221,136	34,944

LOSS FROM OPERATIONS	(1,409,250)	(351,582)	(175,219)	(221,136)	(34,944)

OTHER INCOME(EXPENSE)
Expense related to fair value of warrant liability, net	(4,241,344)	(4,241,344)	-	(2,737,107)	-
Interest Expense	(40,104)	(21,500)	-	(21,500)	-
Interest Income	3,853	3,205	4	3,170	-

LOSS BEFORE INCOME TAXES	(5,686,845)	(4,611,221)	(175,215)	(2,976,573)	(34,944)

Income Tax Expense	-	-	-	-	-

NET LOSS	$(5,686,845)	$(4,611,221)	$(175,215)	$(2,976,573)	$(34,944)

BASIC AND DILUTED NET LOSS
PER SHARE		$(0.02)	$(0.00)	$(0.01)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING		233,941,005	202,431,930	287,800,929	202,525,000

The accompanying notes are an integral part of these financial statements.

NANOSENSORS, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Cumulative Period from
	Inception (December 23, 2003)	Nine Months Ended	Nine Months Ended
	to August 31, 2006	to August 31, 2006	to August 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(5,686,845)	$(4,611,221)	$(175,215)
Adjustment to reconcile net loss to net cash
utilized in operating activities:
Depreciation and amortization	38,967	2,517	15,450
Expense related to fair value of warrant liability	4,241,344	4,241,344	-
Write-off of licenses	61,750	-	-
Stock based compensation & warrants issued	38,583	38,583	-
Issuance of common stock for expenses	12,902	-	-
Change in operating assets and operating liabilities:
Prepaid expenses and other assets	(26,007)	(26,007)	-
Accrued payroll and employee benefits	1,269	1,269	-
Accounts payable and accrued expenses	340,392	(194,195)	109,107
Net cash (used) by operating activities	(977,645)	(547,710)	(50,658)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(9,332)	(1,332)	-
Purchase of license	(90,000)	-	-
Website development costs	(5,000)	(5,000)	-
Deposit	(3,000)	-	-
Net cash (used) in investment activities	(107,332)	(6,332)	-
CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	1,375,451	652,576	30,000
Advances from officers	-	-	7,100
Net cash provided by financing activities	1,375,451	652,576	37,100

NET INCREASE (DECREASE) IN CASH	290,474	98,534	(13,558)
Cash at beginning of period	-	191,940	13,558

CASH AT END OF PERIOD	$290,474	$290,474	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$18,604	$-	$-

NON-CASH FINANCING ACTIVITIES:
Cashless exercise of warrants into common stock	14,071	14,071	-
Warrant liability charged to additional paid-in capital	531,626	531,626	-
Dividend expense on modification of warrants	162,300	162,300	-

The accompanying notes are an integral part of these financial statements.

NANOSENSORS, INC.
(A Development Stage Company)

STATEMENT OF SHAREHOLDERS’ EQUITY
(Unaudited)

	Shares	Amount	Additional Paid - in Capital	Deficit Accumulated During the Development Stage	Total

BALANCE AT DECEMBER 23, 2003 ( INCEPTION)	-	$-	$-	$-	$-

Issuance of common stock for license at $.0001	50,000,000	50,000	(45,000)	-	5,000

Issuance of common stock for services and expenses at $.0001 per share	114,500,000	114,500	(103,050)	-	11,450

Issuance of common stock for cash at $.005 per share	95,000	95	380	-	475

Issuance of common stock for cash at $.020 per share-net of issuance costs	27,500,000	27,500	435,500	-	463,000

Issuance of common stock for note receivable - at $.005 per share - paid in June 2004	880,000	880	3,520	-	4,400

Issuance of common stock for payment of debt at $.020 per share	6,200,000	6,200	117,800	-	124,000

Issuance of common stock for expenses at $.00078 per share	1,850,000	1,850	(398)	-	1,452

Net Loss	-	-	-	(741,499)	(741,499)

BALANCE AS OF NOVEMBER 30, 2004	201,025,000	201,025	408,752	(741,499)	(131,722)

Issuance of common stock for cash at $.020 per share	1,500,000	1,500	28,500	-	30,000

Issuance of common stock for cash at $0.10 per share, net of issuance costs	2,500,000	2,500	222,500	-	225,000

Net Loss	-	-	-	(334,125)	(334,125)

BALANCE AS OF NOVEMBER 30, 2005	205,025,000	205,025	659,752	(1,075,624)	(210,847)

Issuance of common stock for cash at $.025 per share	500,000	500	12,000		12,500

Issuance of common stock for cash at $.030 per share	900,000	900	26,100		27,000

Net Loss (unaudited)	-	-	-	(92,665)	(92,665)

BALANCE AS OF February 28, 2006 (unaudited)	206,425,000	206,425	697,852	(1,168,289)	(264,012)

Issuance of common stock for cash at $.01 per share
net of fees and fair value of warrant liability	16,000,000	16,000	-	-	16,000

Cashless exercise of 2,250,000 warrants into common
stock	1,800,000	1,800	(1,800)	-	-

Dividends expensed on modification of warrants - $66,750	-	-	-	-	-

Net Loss (unaudited)	-	-	-	(1,541,983)	(1,541,983)

BALANCE AS OF MAY 31, 2006 (unaudited)	224,225,000	224,225	696,052	(2,710,272)	(1,789,995)

Issuance of common stock for cash at $.01 per share
net of fees and fair value of warrant liability	65,450,000	65,450	-	-	65,450

Cashless exercise of 14,150,000 warrants into common
stock	12,270,645	12,271	(12,271)	-	-

Stock based compensation and warrant expense	-	-	38,583	-	38,583

Dividends expensed on modification of warrants - $95,550	-	-	-	-	-

Net Loss (unaudited)	-	-	-	(2,976,573)	(2,976,573)
BALANCE AS OF AUGUST 31, 2006 (unaudited)	301,945,645	$301,946	$722,364	$(5,686,845)	$(4,662,535)

The accompanying notes are an integral part of these financial statements.

NANOSENSORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

1.	ORGANIZATION:

The Company was incorporated under the laws of the State of Nevada on December 23, 2003 with authorized common stock of 500,000,000 shares at $.001 par value.

The Company was organized for the purpose of the development and marketing of sensors to detect explosives, chemicals, and biological agents. The Company is in the development stage and has not started any significant commercial operations.

The Company has elected November 30 as its fiscal year end.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The interim financial information, as of August 31, 2006 and for the nine and three-month periods ended August 31, 2006 and 2005 and for the cumulative period from inception (December 23, 2003) to August 31, 2006, has been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures made are adequate to provide for fair presentation. These financial statements should be read in conjunction with the financial statements and the notes thereto, included in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 2005, previously filed with the SEC.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of financial position as of August 31, 2006, and results of operations, statement of shareholders’ deficit and cash flows for the nine and three months ended August 31, 2006 and 2005, and for the cumulative period from inception (December 23, 2003) to August 31, 2006 as applicable, have been made. The results of operations for the three and nine months ended August 31, 2006 are not necessarily indicative of the operating results for the full fiscal year or any future periods.

The Company effected a 10:1 stock split as of January 5, 2006. The Financial Statements presented here for the periods prior to this date have been restated to give effect to this stock split as if the split occurred at the date of inception.

Basic and Diluted Net Income (Loss) Per Share

The Company presents “basic” and, if applicable, “diluted” earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”) and certain other financial accounting pronouncements. Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of warrants, were issued during the period. Due to a net loss for all periods presented, the effect of warrants in the calculation of diluted loss per share is anti-dilutive and has been excluded. Outstanding warrants as of August 31, 2006 and 2005 aggregated 147,265,000 and 58,325,000, respectively. All per common share calculation reflect the 10:1 stock split made effective as of January 5, 2006.

3.	WARRANT DERIVATIVE LIABILITY & STOCK BASED COMPENSATION:

Warrants Issued to Investor and Agents

The Company evaluates its warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and related interpretations including EITF 00-19“Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).  If the warrant is determined to be a derivative, the fair value of the warrant is marked-to-market each balance sheet date and recorded as a liability. The change in fair value of the warrant is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under FAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date. In the event that the warrants are determined to be equity, no value is assigned for financial reporting purposes.

The valuation of the warrant liability is based on a Black Scholes model and may vary significantly, based on factors such as the exercise price, remaining time left to exercise the warrants, recent volatility (change) in the price of Company’s common stock, risk free interest rate and the market price of the Company’s common stock.

Stock-Based Compensation

Accounting for Employee Awards:

The Company will be asking its stockholders to adopt an Equity Incentive Plan at its upcoming meeting of shareholders. The NanoSensors 2006 Equity Incentive Plan (the “2006 Incentive Plan”) will permit the Company to provide a broad range of stock awards to its employees, directors and consultants. If approved by the Company’s shareholders, the 2006 Incentive Plan will serve as the Company’s primary equity incentive plan for its employees, consultants and directors. The Board of Directors unanimously approved the 2006 Incentive Plan on August 3, 2006, subject to stockholder approval at the 2006 Annual Meeting.

The Company will account for all employee awards in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)"), which replaces SFAS No. 123, Accounting for Stock-Based Compensation ("FAS 123"), and supersedes Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and related interpretations. FAS 123(R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company will utilize the guidance set forth within Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 107, which provides the Staff's views regarding the interaction between FAS 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Accounting for Non-employee Awards:

The Company accounts for options and warrants granted to its non-employee consultants and non-employee registered representatives using the fair value cost in accordance with FAS 123 and EITF No. 96-18. The adoption of FAS 123(R) and SAB 107 as of March 1, 2006 had no material impact on the accounting for non-employee awards. The Company continues to consider the additional guidance set forth in EITF Issue No. 96-18 ("EITF 96-18"), “Accounting for Equity Instruments That Are Issued to Other Than Employees”.

Stock-based compensation expense related to NanoSensors’ share-based compensation arrangements is being recorded as a component of general and administrative expense and research and development expense in accordance with the guidance of Staff Accounting Bulletin 107, Topic 14, paragraph F, Classification of Compensation Expense Associated with Share-Based Payment Arrangements .

Stock based compensation expense related to non-employee stock options and warrants recognized in the operating results for the three and nine months ended August 31, 2006 and 2005, and for the period from December 23, 2003 (inception), through August 31, 2006 can be summarized as follow:

	Three Months Ended August 31, 2006		Nine Months Ended August 31, 2006		Inception through
Stock based compensation expense	2006	2005	2006	2005	August 31, 2006

Non-employee — research and development	$0	$0	$0	$0	$0
Non-employee — general and administrative	17,083	0	17,083	0	17,083

Subtotal non-employee stock option and warrant grants	17,083	0	17,083	0	17,083
Total stock based compensation expense	$17,083	$0	$$17,083	$0	$17,083
Non-operating expense
Interest Expense	$21,500	$0	$$21,500	$0	$21,500

The weighted average estimated fair value of non-employee stock options and warrants granted in the three and nine months ended August 31, 2006 was $0.054. The fair value of options and warrants at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is the contractual term of the options and warrants.

The assumptions made in calculating the fair values of non-employee options and warrants are as follows:

Three and Nine Months Ended August 31, 2006
Expected volatility	188%
Expected dividend yield	0%
Risk-free interest rate	4.70%
Expected term (in years)	5

 The following table represents all our stock options and warrants granted, exercised, and forfeited during the three months ended as of August 31 of 2006.

			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise Price	Contractual	Aggregate
Stock Options and Warrants	of Shares	per Share	Term	Intrinsic Value
Outstanding at December 1, 2005	0	0
Granted	6,000,000	$0.043
Exercised	0	0
Outstanding at August 31, 2006	6,000,000	$0.043	1.9 yrs	$6,000
Exercisable at August 31, 2006	458,332	$0.043	1.9 yrs	$1,375

4.	SHAREHOLDERS’ EQUITY:

Private Placement

On May 11, 2006 the Company commenced a private offering of its securities consisting of shares of Common stock and Common Stock Purchase Warrants. The terms and conditions of various agreements provide for certain key features related to this offering, which are briefly summarized as follows:

The Securities Purchase Agreement provides that each unit is at $.01 with a minimum investment of $50,000. Each unit entitles the investor to one common share (par value of $.001) and one warrant (“Investor Warrant”). The offering is for 1,000,000 units with an additional 750,000 units as oversubscription amount. Pursuant to this agreement, the Company agreed that 60% of the gross proceeds will remain in escrow until the registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission and the Company obtains shareholder approval to increase its authorized capital. Investor Warrants are exercisable at $0.04 per share for a period of five years from the date of issuance. Investor Warrants have provision for cashless exercise at the option of the holder, redemption features at the option of the Company, transfer restrictions, registration rights and exercise limitations. The agreement also provides for appointment to its Board of Directors (the “Board”) of one independent director nominated for election by the purchasers of a majority of the Units subscribed for and nomination of such individual for reelection to the Board for at least two subsequent years.

The Company is required to pay to a Selling Agent, under a Selling Agent Agreement, a 10% commission on gross proceeds received by the Company and a 3% non-accountable expense reimbursement. The 10% commission is initially payable only on the non-escrowed funds and on the escrowed funds it is payable when they are released to the Company. Also, the Company is required to issue to the Selling Agent, warrants (“Agent Warrant”) equal to 20% of the total number of shares sold in the private placement. Each Agent Warrant is to be issued to the Selling Agent for $.0001 and the warrant is exercisable into one common share and one warrant at $.01 each. The additional warrant is further convertible into common shares at $.01 each. Both warrants are exercisable for five years. The terms of the Agent Warrants are generally similar to Investor Warrants, except for initial payment of $.0001 for each Agent Warrant compared to none for an Investor Warrant; exercise price of $.01 compared to $.04; consideration is one common share and one warrant for each Agent Warrant as compared to just one common share for the Investor Warrant and the Agent Warrants also have a cashless exercise at any time. The Investor Warrants have a cashless exercise, if after 180 days following the final closing of the offering, an effective registration statement is not available for the resale of all of the warrant shares to be issued against the warrant.

The Registration Rights Agreement provides for preparing and filing with the SEC a Registration Statement covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each of the following events of non-compliance, (i) late filing of a Registration Statement, (ii) the Registration Statement is not declared effective by SEC prior to the 100 th day or 120 th day (as the case may be) or (iii) if after the effective date, the Registration Statement ceases to be effective for any reason, would result in a penalty of 2% per month of purchase price paid by each Investor up to a maximum of 6 months for each penalty event. The Company at its option may, instead of cash may issue shares for the 2% penalty based on the five-day average of closing bid price of the Company’s Common Stock for five trading days immediately preceding the penalty event.

In June 2006, the Company completed this private placement of units and raised total gross proceeds of $1,729,500 from the sale of a total number of units consisting of 172,950,000 shares of common stock and five-year investor warrants to purchase 172,950,000 shares of common stock at an exercise price of $0.04 per share. Each unit was sold at a price of $50,000. Of this amount, as of August 31, 2006, $915,000 is being retained in escrow. Accordingly, the aggregate offering proceeds released to the Company was $814,500 (as of August 31, 2006), and the net proceeds to the Company, after payment of expenses and commissions, was approximately $613,000. The Company intends to use the offering proceeds for working capital and payment of accrued compensation. The Company has paid (as of August 31, 2006) $81,450 to the selling agents and issued 16,290,000 Agent Warrants to the selling agents. Each warrant is exercisable into one share common stock and one common stock purchase warrant (which, on a fully-diluted basis, would result in the issuance of an aggregate of 32,580,000 shares of common stock upon exercise).

The Company has issued, as of August 31, 2006, an aggregate of 81,450,000 shares of common stock and warrants to purchase 81,450,000 shares of common stock to the investors and will issue an additional 91,500,000 shares of common stock and warrants to purchase 91,500,000 shares of common stock to the investors upon our satisfaction of the post-closing covenants. In addition, assuming the Company is able to satisfy these post-closing covenants, it will issue an additional 18,300,000 Unit Warrants to the selling agents (which, on a fully-diluted basis, would result in the issuance of an aggregate of 36,600,000 shares of common stock upon exercise) and pay commissions to the selling agents of $91,500 upon the release of the remaining funds from escrow.

The Company has accounted for the warrants issued to the investors and agent as follows: Under provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, an embedded conversion option should be bifurcated and accounted for separately as a derivative instrument, unless the specific requirements for equity classification of the embedded conversion option, as stated in EITF 00-19: Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock (“EITF 00-19”) are met. EITF 00-19 provides that an equity classification is appropriate if the settlement criteria set forth therein for such classification are met and that the additional conditions necessary for equity classification, set forth therein, are also met. Since the liquidated damages under the Registration Rights Agreement could in some cases exceed a reasonable discount for delivering unregistered shares these warrants have been classified as a liability until the earlier of the date the warrants are exercised or expire, as required per paragraphs 14 to 18 of EITF 00-19. Further, in accordance with EITF 00-19, the Company has allocated a portion of the offering proceeds to the warrants based on their fair value.

The Company values the warrants under the Black Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the warrants (five years); no dividends; a risk free rate of return ranging from 4.93% to 5.22%, which equals the five-year yield on Treasury bonds at constant (or fixed) maturity; and volatility of between 186% and 201%. The warrants issued during the prior quarter to investors and the Selling Agent (16,000,000 and 3,200,000, respectively) were initially valued on the date of issue at $1,590,400, which has been recorded as a debit to additional paid in capital to the extent of the net proceeds of $86,163 and the excess of $1,504,237 has been expensed in the statement of operations. The warrants issued during the current quarter to investors and the Selling Agent (65,450,000 and 13,090,000, respectively) were initially valued on the date of issue at $5,510,120, which has been recorded as a debit to additional paid in capital to the extent of the net proceeds of $445,463 and the excess of $5,064,657 has been expensed in the statement of operations.

EITF 00-19 requires that the Company revalue the warrants as a derivative instrument periodically to compute the value in connection with changes in the underlying stock price and other assumptions, with the change in value recorded as interest expense or interest income. Upon the earlier of the warrant exercise or the expiration date, the warrant liability will be reclassified into shareholders’ equity. Until that time, the warrant liability will be recorded at fair value based on the methodology described above. Changes in the fair value during each period will be recorded as other income or other expense. Liquidated damages under the registration rights agreement will be expensed as incurred and will be included in non-operating expenses. As of August 31, 2006, the 81,450,000 (including 16,000,000 issued during the quarter ended May 31, 2006) Investor Warrants and the 16,290,000 (including 3,200,000 issued during the quarter ended May 31, 2006) Agent Warrants were revalued and the change in fair value of these warrants from $7,100,520 to $4,772,970 or $2,327,550 has been recorded as reduction of expense related to fair value of warrant liability in the current quarter.

As described in greater detail in Item 5 of Part II of this Quarterly Report on Form 10-QSB, as of October 12, 2006, subsequent to the balance sheet date, an additional $200,000 of gross proceeds was released to the Company from escrow.

The securities sold in the Offering have not been registered under the Securities Act of 1933, as amended, and were offered and sold in reliance upon the exemption from registration set forth in Section 4(2) thereof and Regulation D, promulgated under the Securities Act. The Company believes that the investors and the selling agent are “accredited investors,” as such term is defined in Rule 501(a) promulgated under the Securities Act.

Exercise of Warrants

The Company reported on May 9, 2006, that it intended to reduce the exercise price on all of its outstanding Class A Warrants. On May 31, 2006 the Company sent a notice to all holders of outstanding Class A Warrants notifying them that it has reduced the exercise price on all outstanding Class A Warrants, of which there were 26,600,000 outstanding, to $0.01 for a period of 30 days. During the quarter ended August 31, 2006, holders of 13,650,000 warrants exercised their warrants and the Company issued an aggregate of 11,884,281 shares of common stock. The Company recorded this as modification of the warrant and the resulting difference of $95,550 between the fair value of the warrant immediately prior to modification and the fair value of the modified warrant as of date of exercise, was recorded as dividend expense. Due to an accumulated deficit, the dividend expense of $95,550 was recorded against additional paid-in capital instead of retained earnings resulting in no impact on additional paid-in capital. In addition, during the current quarter, a holder of 500,000 Bridge warrants exercised them on a cashless basis at an exercise price of $0.025. The Company issued 386,364 shares of common stock to the Bridge warrant holder. The cashless exercises were recorded by accounting for the issue of 12,270,645 shares at the par value in “common stock” with an offset to “Additional Paid in Capital”.

During the quarter ended May 31, 2006, the Company reduced the exercise price on 750,000 and 1,500,000 warrants held by one investor from $.02 and $.03 respectively to $.01 if these were exercised within 30 days and on a cashless basis. The investor exercised the warrants at the reduced price on a cashless basis and the Company issued a total of 1,800,000 shares of common stock. The Company recorded this as modification of the warrant and the resulting difference of $66,750 between the fair value of the warrant immediately prior to modification and the fair value of the modified warrant on the date of exercise was recorded as dividend expense. Due to an accumulated deficit, the dividend expense of $66,750 was recorded against additional paid-in capital instead of retained earnings resulting in no impact on additional paid-in capital. The cashless exercise was recorded by accounting for the issue of 1.8 million shares at the par value in “common stock” with an offset to “Additional Paid in Capital”.

These transactions were consummated in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

5.	RELATED PARTY TRANSACTIONS:

During the year ended November 30, 2005, the Chairman and Chief Executive Officer of the Company made advances to the Company in the aggregate amount of $9,658. These advances are non-interest bearing and are payable upon demand. These have been since paid in 2006. As of the end of this quarter, accounts and advances payable to related parties only consist of consulting fees payable to Dr. Ted Wong in the amount of $37,500 (See Note 7. Employment Agreements Dr. Ted Wong and Part II, Item 1. Legal Proceedings Dr. Matthew Zuckerman).

6.	GOING CONCERN:

The Company has incurred recurring operating losses in each of the periods since Inception (December 23, 2003) to August 31, 2006 aggregating $1,409,250   and has a working capital deficit of $4,674,150 as of August 31, 2006. Excluding the liability for warrants accounted as a derivative, the net working capital is $98,820. The recurring operating losses are due to the Company being in the development stage, and that it has yet to establish commercial operations. The Company has no cash flows from revenues and has been spending available cash on research and development activities and administrative costs.

The Company will need additional capital for its future planned activity and for payment of its current liabilities, which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon sales, the exercising of outstanding warrants, and the proceeds from additional common stock offerings or debt financings. The net proceeds from these sources are expected to meet the Company’s need for the coming year.

If the Company does not obtain additional capital from these sources, other funds will be needed in order to produce other products currently in development. If additional funds are required earlier than anticipated there can be no assurance that the Company will be able to obtain such funds from financial institutions, government funding, the exercise of the warrants, and otherwise on a basis deemed acceptable.

7.	COMMITMENTS AND CONTINGENCIES:

Office Lease

The Company leases office space in Santa Clara, California under an operating lease, with a two year commitment expiring February 29, 2008. The monthly payments of base rent plus operating expenses totaled $24,122 for the nine months ended on August 31, 2006 and $7,718 for the three months ended on August 31, 2006. The Company’s remaining obligations under this lease are $47,923 for the period from September 1, 2006 to February 28, 2008.

Michigan State License Agreement

The Company entered into a technology license agreement with Michigan State University effective as of August 21, 2006. Pursuant to this license agreement, the Company was granted the exclusive world-wide right, subject to certain contractually-defined limitations, to use the licensed technology and rights for commercial purposes in the field of detecting certain selected bacteria. The licensed technology and rights are for a nanoporous silicon-based electrochemical DNA biosensor platform that the Company intends to deploy in biosensor devices. The Company also obtained the right to expand the scope of the licensed rights to utilize the licensed technology for additional fields of use. The license agreement has a term of 15 years or the duration of the patent rights licensed, whichever is longer. In consideration of the licenses granted, the Company agreed to pay the licensor an up-front cash license fee and will pay royalties based on a percentage of the adjusted gross sales derived from commercial applications of the licensed technologies. The Company is required to pay a minimum royalty payments of $10,000 per year commencing in calendar year 2008 through 2012. These minimum royalty payments increase after 2012 as specified in the agreement. These annual minimum fees, may be offset by the earned royalties. The licensor has the right to terminate the license agreement or render the license non-exclusive after three years from the effective date if the Company has not commenced the commercialization of the licensed technology or is not demonstrably engaged in a research, development, manufacturing, marketing or sublicensing program directed toward such end. The licensor may also exercise such rights in the event the Company does not cure a material default of its obligations under the license agreement.

Employment Agreements

During the quarter ended August 31, 2006, the Company entered into three year employment agreements with Ted Wong, Chairman and Chief Executive Officer, and Joshua Moser, Vice President and Chief Operating Officer.

Agreement with Ted Wong

The Company will pay Mr. Wong an annual base salary of $144,000 under the employment agreement and a signing bonus of $40,000. In addition, the Company agrees to pay Mr. Wong a performance bonus of up to a maximum of $50,000 in the event he achieves certain milestones defined in the employment agreement.

In connection with his entering into the employment agreement, the Company awarded Mr. Wong two grants of options, both of which are subject to the approval of the Company's stockholders, of an equity compensation plan to be presented to them at the Company's next stockholders meeting. The initial grant consisted of options to purchase 5,000,000 shares of common stock, all of which shall vest on the six month anniversary of the effective date of the employment agreement. The second grant consists of options to purchase 13,000,000 shares of common stock, which shall vest in equal monthly installments commencing on the six month anniversary date of the employment agreement. Both options shall be exercisable for a period of ten years at a per share exercise price equal to the closing price of the Company's common stock on the effective date of the employment agreement. Furthermore, all of the options granted to Mr. Wong will become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan, in the event of a change of control of the Company or if Mr. Wong is terminated without cause.

If the Company terminates Mr. Wong's employment without "cause" (as defined in the employment agreement), he is entitled to a severance payment of his base salary, at the rate then in effect, for a period of six months. If Mr. Wong's employment is terminated by the Company for "cause", he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

Agreement with Josh Moser

The Company will pay Mr. Moser an annual base salary of $120,000 under the employment agreement. In connection with his entering into the employment agreement, the Company awarded Mr. Moser two grants of options, both of which are subject to the approval of the Company's stockholders of an equity compensation plan to be presented to them at the Company's next stockholders meeting. The initial grant consisted of options to purchase 4,000,000 shares of common stock, all of which shall vest on the six month anniversary of the effective date of the employment agreement. The second grant consists of options to purchase 10,200,000 shares of common stock, which shall vest in equal monthly installments commencing on the six month anniversary date of the employment agreement. Both options shall be exercisable for a period of ten years at a per share exercise price equal to the closing price of the Company's common stock on the effective date of the employment agreement. Furthermore, all of the options granted to Mr. Moser will become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan, in the event of a change of control of the Company or if Mr. Moser is terminated without cause.

If the Company terminates Mr. Moser's employment without "cause" (as defined in the employment agreement), he is entitled to a severance payment of his base salary, at the rate then in effect, for a period of six months. If Mr. Moser's employment is terminated by the Company for "cause", he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

Technical Advisory Board

During the quarter ended August 31, 2006, the Company entered into consulting agreements with five technical consultants. Under the terms of these consulting agreements the Company will pay each individual $1,500 per month and issue each consultant warrants exercisable for 1,000,000 shares of its common stock at a per share exercise price based on the Company’s closing price per share on the date each consulting agreement was executed. These warrants vest on a monthly basis over a twenty-four month period. The Company can terminate these agreements, without cause, by providing two months notice. If the Company terminates these agreements within twenty-four months, then the unvested warrants are cancelled. (See Note 3 for accounting of these warrants). These warrants were issued in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended and the securities were issued without any form of general solicitation or general advertising.

The following table lists the future payments required on the Company’s commitments at August 31, 2006:

OBLIGATIONS	Total	Less than 1 Year	1-3 Years
Office Lease	$47,920	$7,718	$40,202

Technology Licenses	$10,000	$-	$10,000

Employment Agreements	$792,000	$264,000	$528,000

Technical Advisory Board	$165,000	$90,000	$75,000

Total Obligations	$1,014,920	$361,718	$653,202

8.	SIGNIFICANT EVENTS:

Settlement Agreement and General Release

The Company has recorded a total liability of $119,500 for services rendered by three consultants for the period from March 2004 to February 2005. During the current quarter, the Company settled with these consultants for a total amount of $56,500 to be paid in two installments. The first installment of $29,750 was paid during the current quarter and the balance amount is payable from the proceeds of the moneys held in escrow, when released (see under Private Placement in this Note).

The excess accrual of $63,000 between the recorded amount and settled amount of the liability was recorded as a credit to “general and administrative expense” in the quarter ending May 31, 2006 as a change in estimate based on the subsequent settlement in the current quarter.

Non-Executive Compensation Plan

In July 2006, the Company adopted a compensation plan for non-executive members of its board of directors. Under the terms of this arrangement, each non-executive member of the Company’s board of directors shall be paid an annual retainer of $18,000, payable in equal quarterly installments of $4,500; provided, however, that for the initial quarter in which a non-executive director commences service on the board, such director shall receive a prorated fee for such quarter based on the date such service commences, as follows: (a) if service commences during the first month of such fiscal quarter the fee for such quarter shall be $4,500; (b) if service commences during the second month of such fiscal quarter, the fee for such quarter shall be $3,000; and if service commences during the third month of such fiscal quarter, the fee for such quarter shall be $1,500.

In addition, subject to the approval of the Company’s stockholders’, effective on July 7, 2006, each non-executive director shall be awarded, on the date such person commences service as a director, an option to purchase 2,000,000 shares of the Company’s common stock, exercisable for a period of ten years at a price per share equal to the closing price of the Company’s common stock on the date of grant and which options shall vest as follows: 50% on the first anniversary of the date that the individual commences service as a member of the board with the remaining 50% vesting on the second anniversary of such date. In addition, but also subject to shareholder approval, each non-executive director will also be entitled to receive an annual formula grant of options for each year of service on our board equal to the quotient obtained by dividing the annual cash retainer paid to a non-employee director during such fiscal year (not including any additional fees which may be paid for service as a member of Chairman of any committee of the Board of Directors) by the fair market value of the shares on the grant date ( pro rata in the case the director served for less than the entire year prior to such grant date).

New Director

In July 2006, the Company’s board of directors appointed Robert Baron as a non-executive member of its board of directors.

9.	SUBSEQUENT EVENTS:

Second Notice to Class A Warrant Holders and Exercise of Class A Warrants

On or around September 7, 2006, subsequent to the quarter end, the Company sent a notice to all holders of its outstanding Class A Warrants notifying them that the Company has reduced the exercise price on all of its Class A Warrants, of which there were 12,950,000 outstanding, to $0.01 for a period of 45 days. At the end of such 45 day period, the exercise price of the Class A Warrants will reset to its current price of $0.03 per share. The dividend expense, if any, on account of reduction of the exercise price of the warrants will be accounted in the next quarter. Subsequent to the end of quarter ended August 31, 2006, holders of all of the remaining Class A Warrants have exercised their warrants on a cashless basis and the Company issued an aggregate of 10,281,053 shares of Common Stock to such holders. These transactions were consummated in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

Pohang University License Agreement

Subsequent to the quarter end, the Company entered into a technology license agreement with Pohang University of Science and Technology effective as of September 11, 2006. Pursuant to this license agreement, the Company was granted the exclusive world-wide right, subject to certain contractually-defined limitations, to use the licensed technology and rights for commercial purposes in the field of use of detecting targeted agents for Homeland Security and Environmental Protection Agency applications. The licensed technology and rights relate to the development of carbon nanotube sensor platforms that the Company intends to deploy in sensor devices. The license agreement has a term of 15 years or the duration of the patent rights licensed, whichever is longer. In consideration of the licenses granted, the Company agreed to pay the licensor an up-front cash license fee and will pay royalties based on a percentage of the adjusted gross sales derived from commercial applications of the licensed technologies. Commencing in 2008 and for the duration of the term of the agreement, the Company will be obligated to pay the licensor an annual minimum fee, which fee may be offset by the earned royalties. The licensor has the right to terminate the license agreement or render the license non-exclusive after three years from the effective date if the Company has not commenced the commercialization of the licensed technology or is not demonstrably engaged in a research, development, manufacturing, marketing or sublicensing program directed toward such end. The licensor may also exercise such rights in the event the Company does not cure a material default of its obligations under the license agreement.

Release of Additional Funds from Escrow

Effective October 12, 2006, the holders of $200,000 of units sold in the Company’s recent private placement agreed to waive the escrow conditions applicable to such units and released $200,000 of funds from escrow to us as of such date. Accordingly, we issued these holders an aggregate of 20,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock exercisable for a period of five years at a per share exercise price of $0.04. In addition, we paid additional commissions of $20,000 to the selling agents in the private placement and issued them 4,000,000 Agent Warrants. Each Agent Warrant is to be issued to the Selling Agent for $.0001 and the warrant is exercisable into one common share and one warrant at $.01 each. The additional warrant is further convertible into common shares at $.01 each. Both warrants are exercisable for five years.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations. Article VI of our bylaws provides that we shall indemnify any and all of our directors or officers or former directors or officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been a director or officer of our company or such other corporation, except in relation to matters as to which any such person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct, in the performance of duty. The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by NanoSensors, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$2,060 .75
Printing and Engraving Expenses	3,000 .00
Accounting Fees and Expenses	15,000 .00
Legal Fees and Expenses	50,000 .00
Miscellaneous	2,800 .00

Total	$72,860 .75

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

All share and per share data in this section, unless otherwise noted, give retroactive effect to the 10 for 1 forward split declared on January 12, 2006.

In December 2003, we issued 50,000,000 founders shares to Dr. Ted Wong, valued at $0.0001 per share, for services related to our business. We issued 50,000,000 founders shares to Dr. Matthew Zuckerman, valued at $0.0001 per share, in connection with the License Agreement entered into between us and Axiom Corp. and Dr. Zuckerman. In February 2004, we issued 62,500,000 founders shares at $0.0001 per share to Meyers Associates L.P. and its affiliates, for services related to us. We believe that issuance of the shares did not require registration under the Act pursuant to the exemption available under Section 4(2) of the Act. There was no underwriter or placement agent involved in the transaction.

In January 2004, we borrowed $30,000 with interest at 10% per annum from Dr. William Chua, an unaffiliated lender which was repaid in August 2004. The lender received 750,000 shares of Common Stock and warrants to purchase 750,000 shares of Common Stock exercisable at $.02 per share for three years and an unaffiliated third party Paul Lo received 75,000 shares of Common Stock and Warrants to purchase 75,000 shares of Common Stock in consideration of his introduction of Dr. Chua to us. On January 17, 2005, the same lender was issued in consideration of a further loan of $30,000, 1,500,000 shares of Common Stock and Warrants to purchase an additional 1,500,000 shares at an exercise price of $.03 per share. All loan proceeds were used for administrative expenses and research and development expenditures.

In February 2004, we sold an aggregate of $100,000 of units to two accredited investors pursuant to a private placement. Each unit consisted of $50,000 principal amount of 10% subordinated promissory notes and warrants to purchase 500,000 shares of common stock of the registrant. Interest on each note (the “Bridge Notes”) accrued at a rate of 10% per annum and the Bridge Notes were to mature on August 15, 2004, or upon completion of a private placement of at least $500,000. The warrants are exercisable for five years at a price of $.025 per share. Payment of the Bridge Notes was guaranteed by our two founders. In connection with our completion of the private placement described in subsection below, the two investors elected to convert their notes into units in such subsequent private placement. The registrant used the proceeds of these loans for development of its initial proposed products, marketing, business development and general and administrative expenses. The registrant believes that issuance of the notes, warrants and shares issued upon conversion of the notes did not require registration under the Securities Act of 1933, as amended (the “Act”), pursuant to an exemption available under the provision of Section 4(2) under the Act. Meyers Associates L.P. acted as placement agent in the offering and received a 10% sales commission and a 3% non-accountable expense allowance.

In April and May 2004, the registrant sold an aggregate of 1,000,000 founders’ shares at a price equal to $0.005 per share pursuant to a private placement under Rule 504 of Regulation D promulgated under the Act. Of the total purchase price of $5,000, $4,400 was evidenced by promissory notes which were paid after April 30, 2004. There was no underwriter or placement agent involved in the transaction.

In April 2004, we entered into a Placement Agent Agreement with an investment banking firm, Meyers Associates, LP, to privately offer and sell on a “best efforts” basis, $550,000 of our securities in a private offering the “April 2004 Private Placement.” The private placement of units each consisted of ten shares of common stock and one Class A Warrant to purchase ten shares of Common Stock for five years at $.03 per share. On April 26, 2004, we closed on the entire $550,000 of private placement units and issued 27,500,000 units to four accredited investors. The Bridge Notes were repaid at the closing of the private placement. The $363,000 of net proceeds (after repayment of $100,000 of Bridge Notes) were used for technology and product development, marketing, business development and general and administrative expenses. The bulk of the development work, to date, has been on sensor technology development, including the development of the porous silicon sensor. For its services, the placement agent received a sales commission of $55,000 and a $16,500 non-accountable expense allowance. In addition, the placement agent received warrants to purchase an aggregate of 13,750,000 units, substantially similar to the units issued in the private placement for five years. On July 21, 2006 we agreed with Meyers Associates on an amendment to the Unit Purchase Option to clarify the circumstances under which adjustments to the exercise price and number of shares issuable pursuant to the anti-dilution provisions of the Unit Purchase Option and the underlying warrants may be made.

In December 2003, we borrowed $80,000 from Austin E. Hills, an unaffiliated lender, which note matures on January 20, 2005, with interest of $2,500 due by February 20, 2004. In February 2004, we borrowed an additional $40,000 from Austin E. Hills with interest of $1,500 due by March 9, 2004. Mr. Hills received an aggregate of 2,000,000 shares of Common Stock from the registrant in connection with the making of these loans and 1,000,000 shares issued in consideration of his agreement to convert these loans. The proceeds of these two loans were used for administrative expenses and research and development expenditures.

In August 2004, we issued: (i) 4,125,000 shares of Common Stock to Austin E. Hills, at $.02 per share, in cancellation of the December 2003 promissory note plus $2,500 of accrued interest; and (ii) 2,075,000 shares of Common Stock to Austin E. Hills at $.02 per share, in cancellation of the February 2004 promissory note plus $1,500 of accrued interest. The registrant believes that issuance of the shares did not require registration under the Act pursuant to the exemption available under Section 4(2) of the Act. There was no underwriter or placement agent involved in the transaction.

On November 10, 2005, we closed on an offering of 250,000 units, or an aggregate of $250,000, with each Unit consisting of ten shares of common stock, par value $.001 and one five year warrant to purchase ten shares of Common Stock at an exercise price of $.225 per share. As consideration for acting as financial consultant to us in this offering, Meyers Associates received a lump sum financial advisory fee of $10,000 plus reimbursement of certain reasonable expenses in lieu of any and all other compensation which had been due under the Placement Agent Agreement dated April 2004. The $225,000 of net proceeds are being used for working capital including the Chief Executive Officer’s salary and payment of certain past due accounts payable. We have also issued this investor warrants to purchase an additional 500,000 shares of common stock pursuant to the registration rights obligations set forth in the securities purchase agreement since we were not able to timely comply with our filing obligations thereunder.

On December 16, 2005, a Definitive Information Statement on Schedule 14C was mailed to shareholders of record as of December 5, 2005, to notify shareholders of (i) the amendment to our Articles of Incorporation to increase in the number of authorized shares from 50 million to 500 million shares of Common Stock and to authorize 20 million shares of Serial Preferred Stock, $.001 par value, and (ii) our decision to effect a 10 for 1 forward stock split in which we would issue ten (10) shares of Common Stock (consisting of 9 additional shares) for every one share of Common Stock outstanding as of January 12, 2006. We effected this forward stock split as of January 26, 2006 and it was effective on the OTCBB as of January 27, 2006. Upon the effectiveness of the forward split, the number of shares of Common Stock deemed to be issued and outstanding increased from 20,642,500 to 206,425,000.

During the quarter ended February 28, 2006, we issued 500,000 shares of common stock on the exercise of warrants at $0.025 per share for proceeds of $12,500, and another 900,000 shares of common stock on the exercise of warrants at $0.030 per share for proceeds of $27,000. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as they were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On May 11, 2006, we commenced a private offering of up to $1,750,000 of our securities, consisting of shares of Common stock and Common Stock Purchase Warrants. During the quarter ended May 31, 2006, we issued an aggregate of 16,000,000 shares of Common Stock and 16,000,000 Warrants in connection with this private offering. The warrants are exercisable for a five year period at an exercise price of $0.04 per share. After payment of commissions and expenses associated with this closing, we received net proceeds of $102,163. We also issued an aggregate of 3,200,000 warrants to the selling agents at this closing, which agent warrants are exercisable at $0.01 per share for a period of five years from the effective date of the registration statement contemplated by the Registration Rights Agreement we entered into in the private placement and the underlying warrants are also exercisable at $0.01 per share for a period of five years from issuance.

In June 2006, we held two additional closings in this private placement of units and including the first closing held in May 2006, as described above, we raised total proceeds of $1,729,500 from the sale of a total number of units consisting of 172,950,000 shares of common stock and five-year warrants to purchase 172,950,000 shares of common stock at an exercise price of $0.04 per share. Each unit was sold at a price of $50,000. Pursuant to the Securities Purchase Agreement, we agreed that 60% of the gross proceeds will remain in escrow until the registration statement contemplated by the Registration Rights Agreement is declared effective by the Securities and Exchange Commission and we obtain shareholder approval to increase our authorized capital. However, investors purchasing $204,500 of units in the final closing waived this escrow requirement and authorized the release of their entire investment to us. Of the escrow amount, $25,000 which represented excess moneys sent by one investor was refunded in June 2006. Further, in October 2006, the holders of $200,000 of units agreed to waive the escrow conditions applicable to such units and released $200,000 of funds from escrow to us as of such date and we issued these holders an aggregate of 20,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock. Accordingly, of the total proceeds received, $715,000 is being retained in escrow until we satisfy these post-closing covenants. To date, the aggregate gross offering proceeds released to us is $1,014,500, and the net proceeds to us, after payment of expenses and commissions, was approximately $825,000. We intend to use the offering proceeds for working capital and payment of accrued compensation.

 On December 13, 2006, our stockholders approved an amendment to our Articles of Incorporation in order to increase our number of authorized shares of shares of common stock to 950,000,000 shares in accordance with the post-closing covenant required in this financing and we filed the Certificate of Amendment to our Articles of Incorporation with the State of Nevada on such date. Accordingly, we now have a sufficient number of authorized shares of common stock in order to enable us to issue the additional securities sold to the investors in this private placement following the effectiveness of this registration statement and all of the shares of common stock covered by the prospectus contained in this registration statement are authorized for issuance.

To date, we have paid total commissions of $101,450 to the selling agent and issued unit purchase warrants (a “Unit Warrant”) to the selling agents to purchase 20,290,000 units of our securities, with each unit consisting of one share common stock and one common stock purchase warrant (which, on a fully-diluted basis, would result in the issuance of an aggregate of 40,580,000 shares of common stock upon exercise). These Unit Warrants are immediately exercisable at $0.01 per unit and expire five years from the effective date of the registration statement contemplated by the Registration Rights Agreement we entered into in the private placement and the underlying warrants are also exercisable at $0.01 per share for a period of five years from such date.

Accordingly, in this private placement, we have issued to date an aggregate of 101,450,000 shares of common stock and warrants to purchase 101,450,000 shares of common stock to the investors, including the securities issued at the first closing. We will issue an additional 71,500,000 shares of common stock and warrants to purchase 71,500,000 shares of common stock to the investors upon our satisfaction of the remaining post-closing covenant. In addition, assuming we are able to satisfy this post-closing covenant, we will issue an additional 14,300,000 Unit Warrants to the selling agents (which, on a fully-diluted basis, would result in the issuance of an aggregate of 28,600,000 shares of common stock upon exercise) and pay commissions to the selling agents of $71,500 upon the release of the remaining funds from escrow. If we are unable to satisfy this covenant, the investors have the right to demand the return of the funds held in escrow.

For the quarter ended May 31, 2006, we issued 1,800,000 shares of common stock on the exercise of 2,250,000 warrants, on a cashless basis, at an exercise price of $0.01 per share. In July 2006, holders of an aggregate of 12,150,000 warrants exercised those securities, on a cashless basis, at an exercise price of $0.01, pursuant to which we issued a total of 10,600,978 shares of common stock. These transactions were consummated in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

During the quarter ended August 31, 2006, we issued warrants exercisable for 1,000,000 shares of our common stock to each of the five consultants that we appointed to our technical advisory board, and to a consultant we engaged to provide us with internal accounting services. The warrants are exercisable for a period of five years at a per share exercise price based on our closing price per share on the date each agreement was executed. These warrants vest on a monthly basis over a twenty-four month period. These warrants were issued in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended and the securities were issued without any form of general solicitation or general advertising.

During the quarter ended August 31, 2006, we issued warrants to purchase 500,000 shares of our common stock to the investor in our November 2005 financing pursuant to the liquidated damages penalty provision of the subscription agreement entered into between us and the investor. The warrants are exercisable at a per share exercise price of $0.01 and are exercisable for a period of five years. These warrants were issued in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended and the securities were issued without any form of general solicitation or general advertising.

In September 2006, we issued warrants exercisable for 2,000,000 shares of our common stock to Accrescent Research to assist in the development of marketing and business strategies. These warrants are exercisable at a per share exercise price based on our closing price per share on the date that the consultant was engaged and vest on a monthly basis over a twenty-four month period. These warrants were issued in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended and the securities were issued without any form of general solicitation or general advertising.

During the quarter ended August 31, 2006, holders of 13,650,000 Class A warrants exercised those securities, on a cashless basis, at reduced exercise price of $0.01, pursuant to which we issued a total of 11,884,281 shares of common stock. In addition, a holder of 500,000 Bridge warrants exercised securities on a cashless basis, at an exercise price of $0.025, pursuant to which we issued a total of 386,364 shares of common stock. These transactions were consummated in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

In September 2006, holders of an aggregate of 12,950,000 Class A warrants exercised those securities, on a cashless basis, at an exercise price of $0.01, pursuant to which we issued a total of 10,281,053 shares of common stock. These transactions were consummated in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

On August 3, 2006, the Board approved a grant of options to our Chief Executive Officer, subject to the approval of our stockholders of the 2006 Equity Incentive Plan, which was obtained on December 13, 2006. The grant consisted of (a) options to purchase 5,000,000 shares of common stock, all of which shall vest on the six month anniversary of the of the date of grant, and (b) options to purchase 13,000,000 shares of common stock, which shall vest in equally monthly installments commencing on the six month anniversary date of the date of grant. Both options shall be exercisable for a period of ten years at a per share exercise price of $0.049.

On August 3, 2006, the Board approved a grant of options to our Chief Operating Officer, subject to the approval of our stockholders of the 2006 Equity Incentive Plan, which was obtained on December 13, 2006. The grant consisted of (a) options to purchase 4,000,000 shares of common stock, all of which shall vest on the six month anniversary of the effective date of grant, and (b) options to purchase 10,200,000 shares of common stock, which shall vest in equally monthly installments commencing on the six month anniversary date of the date of grant. Both options shall be exercisable for a period of ten years at a per share exercise price of $0.049.

On July 10, 2006, the Board approved the grant of 2,000,000 options to our non-executive director in connection with his election to the Board, subject to the approval of our stockholders of the 2006 Equity Incentive Plan, which was obtained on December 13, 2006. These options are exercisable for a period of ten years at an exercise price equal of $0.05 and vest 50% on the first anniversary of the issue date and the balance on the second anniversary of such date. In addition, our non-executive director received an automatic formula grant of 421,348 options under the 2006 Equity Incentive Plan as of December 1, 2006 and effective on December 13, 2006. These formula options are exercisable for a period of ten years at an exercise price equal of $0.0178 and are immediately vested.

Each of the foregoing issuances of stock options is exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering as the recipients will have acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

ITEM 27. EXHIBITS

(a)      Exhibits, including those incorporated by reference.

Exhibit Number	Description
3.1	Articles of Incorporation, as amended (incorporated by reference herein to Exhibit 3.1 to Form SB-2 filed on July 23, 2004 ).

3.2	Certificate of Amendment to Articles of Incorporation, as amended (incorporated by reference herein to Exhibit 3.1 to Current Report on Form 8-K dated December 13, 2006).

3.3	Amended Bylaws (incorporated by reference herein to Exhibit 3.1 to Form 8-K filed on August 9, 2006).

4.1	Specimen common stock certificate (incorporated by reference herein to Exhibit 4.1 to Form SB-2 filed on July 23, 2004).

4.2	Specimen Bridge Warrant certificate (incorporated by reference herein to Exhibit 4.2 to Form SB-2 filed on July 23, 2004).

4.3	Specimen Warrant certificate from 2004 Private Placement (incorporated by reference herein to Exhibit 4.3 to Form SB-2 filed on July 23, 2004).

4.4	Specimen Placement Agent Unit Purchase Option certificate from 2004 Private Placement (incorporated by reference herein to Exhibit 4.4 to Form SB-2 filed on July 23, 2004).

4.5	Registration Rights Agreement included in form of 2004 Subscription Agreement (incorporated by reference herein to Exhibit 4.5 to Form SB-2/A filed on October 29, 2004).

4.6	Form of Investor Warrant issued in connection with the 2006 Private Placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed June 27, 2006).

4.7	Form of Agent Warrant issued in connection with the sale of the 2006 Private Placement (incorporated by reference herein to Exhibit 4.7 to Form SB-2 filed on August 1, 2006).

4.8	Form of Common Stock Purchase Warrant issued in November 2005 Private Placement (incorporated by reference herein to Exhibit 4.8 to Form SB-2 filed on August 1, 2006).

4.9	Amendment to Unit Purchase Option dated July 21, 2006 (incorporated by reference herein to Exhibit 1 to Schedule 13D/A-1 filed by Bruce Meyers and Meyers Associates LP on July 27, 2006).

5.1	Opinion of Goldstein & DiGioia LLP.*

10.1
Placement Agent Agreement dated as of April 20, 2004, by and between NanoSensors, Inc. and Meyers Associates, L.P. (incorporated by reference herein to Exhibit 10.1 to Form SB-2 filed on July 23, 2004).

10.2
License Agreement dated December 11, 2003 by and between NanoSensors, Inc. and Axiom Corp. and Matthew Zuckerman. (incorporated by reference herein to Exhibit 10.2 to Form SB-2 filed on July 23, 2004 ).

10.3	Consulting Agreement dated December 9, 2003 by and between NanoSensors, Inc. and Axiom Corp. (incorporated by reference herein to Exhibit 10.3 to Form SB-2 filed on July 23, 2004).

10.4	Consulting Agreement dated September 1, 2003 by and between NanoSensors, Inc. and Ted Wong. (incorporated by reference herein to Exhibit 10.4 to Form SB-2 filed on July 23, 2004 ).

10.4	Lease dated February 12, 2004 between Koll/Intereal Bay Area, as Landlord, and NanoSensors, Inc. as Tenant. (incorporated by reference herein to Exhibit 10.5 to Form SB-2 filed on July 23, 2004 ).

10.4.1	Amendment to Lease dated June 1, 2006 (incorporated by reference herein to Exhibit 10.1 to Form SB-2/A filed on October 29, 2004.).

10.5	Subscription Agreement dated as of November 10, 2005 (incorporated by reference herein to Exhibit 10. 5 to Form SB-2 filed on August 1, 2006).

10.6	Form of Securities Purchase Agreement between NanoSensors, Inc. and Investors in 2006 Private Placement (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed June 27, 2006).

10.7	Form of Registration Rights Agreement between NanoSensors, Inc. and Investors in 2006 Private Placement (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed June 27, 2006).

10.8	Amendment to Office lease dated June 1, 2006 (incorporated by reference herein to Exhibit 10.3 to Quarterly Report on Form 10-QSB for quarter ended the May 31, 2006).

10.9	Employment Agreement between the Registrant and Ted L. Wong (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed August 9, 2006).

10.10	Employment Agreement between the Registrant and Joshua Moser (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed August 9, 2006).

10.11	Technology License Agreement with Michigan State University (incorporated by reference herein to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended August 31, 2006).

10.12
Technology License Agreement with Pohang University of Science and Technology (incorporated by reference herein to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended August 31, 2006).

10.13	2006 Equity Incentive Plan and Form of Stock Option Award to be Issued Pursuant to such Plan (incorporated by reference herein to Exhibit B to definitive Proxy Statement, dated November 10, 2006).

23.1	Consent of Goldstein & DiGioia LLP (included in Exhibit 5.1).*

23.2	Consent of Lazar, Levine & Felix LLP.*

23.3	Consent of Madsen & Associates, LLP*

* Filed herewith.

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on December 18, 2006.

NANOSENSORS, INC.

By:	/s/ Ted L. Wong
Ted L. Wong Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Ted L. Wong	Chief Executive Officer, Chief Financial Officer and	December 18, 2006
Ted L. Wong	Director (Principal Executive and Financial Officer)

/s/ Robert A. Baron	Director	December 18, 2006
Robert A. Baron

EXHIBIT INDEX

3.1	Articles of Incorporation, as amended (incorporated by reference herein to Exhibit 3.1 to Form SB-2 filed on July 23, 2004).

3.2	Certificate of Amendment to Articles of Incorporation, as amended (incorporated by reference herein to Exhibit 3.1 to Current Report on Form 8-K dated December 13, 2006).

3.3	Amended Bylaws (incorporated by reference herein to Exhibit 3.1 to Form 8-K filed on August 9, 2006).

4.1	Specimen common stock certificate (incorporated by reference herein to Exhibit 4.1 to Form SB-2 filed on July 23, 2004).

4.2	Specimen Bridge Warrant certificate (incorporated by reference herein to Exhibit 4.2 to Form SB-2 filed on July 23, 2004).

4.3	Specimen Warrant certificate from 2004 Private Placement (incorporated by reference herein to Exhibit 4.3 to Form SB-2 filed on July 23, 2004).

4.4	Specimen Placement Agent Unit Purchase Option certificate from 2004 Private Placement (incorporated by reference herein to Exhibit 4.4 to Form SB-2 filed on July 23, 2004).

4.5	Registration Rights Agreement included in form of 2004 Subscription Agreement (incorporated by reference herein to Exhibit 4.5 to Form SB-2/A filed on October 29, 2004).

4.6	Form of Investor Warrant issued in connection with the 2006 Private Placement (incorporated by reference herein to Exhibit 4.1 to Form 8-K filed June 27, 2006).

4.7	Form of Agent Warrant issued in connection with the sale of the 2006 Private Placement (incorporated by reference herein to Exhibit 4.7 to Form SB-2 filed on August 1, 2006).

4.8	Form of Common Stock Purchase Warrant issued in November 2005 Private Placement (incorporated by reference herein to Exhibit 4.8 to Form SB-2 filed on August 1, 2006).

4.9	Amendment to Unit Purchase Option dated July 21, 2006 (incorporated by reference herein to Exhibit 1 to Schedule 13D/A-1 filed by Bruce Meyers and Meyers Associates LP on July 27, 2006).

5.1	Opinion of Goldstein & DiGioia LLP.*

10.1
Placement Agent Agreement dated as of April 20, 2004, by and between NanoSensors, Inc. and Meyers Associates, L.P. (incorporated by reference herein to Exhibit 10.1 to Form SB-2 filed on July 23, 2004).

10.2
License Agreement dated December 11, 2003 by and between NanoSensors, Inc. and Axiom Corp. and Matthew Zuckerman. (incorporated by reference herein to Exhibit 10.2 to Form SB-2 filed on July 23, 2004 ).

10.3	Consulting Agreement dated December 9, 2003 by and between NanoSensors, Inc. and Axiom Corp. (incorporated by reference herein to Exhibit 10.3 to Form SB-2 filed on July 23, 2004).

10.4	Consulting Agreement dated September 1, 2003 by and between NanoSensors, Inc. and Ted Wong. (incorporated by reference herein to Exhibit 10.4 to Form SB-2 filed on July 23, 2004 ).

10.4	Lease dated February 12, 2004 between Koll/Intereal Bay Area, as Landlord, and NanoSensors, Inc. as Tenant. (incorporated by reference herein to Exhibit 10.5 to Form SB-2 filed on July 23, 2004 ).

10.4.1	Amendment to Lease dated June 1, 2006 (incorporated by reference herein to Exhibit 10.1 to Form SB-2/A filed on October 29, 2004.).

10.5	Subscription Agreement dated as of November 10, 2005 (incorporated by reference herein to Exhibit 10. 5 to Form SB-2 filed on August 1, 2006).

10.6	Form of Securities Purchase Agreement between NanoSensors, Inc. and Investors in 2006 Private Placement (incorporated by reference herein to Exhibit 10.1 to Form 8-K filed June 27, 2006).

10.7	Form of Registration Rights Agreement between NanoSensors, Inc. and Investors in 2006 Private Placement (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed June 27, 2006).

10.8	Amendment to Office lease dated June 1, 2006 (incorporated by reference herein to Exhibit 10.3 to Quarterly Report on Form 10-QSB for quarter ended the May 31, 2006).

10.9	Employment Agreement between the Registrant and Ted L. Wong (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed August 9, 2006).

10.10	Employment Agreement between the Registrant and Joshua Moser (incorporated by reference herein to Exhibit 10.2 to Form 8-K filed August 9, 2006).

10.11	Technology License Agreement with Michigan State University (incorporated by reference herein to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended August 31, 2006).

10.12
Technology License Agreement with Pohang University of Science and Technology (incorporated by reference herein to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended August 31, 2006).

10.13	2006 Equity Incentive Plan and Form of Stock Option Award to be Issued Pursuant to such Plan (incorporated by reference herein to Exhibit B to Definitive Proxy Statement, dated November 10, 2006).

23.1	Consent of Goldstein & DiGioia LLP (included in Exhibit 5.1).*

23.2	Consent of Lazar, Levine & Felix LLP.*

23.3	Consent of Madsen & Associates, LLP*

* Filed herewith.